UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K
ANNUAL REPORT
(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2008
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                       to
Commission file number 1-5805

A.	Full title of the plan and the address of the plan, if different from that of issuer named below:
THE JPMORGAN CHASE 401(k) SAVINGS PLAN
B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
JPMORGAN CHASE & CO.
270 Park Avenue
New York, New York 10017

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Table of Contents

Page
Number(s)
Report of Independent Registered Public Accounting Firm	3

Financial statements:
Statements of Net Assets Available for Benefits as of December 31, 2008 and 2007	4
Statements of Changes in Net Assets Available for Benefits for the years ended December 31, 2008 and 2007	5

Notes to financial statements	6 – 17

Supplemental schedules:
Schedule of assets (held at end of year) at December 31, 2008	18 – 60
Schedule of assets (acquired and disposed of within year) for the year ended December 31, 2008	61 – 76
Schedule of reportable transactions at December 31, 2008	77

Index to Exhibit	78

Signature of Principal Accounting Officer	79

Exhibit	80

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Report of Independent Registered Public Accounting Firm
To the Participants and Plan Administrator of
  The JPMorgan Chase 401(k) Savings Plan:
We have audited the accompanying statements of net assets available for benefits of The JPMorgan Chase 401(k) Savings Plan (the “Plan”) as of December 31, 2008 and 2007, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2008 and 2007, and the change in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of (1) assets (held at end of year) as of December 31, 2008, (2) assets both acquired and disposed of within the plan year for the year ended December 31, 2008, and (3) reportable transactions for the year ended December 31, 2008, are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplementary schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ Meaden & Moore, Ltd.
Cleveland, Ohio
June 17, 2009

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Statements of Net Assets Available For Benefits
As of December 31, 2008 and 2007

	2008	2007
Assets:
Investments:
JPMorgan Chase & Co. and other common stocks	$3,476,427,864	$5,248,585,704
Common/collective trust funds	2,420,105,066	2,853,475,127
Synthetic guaranteed investment contracts	1,846,566,762	1,773,701,660
Registered investment companies (mutual funds)	1,380,552,396	1,924,753,538
Corporate debt instruments	779,137,921	879,220,618
U.S. government-sponsored enterprise obligations	445,215,659	179,096,363
Loans to plan participants	332,562,740	303,212,236
U.S. government and federal agency obligations	272,111,103	241,204,808
Derivative receivables	92,405,401	240,752,897
Other	39,547,727	40,405,401

Total investments	11,084,632,639	13,684,408,352

Due from brokers for investment securities sold	66,161,772	14,699,092
Participants’ contributions receivable	18,376,588	20,429,841
Dividends and interest receivable	13,583,700	14,364,839
Contributing employers’ contributions receivable	10,089,195	30,987,640
Other receivables	2,378,982	2,520,809
Cash	—	6,037,945

Total assets	11,195,222,876	13,773,448,518

Liabilities:
Payable for securities and interest purchased	329,853,239	251,353,245
Payable under securities lending agreements	234,418,092	267,657,594
Derivative payables	113,312,702	157,811,181
Cash overdraft	8,790,815	—
Accrued expenses	759,107	1,419,771
Other	131,662	—

Total liabilities	687,265,617	678,241,791

Net assets available for benefits reflecting all investments at fair value	10,507,957,259	13,095,206,727
Adjustment from fair value to contract value for fully benefit-responsive synthetic guaranteed investment contracts	263,118,944	50,548,076

Net assets available for benefits	$10,771,076,203	$13,145,754,803

The accompanying notes to financial statements are an integral part of these statements.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Statements of Changes in Net Assets Available for Benefits
For the Years Ended December 31, 2008 and 2007

	2008	2007
Contributions:
Participants	$573,796,862	$574,073,083
Employers	252,109,816	269,796,521
Rollovers	85,644,358	138,858,822

Total contributions	911,551,036	982,728,426

Investment activities:
Dividends from JPMorgan Chase & Co. common stock	110,441,713	109,923,041
Other dividends	128,885,415	188,643,896
Interest	117,206,842	127,763,468
Net (depreciation) appreciation in fair value of investments	(3,377,510,363)	(167,963,156)

(Decrease) increase in net assets available for benefits derived from investment activities	(3,020,976,393)	258,367,249

Other income	6,150,336	538,993

Deductions:
Benefits paid to participants	(1,087,466,222)	(1,269,468,194)
Expenses	(10,505,154)	(11,761,985)

Total deductions	(1,097,971,376)	(1,281,230,179)

Net change during the year	(3,201,246,397)	(39,595,511)

Transfers from other plans	826,567,797	3,006,508
Net assets available for benefits, beginning of year	13,145,754,803	13,182,343,806

Net assets available for benefits, end of year	$10,771,076,203	$13,145,754,803

The accompanying notes to financial statements are an integral part of these statements.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
1.	Description of the Plan
          The JPMorgan Chase 401(k) Savings Plan (“Plan”) is a defined contribution plan sponsored by JPMorgan Chase Bank, National Association (“JPMorgan Chase Bank, N.A.”), a national banking association with branches in 23 states, and a wholly-owned bank subsidiary of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”).
          On May 30, 2008, a wholly-owned subsidiary of JPMorgan Chase merged with and into The Bear Stearns Companies Inc (“Bear Stearns”), with Bear Stearns continuing as the surviving corporation and a subsidiary of JPMorgan Chase. Effective as of October 31, 2008, the Bear Stearns retirement plans were merged into the Plan.
          The following is a general description of the Plan. Participants should refer to the Plan document for a more complete description of the Plan.
          General
          The Plan enables eligible employees of JPMorgan Chase and certain of its affiliated companies to fund an account, the value of which is to be applied for their benefit upon retirement or termination of employment. All amounts contributed to a Participant’s account under the Plan are held in a trust fund (“Trust Fund”).
          The Plan is administered by the Plan Administrator who is appointed by the Board of Directors of JPMorgan Chase or JPMorgan Chase Bank, N.A. The Plan complies with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is designed to comply with Section 404(c) of ERISA and the related regulations. As a result, the Plan’s fiduciaries may be released from liability for any losses that result from the Participant’s individual investment decisions.
          Eligibility
          Full-time employees are eligible to enroll in the Plan as of their first day of employment. Part-time employees are eligible to participate after completing 90 days of service. Generally, any employee who is employed on an hourly, occasional, casual, temporary, seasonal, intern, or retainer basis, or an individual who is on a non-U.S. dollar payroll, or any individual who would be deemed to be an employee of a contributing employer (“Contributing Employer”) under the employee leasing provisions of Section 414(n) of the Internal Revenue Code of 1986, as amended (“Code”), is not eligible to participate in the Plan.
          Contributions
          Participant Contributions
          The Plan allows an eligible employee (a “Participant”) to defer on a pre-tax and/or Roth 401(k) basis through payroll deductions up to 50% (in 1% increments) of their eligible compensation per pay period subject to certain legal limitations (“Deferred Contributions”). Eligible compensation generally means base salary plus applicable job differential pay (i.e., shift pay). In certain situations, eligible compensation includes other cash earnings (e.g., commissions, draws, and overrides) paid under certain plans that provide compensation in lieu of base salary. Eligible compensation excludes overtime, bonuses, special pay, or any other additional compensation and is not reduced by pre-tax contributions under this Plan and under certain other plans. The maximum annual eligible compensation under the Plan may not exceed the applicable statutory limit. In addition, Participants who are age 50 or older are permitted to make additional Deferred Contributions known as “catch-up” contributions.
          Employer Matching Contributions
          Generally, except as discussed below, each Contributing Employer makes a matching contribution (“Matching Contributions”) on behalf of each Participant who has completed one year of service in an amount equal to 100% of such Participant’s Deferred Contributions up to 5% of such Participant’s eligible compensation each pay period. Participants whose annual total cash compensation is $250,000 or more are not eligible to receive Matching Contributions. This determination is made each August 1 and applies for the next succeeding calendar year.
          Effective May 1, 2009, the Firm amended the employer Matching Contributions feature of the Plan to provide that: (i) for employees earning $50,000 or less, Matching Contributions will be based on their contributions to the Plan, but not to exceed 5% of their eligible compensation (e.g., base pay) and (ii) for employees earning more than $50,000 per year, Matching Contributions will be made at the discretion of the Firm’s management, depending on the Firm’s earnings for the year. Any such Matching Contributions will be made on an annual basis, following the end of the calendar year, to eligible Participants who are employed by the Firm at the end of such year. Employees earning total annual cash compensation of $250,000 or more will continue to be ineligible for Matching Contributions.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
          A Participant may elect to have 100% of their Matching Contributions invested in the same manner as their Deferred Contributions. If a Participant fails to make such an election, Matching Contributions will be invested in the Plan’s JPMorgan Chase Common Stock Fund.
          Employer Non-Matching Contributions
          JPMorgan Chase Bank, N.A., on behalf of each Contributing Employer, granted a discretionary contribution that was allocated to the accounts of certain non-highly compensated employees in both 2008 and 2007. Until the contributions are vested, the contribution will be invested in the Plan’s JPMorgan Chase Common Stock Fund. Participants have full investment discretion over vested employer non-matching contributions.
          Rollover Contributions
          The Plan accepts qualifying rollover contributions made by Participants in cash from qualified retirement plans of other employers, including: qualified traditional individual retirement accounts (“IRA”); contributory individual retirement accounts; and governmental plans. After-tax and Roth 401(k) rollovers are not accepted by the Plan.
          Dividend Election
          The JPMorgan Chase Common Stock Fund has been designated as a nonleveraged employee stock ownership plan. As such, a Participant may elect to have any dividends attributable to their vested balance paid to them on a quarterly basis rather than reinvested; the dividend payments are not subject to an early distribution tax penalty. If a Participant makes no election, the dividend income will automatically be reinvested in the Participant’s account in the JPMorgan Chase Common Stock Fund.
          Vesting
          A Participant’s Deferred Contributions are always 100% vested, including any associated investment performance (or “earnings”). Participants hired before May 1, 2009 are immediately 100% vested in the value of the Matching Contributions, including any associated investment performance. Employer non-matching contributions, if any, will generally vest after the Participant has completed three years of service. Any Matching Contributions for eligible Participants hired on or after May 1, 2009 will become 100% vested after they have completed three years of service.
          Forfeited Accounts
          At December 31, 2008 and 2007, forfeited nonvested accounts totaled $906,703 and $965,991, respectively. Matching Contributions that are forfeited are used to reduce a Contributing Employer’s future Matching Contributions.
          Distributions
          Withdrawal of Contributions
          The Plan allows a Participant to withdraw all or any portion of their vested account balance attributable to after-tax contributions or contributions rolled over from another qualified plan or IRA, if any. Certain individuals who participated in prior plans may also withdraw other types of nonforfeitable employer contributions, subject to certain restrictions.
          Participants who have withdrawn all amounts permissible under the preceding paragraph may request to withdraw up to the remaining amount of their vested account balance only upon attaining age 59 1/2 or for reasons of financial hardship, provided, however, that earnings realized after December 31, 1988, on Deferred Contributions, Matching Contributions made after December 31, 2004, and certain other Deferred Contributions under prior plans are not available for hardship withdrawal.
          Payment of Vested Benefits
          A Participant who terminates employment may elect to receive the value of their vested benefit under the Plan. In the event of the death of a married Participant, fully vested benefits will be distributed to the Participant’s spouse or to another beneficiary if the spouse previously consented. An unmarried Participant may designate anyone as their beneficiary. If there is no spouse or living beneficiary on the date of the Participant’s death, then the value of the vested benefit is distributed to the Participant’s estate.
          A terminated Participant whose vested account balance under the Plan (including loans) is greater than $1,000 may elect to: (1) receive a lump sum payment; (2) obtain a rollover payment to an IRA (traditional or Roth) or another employer’s qualified plan; (3) receive monthly, quarterly or annual installments over a period not exceeding their life expectancy, or (4) defer receipt of the distribution until April 1 of the year after they attain the age of 70 1/2. If no election is made, then the account distribution will be deferred, automatically, until the month after the Participant attains age 65.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
          If a terminated Participant’s vested account balance does not exceed $1,000, the account balance, less any required income tax withholding, will be paid to the Participant in a single lump sum. However, if the Participant elects to roll over the distribution to an IRA (traditional or Roth) or another employer’s qualified plan, the entire account balance will be distributed as there is no requirement to withhold income taxes.
          Loans to Plan Participants
          The Plan permits Participants to borrow a portion of their vested account balance without paying income taxes or incurring income tax penalties. The minimum loan amount is $1,000. The maximum aggregate amount of all loans to any Participant under the Plan is the lesser of $50,000 (reduced by the highest loan balance outstanding during the 12-month period preceding the date of the new loan) or 50% of the vested value of their account balance. The interest rate on a loan is based on the prime rate in effect on the first business day of the month, and it is fixed for the duration of the loan. Generally, loans must be paid off within five years. If, however, the loan is for the purchase of a principal residence, the repayment period may be up to 15 years. A Participant is limited to no more than six loans outstanding at any time. Loan principal and interest are paid through payroll deductions. Loan transactions are reported in the Statements of Net Assets Available for Benefits as Loans to plan participants.
          Plan Expenses
          To the extent not paid in full or in part by the Contributing Employers, the Trustee uses Plan assets to pay the expenses of the Plan, such as taxes (if any) incurred on the income or assets of the trust, brokerage commissions and other expenses associated with the purchase and sale of investments by the managers of the Funds, investment management fees paid and other expenses directly attributable to the administration of the Plan.
2.	Summary of Significant Accounting Policies
          Basis of Presentation
          The accounting and financial reporting policies of the Plan conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain prior year amounts have been reclassified to conform to the current presentation.
          Use of Estimates in the Preparation of Financial Statements
          The preparation of financial statements requires Plan management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes in net assets available for benefits, and disclosure of contingent assets and liabilities. Actual results could be different from these estimates.
          Investment Valuation
          All investments are recorded at fair value in these financial statements. In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 157, “Fair Value Measurements,” which was effective for fiscal years beginning after November 15, 2007, with early adoption permitted. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about assets and liabilities measured at fair value. The Plan chose early adoption of SFAS 157, effective January 1, 2007, which did not have a material impact on the Plan‘s net assets available for benefits or on the changes in net assets available for benefits. For information related to the Plan’s valuation methodologies under SFAS 157, see Note 3 of these financial statements.
          Fully Benefit-Responsive Investment Contracts
          The Plan accounts for synthetic guaranteed investment contracts (“GIC”) at contract value in accordance with FASB Staff Position AAG INV-1 and SOP 94-4-1, “Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans” (“FSP”). A synthetic GIC is an investment contract in which the Plan owns the underlying assets and purchases fully benefit-responsive wrapper contracts from independent third parties (“Issuers”), which provide market value and cash flow risk protection to the Plan.
          Investment contracts held by a defined contribution plan are typically reported at fair value. However, under the FSP, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount Participants would receive if they were to initiate permitted

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
transactions under the terms of the Plan. As required by the FSP, the Statement of Net Assets Available for Benefits presents the fair value of the investment contracts and the adjustment from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a basis that reflects income credited to Participants but not realized and unrealized gains and losses on the investment contracts.
          Securities and Securities Lending Transactions
          Securities transactions are recorded on a trade-date basis. Realized gains (losses) are computed based on the average cost of securities sold. Dividend income is recorded on the ex-dividend date. Interest income is accounted for on the accrual basis.
          The Plan participates in a securities lending program administered by JPMorgan Chase Bank, N.A. Under the program, borrowers are required to provide collateral equal to a minimum of 102% (105% for non-U.S. securities) of the fair value of the loaned securities in the form of cash, U.S. government securities, or other qualifying securities. JPMorgan Chase Bank, N.A. bears all the costs of the program. Net interest (expense) income earned by the Plan under the program was $(7,951,093) and $2,097,474 in 2008 and 2007, respectively, which is recorded in interest income in the Statement of Changes in Net Assets Available for Benefits. At December 31, 2008 and 2007, common stock, U.S. government-sponsored enterprise obligations, U.S. government and federal agency obligations, corporate debt instruments, and other investments of the Plan with an aggregate fair value of $234,820,941 and $334,603,814, respectively, had been loaned under this program.
          Participant Withdrawals
          Participant withdrawals are recorded when paid.
          Differences between Financial Statements and Form 5500
          The Plan calculates realized gains (losses) and unrealized appreciation (depreciation) as the difference between fair value and cost. Internal Revenue Service (“IRS”) Form 5500 calculates realized gains (losses) and unrealized appreciation (depreciation) as the difference between fair value at December 31, 2008 and fair value at the prior period year-end.
          The Plan does not reflect as liabilities amounts allocated to the accounts of Participants who have elected to withdraw from the Plan but have not yet been paid. The Department of Labor, however, requires that these amounts be reported as a liability on Form 5500. Similarly, amounts allocated to withdrawals by Participants that have been processed and approved for payment prior to December 31, but are not yet paid as of that date are recorded on the Form 5500 as benefits paid. There were no reconciling items between the net assets available for benefits as disclosed in these financial statements and the Form 5500.
          Foreign Currency Translation
          The Plan revalues assets and liabilities denominated in foreign (i.e., non-U.S.) currencies into U.S. dollars using applicable exchange rates as of the date of the Statement of Net Assets Available for Benefits. Income and expenses denominated in foreign (i.e., non-U.S.) currencies are revalued at the exchange rates prevailing at the date of the transaction.
          Accounting and Reporting Developments
          Disclosures about Derivative Instruments and Hedging Activities
          In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities,” which amends the disclosure requirements of SFAS 133. SFAS 161 requires increased disclosures about derivative instruments and hedging activities and their effects on an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for fiscal years beginning after November 15, 2008, with early adoption permitted. SFAS 161 will only affect the Plan’s disclosures of derivative instruments and related hedging activities, and not it’s Statement of Net Assets Available for Benefits or Statement of Changes in Net Assets Available for Benefits.
          Determining the fair value of an asset when the market for that asset is not active
          In October 2008, the FASB issued FSP FAS 157-3, which clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial instrument when the market for that financial asset is not active. The FSP was effective upon issuance, including prior periods for which financial statements have not been issued. The application of this FSP did not have an impact on the Plan’s Statement of Net Assets Available for Benefits or Statement of Changes in Net Assets Available for Benefits.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
          Determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly
          In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”. The FSP provides additional guidance for estimating fair value in accordance with SFAS 157 when the volume and level of activity for the asset or liability have significantly declined. The FSP also includes guidance on identifying circumstances that indicate a transaction is not orderly. The FSP is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted. The application of the FSP is not expected to have an impact on the Plan’s Statement of Net Assets Available for Benefits or Statement of Changes in Net Assets Available for Benefits.
3.	Fair Value Measurements
          In September 2006, the FASB issued SFAS 157, “Fair Value Measurements,” which was effective for fiscal years beginning after November 15, 2007, with early adoption permitted. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about assets and liabilities measured at fair value. Specifically, SFAS 157:
•	Defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, and establishes a framework for measuring fair value;

•	Establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date;

•	Eliminates large position discounts for financial instruments quoted in active markets; and

•	Expands disclosures about instruments measured at fair value.
          The Plan chose early adoption for SFAS 157 effective January 1, 2007. The adoption of SFAS 157 did not have a material impact on the financial statements of the Plan.
          Determination of Fair Value
          Following is a description of the Plan’s valuation methodologies for assets and liabilities measured at fair value. Such valuation methodologies were applied to all of the assets and liabilities carried at fair value effective January 1, 2007. The Plan has an established and well-documented process for determining fair values. Fair value is based upon quoted market prices, where available. If listed prices or quotes are not available, fair value is based upon models that primarily use, as inputs, market-based or independently-sourced market parameters, including yield curves, interest rates, volatilities, equity or debt prices, foreign exchange rates and credit curves. In addition to market information, models also incorporate transaction details, such as maturity of the investment. Valuation adjustments, such as liquidity valuation adjustments, may be necessary when the Plan is unable to observe a recent market price for a financial instrument that trades in inactive (or less active) markets. Liquidity adjustments are not taken for positions classified within level 1 (as defined below) of the fair value hierarchy.
          The methods described above to estimate fair value may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.
          Valuation Hierarchy
          SFAS 157 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:
•	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
•	Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.
          A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
          Following is a description of the valuation methodologies used for instruments measured at fair value, including the general classification of such instruments pursuant to the valuation hierarchy.
          Assets and Liabilities
          JPMorgan Chase & Co. and other common stocks
          JPMorgan Chase & Co. common stock is valued at the closing price reported on the New York Stock Exchange and is classified within level 1 of the valuation hierarchy. Other common stocks are valued at the closing price reported on the primary exchange on which the individual securities are traded and substantially all are classified within level 1 of the valuation hierarchy. If quoted exchange prices are not available for the specific common stock, other independent pricing services or broker quotes are consulted for valuation purposes. Consideration is given to the nature of the quotes (e.g., indicative or evaluated) and the relationship of recently evidenced market activity to the prices provided from independent pricing services. Other common stock that do not have quoted exchange prices are generally classified within level 2 of the valuation hierarchy.
          Common/collective trust funds and Registered investment companies (mutual funds)
          These investments are public investment vehicles valued based on the calculated Net Asset Value (“NAV”). The NAV is based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of shares outstanding. Such investments are generally classified within level 2 of the valuation hierarchy.
          Corporate debt instruments, U.S. government and federal agency obligations, U.S. government-sponsored enterprise obligations, and Other
          A limited number of these investments are valued at the closing price reported on the major market on which the individual securities are traded. Where quoted prices are available in an active market, the investments are classified within level 1 of the valuation hierarchy. If quoted market prices are not available for the specific security, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Such securities are generally classified within level 2 of the valuation hierarchy.
          Synthetic guaranteed investment contracts
          The fair value of the synthetic GICs is based on the underlying investments. The underlying investments are common/collective trust funds, which are public investment vehicles, valued at the NAV as described above. Such investments are generally classified within level 2 of the valuation hierarchy. The related wrapper contracts have a fair value of $6.7 million at December 31, 2008 and $0 at December 31, 2007. See Note 8 of these financial statements for further information on these contracts.
          Derivatives
          Exchange-traded derivatives valued using quoted prices are classified within level 1 of the valuation hierarchy. However, few classes of derivative contracts are listed on an exchange; thus, the majority of the Plan’s derivative contracts are valued using models that use as their basis readily observable market parameters – that is, parameters that are actively quoted and can be validated to external sources, including industry pricing services. Depending on the types and contractual terms of derivatives, fair value can be modeled using a series of techniques, such as the Black-Scholes option pricing model, simulation models or a combination of various models, which are consistently applied. Where derivative products have been established for some time, the Plan uses models that are widely accepted in the financial services industry. These models reflect the contractual terms of the derivatives, including the period to maturity, and market-based parameters such as interest rates, volatility, and the credit quality of the counterparty. Further, many of these models do not contain a high level of subjectivity, as the methodologies used in the models do not require significant judgment, and inputs to the model are readily observable from actively quoted markets, as is the case for “plain vanilla” interest rate swaps, option contracts and credit default swaps. Such instruments are generally classified within level 2 of the valuation hierarchy.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
          Loans to plan participants
          Loans to plan participants are valued at cost plus accrued interest, which approximates fair value. Although amortized cost is viewed as a proxy for fair value, there is no active market for Loans to plan participants; hence, such loans are classified within level 3 of the valuation hierarchy.
          The following table presents the financial instruments carried at fair value as of December 31, 2008 and 2007, by caption on the Statement of Net Assets Available for Benefits and by SFAS 157 valuation hierarchy (as described above).
Assets and liabilities measured at fair value on a recurring basis

		Models with	Models with	Total carrying
		significant	significant	value in the
	Quoted market	observable	unobservable	Statement of
	prices in active	market	market	Net Assets
	markets	parameters	parameters	Available for
December 31, 2008	(Level 1)	(Level 2)	(Level 3)	Benefits

JPMorgan Chase & Co. and other common stocks	$3,474,364,181	$2,063,683	$—	$3,476,427,864
Common/collective trust funds	—	2,420,105,066	—	2,420,105,066
Synthetic guaranteed investment contracts	—	1,846,566,762	—	1,846,566,762
Registered investment companies (mutual funds)	1,113,083,283	267,469,113	—	1,380,552,396
Corporate debt instruments	—	779,137,921	—	779,137,921
U.S. government-sponsored enterprise obligations	—	445,215,659	—	445,215,659
Loans to plan participants	—	—	332,562,740	332,562,740
U.S. government and federal agency obligations	—	272,111,103	—	272,111,103
Derivative receivables	524	92,404,877	—	92,405,401
Other	17,201,283	22,346,444	—	39,547,727

Total assets at fair value	4,604,649,271	6,147,420,628	332,562,740	11,084,632,639

Derivative payables	1,540,100	111,772,602	—	113,312,702

Total liabilities at fair value	$1,540,100	$111,772,602	$—	$113,312,702

Assets and liabilities measured at fair value on a recurring basis

		Models with	Total carrying
	Quoted market	significant	value in the
	prices in active	observable market	Statement of Net
	markets	parameters	Assets Available
December 31, 2007	(Level 1)	(Level 2)	for Benefits

JPMorgan Chase & Co. and other common stocks	$5,248,236,420	$349,284	$5,248,585,704
Common/collective trust funds	—	2,853,475,127	2,853,475,127
Synthetic guaranteed investment contracts	—	1,773,701,660	1,773,701,660
Registered investment companies (mutual funds)	—	1,924,753,538	1,924,753,538
Corporate debt instruments	809,113	878,411,505	879,220,618
U.S. government-sponsored enterprise obligations	—	179,096,363	179,096,363
Loans to plan participants	—	303,212,236	303,212,236
U.S. government and federal agency obligations	527,509	240,677,299	241,204,808
Derivative receivables	113,382	240,639,515	240,752,897
Other	14,484,621	25,920,780	40,405,401

Total assets at fair value	5,264,171,045	8,420,237,307	13,684,408,352

Derivative payables	1,029,750	156,781,431	157,811,181

Total liabilities at fair value	$1,029,750	$156,781,431	$157,811,181

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
Changes in level 3 recurring fair value measurements
          The table below includes a rollforward of the amounts as of December 31, 2008 (including the change in fair value), for financial instruments classified by the Plan within level 3 of the valuation hierarchy. When a determination is made to classify a financial instrument within level 3, the determination is based upon the significance of the unobservable parameters to the overall fair value measurement. However, level 3 financial instruments typically include, in addition to the unobservable or level 3 components, observable components (that is, components that are actively quoted and can be validated to external sources); accordingly, the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology.
Fair value measurements using significant unobservable inputs

						Change in
						unrealized gains
			Purchases,			and (losses) related
	Fair value	Total realized/	issuances,	Transfers in	Fair value,	to financial
For the year ended	January 1,	unrealized	settlements,	and/or out of	December 31,	instruments at
December 31, 2008	2008	gains/(losses)	net	level 3	2008	December 31, 2008

Loans to plan participants	$—	$—	$29,350,504	$303,212,236	$332,562,740	$—

Total investments	$—	$—	$29,350,504	$303,212,236	$332,562,740	$—

4.	Investment Program
          The net assets available for benefits of the Plan at December 31, 2008 and 2007, are held in a Trust Fund administered by JPMorgan Chase Bank, N.A., as trustee (“Trustee”), to be invested and distributed in accordance with the Plan and the trust agreement under which the Trust Fund was established.
          As of December 31, 2008, the 25 investment options consist of: 21 core investment funds, including six fixed-income funds, eleven domestic equity funds, and four international equity funds; the JPMorgan Chase Common Stock Fund and three lifestyle portfolios. Each lifestyle portfolio invests in a predetermined mix of core investment funds (excluding the JPMorgan Chase Stock Fund), with varying risk/return policies. The Participants direct their accounts and the funds are managed by various investment managers.
          Fund transactions are processed on a daily basis and are recorded at an aggregate level within the Trust Fund. J.P. Morgan Retirement Plan Services, LLC, a wholly-owned subsidiary of JPMorgan Chase, is the record keeper for the Plan.
          Participants may elect to change the allocation of their account balances and contributions in the investment funds on a daily basis. Participant requests for fund reallocations, transfers and distributions are processed on a daily basis using net asset values. Changes become effective on the same business day if the New York Stock Exchange is open and the request is made before 4 p.m. Eastern Time, or by the close of the New York Stock Exchange, whichever is earlier. Otherwise, the changes become effective on the next business day.
          At its discretion, JPMorgan Chase Bank, N.A. may place restrictions on investments in the Funds and on daily transfers and reallocations among Funds.
5.	Investments
          Investments that represent five percent or more of the Plan’s net assets available for benefits at December 31, 2008 and 2007 were as follows:

Description	2008	2007
JPMorgan Chase & Co. common stock	$2,318,465,663	$3,223,209,062
BGI S&P 500 Index Fund	1,011,546,087	1,378,704,203
JPM/State Street Bank	652,213,961	—
JPM/Bank of America	621,450,141	—
AIG GIC #496672	572,902,660	—

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
          During the years ended December 31, 2008 and 2007, the Plan’s investments generated net appreciation (depreciation) as follows:

Description	2008	2007
Based on quoted market prices:
JPMorgan Chase & Co. and other common stocks	$(1,657,256,674)	$(281,154,342)
Registered investment companies	(537,812,305)	—
Other	(8,819,344)	(838,757)
Derivative receivables (payables), net	1,175,098	(4,446,175)

Total based on quoted market prices	(2,202,713,225)	(286,439,274)

Based on estimated fair value:
Common/collective trust funds	(987,760,738)	156,919,308
Corporate debt instruments	(131,901,414)	(15,365,905)
Registered investment companies	(22,314,827)	(42,965,075)
Derivative receivables (payables), net	(18,040,483)	(1,822,270)
Other	(7,875,318)	5,158,511
U.S. government and federal agency obligations	(4,735,874)	14,050,582
U.S. government-sponsored enterprise obligations	(1,129,435)	524,485
JPMorgan Chase & Co. and other common stocks	(1,039,049)	1,976,482

Total based on estimated fair value	(1,174,797,138)	118,476,118

Total net (depreciation)/appreciation	$(3,377,510,363)	$(167,963,156)

6.	Derivative Receivables and Derivative Payables
          In the normal course of business, the Plan utilizes interest rate, foreign exchange forward contracts and credit derivative contracts to hedge interest rate, securities market price, foreign currency and credit risks. These financial instruments are recorded at fair value as derivative receivables and payables in the Statement of Net Assets Available for Benefits.
          Interest Rate Contracts
          The Plan enters into interest rate swap, forward and futures contracts. Interest rate swap contracts involve the exchange of fixed-rate and variable-rate interest payments based on a contracted notional amount. Interest rate forward contracts are primarily arrangements to exchange cash in the future based on price movements of specified financial instruments. Interest rate futures contracts are financial futures which provide for cash payments based on interest rate changes on an underlying interest-based instrument or index. The Plan primarily uses interest rate forward contracts and interest rate index futures contracts in its interest rate risk management activities. The Plan utilizes these contracts to minimize significant fluctuations in income caused by interest rate volatility. Under its interest rate swap and forward contracts, the Plan is subject to the risk that the counterparty will not fulfill its obligation under the contract.
          Foreign Exchange Forward Contracts
          Foreign exchange forward contracts represent agreements to exchange the currency of one country for the currency of another country at an agreed-upon price on an agreed-upon settlement date. The Plan uses foreign currency contracts to manage the foreign exchange rate risks associated with certain foreign currency-denominated (i.e., non-U.S.) assets and liabilities and forecasted transactions denominated in a foreign currency, the Plan may buy or sell foreign exchange forward contracts. The Plan is subject to the risk that the counterparty to a foreign currency forward contract will not fulfill its obligation under the contract.
          Credit Derivative Contracts
          Credit derivatives are financial instruments whose value is derived from the credit risk associated with the debt of a third party issuer (the reference entity) and which allow one party (the protection purchaser) to transfer that risk to another party (the protection seller). Credit derivatives expose the protection purchaser to the creditworthiness of the protection seller, as the protection seller is required to make payments under the contract when the reference entity experiences a credit event, such as bankruptcy, failure to pay its obligation, or a restructuring. The seller of credit protection receives a premium from the protection purchaser for providing protection, but has the risk that the underlying instrument referenced in the contract will be subjected to a credit event. A credit default swap is a credit derivative contract between two counterparties that provides protection against a credit event on one or more referenced credits. Protected credit events are specified at the inception of a transaction. The Intermediate Bond Fund is a purchaser of credit derivatives in order to mitigate the credit risk in its bond portfolios.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
7.	Transactions with Affiliated Parties
          The following is a summary of transactions with parties affiliated with the Plan for the years ended December 31, 2008 and 2007:

		Aggregate Proceeds
		from Sales,
		Redemptions and
	Aggregate Cost	Distributions to
For the Year Ended December 31, 2008	of Purchases	Participants
JPMorgan Domestic Liquidity Fund	$3,242,447,074	$3,506,325,170
JPM U.S. Gov’t Capital	1,594,111,843	1,138,062,236
JPMorgan Chase & Co. common stock	967,556,627	1,028,638,185
Core Bond Fund (managed by JPMorgan Investment Advisors)	123,581,469	28,113,328
Funds managed by JPMorgan Asset Management (USA) Inc.:
Growth and Income Fund	69,859,019	87,054,998
Mid Cap Growth Fund	57,978,984	50,651,321
Short-Term Fixed Income Fund	1,483,740,409	1,335,011,370
Small Cap Core Fund	91,084,499	129,430,420
Stable Value Fund	1,177,845,600	750,403,618
For the Year Ended December 31, 2007
JPMorgan Domestic Liquidity Fund	$3,637,348,330	$3,546,676,771
JPMorgan Chase & Co. common stock	487,073,988	634,408,522
American Century Ultra Fund	2,797,067	175,282,263
Core Bond Fund (managed by JPMorgan Investment Advisors)	36,801,218	19,582,709
Funds managed by JPMorgan Asset Management (USA) Inc.:
Growth and Income Fund	120,761,975	81,788,898
Mid Cap Growth Fund	81,750,384	50,084,985
Short-Term Fixed Income Fund	1,479,310,754	1,444,004,974
Small Cap Core Fund	104,456,624	148,059,368
Stable Value Fund	503,259,684	483,248,765
8.	Investments in Synthetic Guaranteed Investment Contracts
          The Stable Value Fund invests in a product called synthetic guaranteed investment contract, also known as a wrapper contract. A synthetic GIC is an investment contract issued by an insurance company or other financial institution that is backed by a portfolio of bonds or other fixed income securities (the “underlying assets”) that are separately owned by the Plan. The wrapper contract is designed to protect the contract value of these underlying assets. Under these contracts, realized and unrealized gains and losses on the underlying assets are not immediately recorded in the net assets of the Fund, but are amortized over the maturity or duration of the underlying assets, through adjustments to the future interest crediting rate. The issuer of the wrapper contract guarantees that all qualified participant withdrawals will take place at the contract value.
          The Plan accounts for synthetic GIC’s at contract value in accordance with FSP AAG INV-1 and SOP 94-4-1. Contract value represents contributions made under the contract, plus earnings, less withdrawals and administrative expenses. The crediting rate, which tracks current market yields on a trailing basis, is reset each calendar quarter based on data as of the last business day of the month prior to the end of the quarter. Crediting rates are reset in accordance with a formula contained in the contract that allows the contract value of the underlying assets to converge to market value over time; this assumes that the underlying assets continue to earn the current yield of the portfolio for a period of time equal to the portfolio’s current duration. The principal variables that affect the determination of the crediting rate are the current yield and duration of the assets underlying the wrapper contract, the existing difference between the market value of the underlying assets and contract value of the wrapper contract, and fees paid to the issuer of the wrapper contract. All of the Plan’s wrapper contracts have a 0% minimum crediting rate. The average yield and interest crediting rate of the synthetic GIC’s were 2.60% and 5.16% at December 31, 2008 and 2007, respectively.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
          The Plan’s wrapper contracts permit all allowable Participant-initiated transactions to occur at contract value. There are no events known to the Plan that are probable of occurring and which would limit its ability to transact at contract value with the issuer of the wrapper contract, and which also limit the ability of the Plan to transact at contract value with Participants. The wrapper contracts cannot be terminated by its issuer at a value other than contract value except under a limited number of very specific circumstances including termination of the Plan or failure to qualify, material misrepresentations by the Plan sponsor or investment manager, failure by these same parties to meet material obligations under the contract, or other similar types of events.
          The following is a summary of the Plan’s fully benefit-responsive contracts:

			Wrapper
	Major		Contracts	Adjustments
	Credit	Investments at	at Fair	to Contract	Total
Investments at December 31, 2008	Ratings	Fair Value	Value	Value	Investment
Bank of America Bond Wrapper	AA	$621,450,141	$2,636,455	$85,914,530	$710,001,126
State Street Bank Bond Wrapper	AA	652,213,961	1,595,610	91,338,939	745,148,510
AIG Financial Products Bond Wrapper	AA	572,902,660	2,430,981	79,202,429	654,536,070

Synthetic GIC’s		1,846,566,762	6,663,046	256,455,898	2,109,685,706
State Street Bank Loan Wrapper	AA	419,708	—	—	419,708
JPMorgan Domestic Liquidity Fund	N/A	150,296,038	—	—	150,296,038

Other benefit-responsive contracts		150,715,746	—	—	150,715,746

Total		$1,997,282,508	$6,663,046	$256,455,898	$2,260,401,452

Investments at December 31, 2007
Bank of America Bond Wrapper	AA	$591,257,807	$—	$16,850,040	$608,107,847
State Street Bank Bond Wrapper	AA	591,257,032	—	16,850,019	608,107,051
AIG Financial Products Bond Wrapper	AA	591,186,821	—	16,848,017	608,034,838

Synthetic GIC’s		1,773,701,660	—	50,548,076	1,824,249,736
State Street Bank Loan Wrapper	AA	524,417	—	—	524,417
JPMorgan Domestic Liquidity Fund	N/A	8,185,318	—	—	8,185,318

Other benefit-responsive contracts		8,709,735	—	—	8,709,735

Total		$1,782,411,395	$—	$50,548,076	$1,832,959,471

          The Other benefit-responsive contracts are held in Loans to plan participants (State Street Bank) and Common/collective trust funds (JPMorgan Domestic Liquidity Fund) as reported in the Statement of Net Assets Available for Benefits.
9.	Tax Status and Federal Income Taxes
          On July 1, 2004, the Plan received a favorable letter of determination from the IRS stating that it qualified under Section 401(a) of the Code, and therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in accordance with the Code to maintain its qualified status. The Plan has been amended since receiving the determination letter. However, the Plan administrator believes the Plan has been operating in compliance with applicable requirements of the Code.
          Participants currently pay no U.S. federal income tax on Contributing Employer contributions or income earned by the Trust. When a Participant, or his or her beneficiary or estate, receives a distribution under the Plan, the distribution is generally taxable. The tax treatment of any distribution from the Trust depends on individual circumstances.
10.	Net Assets Transferred From Other Plans
          During 2008 and 2007, JPMorgan Chase acquired all or some of the business operations of certain entities and, accordingly the Plan, received (including net assets receivable) a transfer of net assets with a total fair value of $826,567,797 and $3,006,508 during December 31, 2008 and 2007, respectively. The details of the transfers were as follows:

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS

Description	Amount
Year ended December 31, 2008:
The Bear Stearns Companies Inc. Cash or Deferred Compensation Plan	$573,051,797
The Bear Stearns Companies Inc. Profit Sharing Plan	220,385,668
Bear Wagner Specialists, LLC 401(k) Plan	16,155,868
The Bear Stearns Companies Inc. Employee Stock Ownership Plan	15,430,697
Unicorn Financial Services, Inc 401(k) Plan	1,543,767

Total	$826,567,797

Year ended December 31, 2007:
Xign Corporation	$3,006,508

Total	$3,006,508

11.	Commitments and Contingencies
          In accordance with the provisions of SFAS 5, “Accounting for Contingencies,” the Plan accrues for a litigation-related liability when it is probable that such a liability has been incurred and the amount of the loss can be reasonably estimated. While the outcome of litigation is inherently uncertain, the Trustee of the Plan believes, in light of all information known to it at December 31, 2008, that there is no outstanding litigation affecting the Plan that would require the establishment of a litigation reserve. In addition, the Trustee of the Plan believes that the Plan has meritorious defenses to claims asserted against it in its currently outstanding litigation and, with respect to such litigation, intends to continue to defend itself vigorously, litigating or settling cases according to the Trustee’s judgment as to what is in the best interests of the Plan.
12.	Risks and Uncertainties
          The Plan’s investments include financial instruments which are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain financial instruments, it is at least reasonably possible that changes in the values of financial instruments will occur in the near term and such changes could materially affect the Participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits.
          The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across 25 investment fund elections. Additionally, the investments within each Fund are further diversified into various financial instruments, with the exception of the JPMorgan Chase Common Stock Fund, which invests predominantly in JPMorgan Chase & Co. common stock. The Plan’s exposure to credit risk from synthetic GICs is limited to the fair value of the contract with each counterparty.
13.	Plan Termination
          JPMorgan Chase reserves the right to amend, modify or terminate the Plan at any time. In the event of termination, the value of Participants’ accounts will be paid in accordance with the provisions of the Plan and the provisions of ERISA.
14.	Subsequent Event
          On November 1, 2008, JPMorgan Chase and First Data Corporation separated their joint venture, Chase Paymentech. Effective February 27, 2009, the Paymentech Retirement Savings Plan was merged into The JPMorgan Chase 401(k) Savings Plan with Plan assets of $53,264,960 transferred on March 2, 2009.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK:
	3M CO	21,300 SHARES	1,594,048	1,225,602
	77TH BANK	3,000 SHARES	13,825	16,018
	A&D COMPANY LIMITED	1,200 SHARES	3,277	4,713
	ABB GRAIN	41,900 SHARES	226,737	222,893
	ABB LTD	68,730 SHARES	1,901,655	1,031,637
	ABBEY PLC	5,570 SHARES	78,077	24,389
	ABBOTT LABORATORIES	47,690 SHARES	2,661,042	2,545,215
	ABENGOA S.A.	2,449 SHARES	40,909	40,170
	ACAL	3,730 SHARES	24,424	5,041
	ACANTHE DEVELOPMENT	26,014 SHARES	99,202	44,839
	ACCENTIS	413,100 SHARES	—	57,423
	ACCENTURE	57,830 SHARES	2,089,908	1,896,246
	ACEA	17,000 SHARES	252,448	227,683
	ACS ACTIVIDADES DE CONSTRUCCION	70,794 SHARES	3,283,084	3,315,477
	ACTUANT CORP	69,300 SHARES	1,788,726	1,318,086
	ADDAX PETROLEUM CORP	5,340 SHARES	93,266	91,228
	ADDTECH	421 SHARES	10,198	4,246
	ADECCO SA	54,800 SHARES	2,927,610	1,842,199
	ADEKA CORP	30,900 SHARES	241,581	223,953
	ADELAIDE BRIGHTON	3,000 SHARES	3,726	4,392
	ADERANS HOLDINGS CO LTD	24,500 SHARES	222,722	253,243
	ADMINISTAFF INC	61,300 SHARES	2,186,472	1,328,984
	ADTRAN INC	119,000 SHARES	2,586,302	1,770,720
	AEON HOKKAIDO CORP	100 SHARES	249	367
	AEON STORES CO	2,000 SHARES	2,356	2,323
	AF AB	693 SHARES	18,752	10,428
	AFFILIATED COMPUTER SERVICES INC	90,000 SHARES	5,260,022	4,135,500
	AGL ENERGY	99,440 SHARES	1,052,635	1,059,669
	AHLSTROM	924 SHARES	19,470	8,541
	AHRESTY CORPORATION	4,300 SHARES	79,821	13,519
	AICHI BANK	800 SHARES	57,115	60,276
	AICHI ELECTRIC CO	5,000 SHARES	11,494	9,928
	AIDA ENGINEERING	44,800 SHARES	306,793	162,100
	AIR FRANCE	80,667 SHARES	1,023,168	1,028,243
	AIR METHODS CORP	53,060 SHARES	1,944,905	847,551
	AIR WATER INC	210,000 SHARES	2,418,187	1,827,799
	AIRGAS INC	25,000 SHARES	831,224	974,750
	AISAN INDUSTRY CO	27,900 SHARES	308,083	134,806
	AIZAWA SECURITIES CO LTD	16,400 SHARES	125,521	27,137
	AKER SOLUTIONS ASA	218,000 SHARES	3,367,787	1,401,008
	AKITA BANK	20,000 SHARES	107,850	84,942
	AKZO NOBEL	83,544 SHARES	5,995,660	3,418,877
	ALCOA INC	84,400 SHARES	1,361,703	939,372
	ALESCO CORP	42,500 SHARES	174,549	82,374
	ALIMENTATION COUCH	27,600 SHARES	325,901	322,838
	ALLEGHENY TECHNOLOGIES INC	211,990 SHARES	8,324,703	5,349,478
	ALLIANCE DATA SYSTEM	77,800 SHARES	3,757,476	3,638,082
	ALLIED HEARTS HOLDINGS CO.	9,000 SHARES	19,962	22,835
	ALLIED IRISH BANKS	225,671 SHARES	5,163,629	545,828
	ALM. BRAND	151 SHARES	9,877	1,932
	ALOKA CO	12,700 SHARES	139,703	111,939
	ALPS LOGISTICS CO	8,600 SHARES	94,405	93,447
	ALTERA CORP	102,554 SHARES	1,856,330	1,726,429
	ALTRAN TECHNOLOGIES	151,877 SHARES	1,306,205	574,237

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	ALTRIA GROUP INC	31,200 SHARES	497,904	469,872
	AMERICAN EXPRESS CO	31,200 SHARES	1,472,714	578,760
	AMERICAN TOWER CORP	485,600 SHARES	13,906,032	14,160,096
	AMERIGROUP CORP	4,300 SHARES	118,141	126,936
	AMERIPRISE FINANCIAL INC	54,600 SHARES	2,226,689	1,275,456
	AMGEN INC	23,300 SHARES	1,179,624	1,345,575
	AMLIN	428,964 SHARES	2,895,584	2,204,856
	ANGLO-EASTERN PLANTATIONS	1,599 SHARES	18,908	6,184
	ANITE PLC	41,009 SHARES	14,924	15,919
	ANSELL	31,200 SHARES	255,209	272,561
	AOC HLDGS INC	23,400 SHARES	131,415	126,486
	AOI ELECTRONICS	4,000 SHARES	64,142	26,122
	AOKI HOLDINGS INC	19,200 SHARES	359,614	196,130
	AON CORP	25,950 SHARES	1,197,683	1,185,396
	AOYAMA TRADING CO	22,300 SHARES	598,846	349,568
	APN NEWS & MEDIA	4,527 SHARES	7,523	7,827
	APOLLO GROUP INC	44,028 SHARES	2,986,398	3,424,889
	APPLE INC	9,560 SHARES	1,488,211	815,946
	ARANA THERAPEUTICS LTD	128,700 SHARES	64,728	74,027
	ARB CORPORATION	35,997 SHARES	75,581	71,527
	ARCH CHEMICALS INC	29,400 SHARES	1,047,496	766,458
	ARGO GRAPHICS	5,800 SHARES	67,084	77,163
	ARISAWA MFG CO	1,800 SHARES	7,110	6,215
	ARKEMA	23,922 SHARES	1,151,772	407,347
	ARRIVA	121,457 SHARES	1,643,171	1,050,368
	ASAHI INDUSTRIES CO LTD	10 SHARES	12,993	11,473
	ASCOM HOLDING	4,320 SHARES	46,267	33,242
	ASIA FINANCIAL HLDGS	4,000 SHARES	1,038	1,089
	ASIA SATELLITE TELECOMMUNICATIONS	2,500 SHARES	5,251	2,452
	ASICS TRADING CO	100 SHARES	999	1,126
	ASKA PHARMACEUTICAL CO	9,000 SHARES	69,750	83,696
	ASML HOLDING	133,549 SHARES	2,186,277	2,366,907
	ASPEN INSURANCE HLDGS	36,400 SHARES	899,981	882,700
	ASSYSTEM SA	19,851 SHARES	303,734	153,422
	ASTALDI	98,000 SHARES	804,183	538,088
	ASTORIA FINANCIAL CORP	213,900 SHARES	6,122,577	3,525,072
	ASTRAZENECA PLC	57,951 SHARES	2,748,303	2,338,766
	AT&T INC	84,300 SHARES	2,393,814	2,402,550
	ATCO	5,800 SHARES	198,635	178,534
	ATLAS COPCO	181,368 SHARES	2,616,871	1,530,904
	ATLUS CO	4,900 SHARES	21,078	21,243
	ATMI INC	93,748 SHARES	2,555,008	1,447,627
	ATOS ORIGIN	19,840 SHARES	1,265,912	494,070
	AUBAY TECHNOLOGY	9,760 SHARES	77,086	34,596
	AUGUSTA TECHNOLOGIE	8,025 SHARES	134,799	103,520
	AURIGA INDUSTRIES	26,150 SHARES	997,388	441,966
	AUSTRALIAN WORLDWIDE EXPLORATION	67,398 SHARES	195,705	120,764
	AUSY	1,481 SHARES	28,880	29,830
	AUTODESK INC	181,281 SHARES	5,694,893	3,553,234
	AUTOMATIC DATA PROCESSING INC	31,790 SHARES	1,349,646	1,250,619
	AUTOSTRADE MERIDIONALI	433 SHARES	18,973	5,053
	AVEVA GROUP	78,900 SHARES	1,615,196	646,599
	AVIVA	936,930 SHARES	12,180,694	5,253,577
	AVON PRODUCTS INC	32,000 SHARES	850,776	768,960

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	AWB	2,900 SHARES	4,802	5,136
	AXA	128,592 SHARES	4,663,572	2,832,283
	B & G FOODS HLDGS	127,101 SHARES	1,567,030	685,250
	BAE SYSTEMS	1,097,786 SHARES	7,114,142	5,946,403
	BAKER HUGHES INC	46,400 SHARES	2,881,128	1,488,048
	BALFOUR BEATTY	255,409 SHARES	1,952,737	1,209,053
	BALLAST NEDAM	15,000 SHARES	192,490	288,366
	BALOISE-HLDGS	58,208 SHARES	5,400,171	4,293,069
	BANCA POPOLARE DELL’EMILIA ROMAGNA	3,360 SHARES	43,647	45,772
	BANCA POPOLARE DI MILANO	82,462 SHARES	447,343	479,425
	BANCO PASTOR	30,264 SHARES	203,360	210,342
	BANCO SANTANDER	482,396 SHARES	9,089,317	4,526,243
	BANIF SGPS SA	204,310 SHARES	318,294	309,561
	BANK FINNAT EURAMERICA	21,421 SHARES	23,460	15,067
	BANK OF AMERICA CORP	370,621 SHARES	9,503,791	5,097,727
	BANK OF NAGOYA	5,000 SHARES	27,559	27,192
	BANK OF NEW YORK MELLON CORP	24,800 SHARES	894,480	702,584
	BANK OF QUEENSLAND LIMITED	1,400 SHARES	9,465	9,702
	BANK OF SAGA	11,000 SHARES	33,152	40,287
	BANK OF THE OZARKS	216,306 SHARES	6,337,026	6,316,519
	BANKINTER SA	5,398 SHARES	53,795	47,347
	BANQUE CANTONALE DE GENEVE	158 SHARES	27,518	32,658
	BANQUE CANTONALE VAUDOISE	515 SHARES	112,511	153,748
	BANQUE NATIONALE DE BELGIQUE	50 SHARES	225,928	170,281
	BARCO	7,125 SHARES	485,429	177,283
	BARD(C.R.) INC	80,601 SHARES	5,863,206	6,791,172
	BAU-VEREIN ZU HAMBURG	18,414 SHARES	154,507	61,431
	BAYER	32,222 SHARES	1,752,699	1,861,032
	BE SEMICONDUCTOR INDUSTRIES	3,000 SHARES	15,771	6,922
	BEACH PETROLEUM LIMITED	162,900 SHARES	227,566	109,031
	BEAZLEY GROUP	477,274 SHARES	1,606,512	929,802
	BECHTLE	22,200 SHARES	517,647	421,535
	BECKMAN COULTER INC	122,500 SHARES	6,984,299	5,382,650
	BEFESA MEDIO AMBIENTE	231 SHARES	9,979	3,850
	BELLUNA CO	28,100 SHARES	181,198	73,776
	BERNER KANTONALBANK	175 SHARES	40,953	36,830
	BERTRANDT	5,782 SHARES	127,337	139,768
	BFI CANADA LTD	28,690 SHARES	271,816	244,022
	BG GROUP	138,440 SHARES	2,619,327	1,904,833
	BHP BILLITON LIMITED	294,555 SHARES	9,946,052	6,251,272
	BIGBEN INTERACTIVE	857 SHARES	7,367	7,362
	BILFINGER BERGER	2,265 SHARES	220,807	117,501
	BILL BARRETT CORP	101,250 SHARES	3,379,176	2,144,543
	BIOCOMPATIBLES INTERNATIONAL	99,293 SHARES	200,942	189,155
	BIOINVENT AB	5,437 SHARES	16,649	10,176
	BIOTAGE AB	22,963 SHARES	29,571	14,809
	BIOVAIL CORP INTL	32,190 SHARES	243,293	300,909
	BIWAKO BANK	31,000 SHARES	52,830	41,037
	BLACKBAUD INC	152,784 SHARES	2,769,744	2,062,584
	BLOCK(H & R) INC	77,100 SHARES	1,695,648	1,751,712
	BML INC	12,400 SHARES	237,382	270,707
	BNP PARIBAS	87,383 SHARES	9,077,178	3,674,369
	BOART LONGYEAR LTD	1,573,362 SHARES	1,869,502	227,194
	BOBST AG	5,242 SHARES	334,660	156,371

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	BODYCOTE PLC	4,701 SHARES	9,210	8,313
	BOIRON	6,472 SHARES	151,871	155,998
	BONAVISTA ENERGY TRUST	2,200 SHARES	34,211	30,296
	BONHEUR ASA	23,500 SHARES	1,240,823	486,640
	BORG-WARNER INC	135,200 SHARES	4,071,814	2,943,304
	BOSSARD HLDGS	3,164 SHARES	191,167	135,555
	BOSTON PROPERTIES INC	133,800 SHARES	8,791,656	7,292,100
	BOSTON SCIENTIFIC CORP	59,000 SHARES	1,079,800	456,660
	BOUYGUES	116,907 SHARES	7,528,974	5,033,723
	BP	562,917 SHARES	6,465,637	4,257,096
	BRAMBLES LTD	182,792 SHARES	1,076,490	949,313
	BRIDGESTONE CORP	124,000 SHARES	2,179,904	1,815,201
	BRINKER INTERNATIONAL	228,997 SHARES	4,360,414	2,384,847
	BRINOVA FASTIGHETER AB	994 SHARES	19,628	4,462
	BRITISH AIRWAYS	308,136 SHARES	2,247,529	796,111
	BRITISH AMERICAN TOBACCO	316,869 SHARES	10,543,720	8,200,411
	BRITISH POLYTHENE INDUSTRIES	28,349 SHARES	75,890	76,423
	BRITVIC	134,847 SHARES	906,037	512,318
	BRUNEL INTERNATIONAL	617 SHARES	7,412	7,290
	BTG	4,928 SHARES	11,280	9,919
	BUNNINGS WAREHOUSE PROPERTY TR	53,800 SHARES	67,355	61,890
	C CUBE CORP	12,700 SHARES	36,257	36,286
	C&C GROUP	379,858 SHARES	1,869,154	765,631
	CABCHARGE AUSTRALIA LTD	3,100 SHARES	13,166	13,724
	CABLE & WIRELESS	236,270 SHARES	661,290	531,626
	CABLEVISION SYSTEMS CORP	67,300 SHARES	1,529,270	1,133,332
	CAC	3,300 SHARES	22,537	28,031
	CAFE DE CORAL HLDGS	6,000 SHARES	9,731	12,155
	CALLOWAY REAL ESTATE INV TRUST	24,060 SHARES	451,413	221,208
	CALSONIC KANSEI	20,000 SHARES	53,044	27,799
	CAMECO CORP	37,008 SHARES	1,099,712	642,500
	CAMPBELL BROTHERS	14,300 SHARES	398,665	175,571
	CAMPOFRIO FOOD GROUP	39,551 SHARES	460,378	411,234
	CANADIAN WESTERN BANK	20 SHARES	270	201
	CANFOR CORP	36,300 SHARES	318,244	223,475
	CANON APTEX	2,400 SHARES	40,263	25,575
	CAP GEMINI	80,501 SHARES	4,633,391	3,077,261
	CARDIONET INC	37,700 SHARES	978,246	929,305
	CARGOTEC CORPORATION	18,432 SHARES	196,783	207,277
	CARMAX INC	316,440 SHARES	4,474,507	2,545,584
	CARR’S MILLING INDUSTRIES	2,890 SHARES	34,321	17,348
	CARTER & CARTER GROUP	42,911 SHARES	91,443	617
	CASINO GUICHARD-PERRACHON	32,156 SHARES	3,071,143	2,440,853
	CATERPILLAR INC	35,660 SHARES	1,448,947	1,594,119
	CAVIUM NETWORKS	191,146 SHARES	3,186,419	2,008,316
	CAWACHI	4,500 SHARES	128,961	100,772
	CELESTICA INC	54,600 SHARES	354,099	249,891
	CEMENTOS PORTLAND VALDERRIVAS	9,344 SHARES	1,062,303	320,819
	CENTAMIN EGYPT	8,882 SHARES	5,175	5,759
	CENTAUR MEDIA	273,000 SHARES	217,628	141,302
	CENTENE CORP	83,843 SHARES	1,808,031	1,666,326
	CENTENNIAL COAL CO	12,600 SHARES	23,409	29,165
	CENTENNIAL COMMUNICATIONS CORP	354,000 SHARES	2,574,683	2,853,240
	CENTRAL AUTOMOTIVE PRODUCTS	1,000 SHARES	2,922	3,298

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	CENTRAL JAPAN RAILWAY CO	216 SHARES	1,795,014	1,851,429
	CENTURY ALUMINIUM	74,534 SHARES	2,631,992	740,807
	CENTURY LEASING SYSTEM INC	6,900 SHARES	45,991	60,285
	CEPHALON INC	79,920 SHARES	5,830,985	6,226,656
	CEREBOS PACIFIC	29,000 SHARES	66,978	61,392
	CGI GROUP INC	22,400 SHARES	197,860	174,192
	CHAMPION REAL ESTATE INV TRUST	178,000 SHARES	47,668	47,772
	CHAMPION TECHNOLOGY HOLDINGS LTD	1,010,000 SHARES	188,920	34,535
	CHARLES VOGELE HLDG	660 SHARES	43,493	17,053
	CHAUCER HOLDINGS	19,052 SHARES	29,855	13,696
	CHEESECAKE FACTORY	106,900 SHARES	2,659,403	1,079,690
	CHEN HSONG HLDGS	124,000 SHARES	78,906	22,239
	CHESAPEAKE ENERGY CORP	183,100 SHARES	6,795,345	2,960,727
	CHEUNG KONG HLDGS	292,000 SHARES	4,085,630	2,761,684
	CHEVALIER INTL HLDGS	58,000 SHARES	73,463	29,186
	CHEVRON CORP	48,050 SHARES	2,898,292	3,554,259
	CHIBA KOGYO BANK	18,900 SHARES	193,738	264,371
	CHIME COMMUNICATIONS	15,984 SHARES	56,475	11,835
	CHINA SHINEWAY PHARMACEUTICAL GRP	64,000 SHARES	45,108	36,004
	CHOW SANG SANG HLDGS INTL	192,000 SHARES	202,275	99,342
	CHUBU GAS CO	4,000 SHARES	10,085	10,811
	CHUBU NIPPON BROADCASTING	2,400 SHARES	27,990	18,533
	CHUDENKO CORP	22,700 SHARES	386,133	380,128
	CIRCLE K SUNKUS CO	15,400 SHARES	271,524	275,892
	CIR-COMPAGNIE INDUSTRIALI	215,430 SHARES	660,611	218,305
	CISCO SYSTEMS INC	122,370 SHARES	3,138,345	1,994,631
	CITIGROUP INC	577,400 SHARES	10,532,233	3,958,077
	CKD CORP	13,500 SHARES	118,237	51,230
	CLARIANT	80,000 SHARES	1,134,192	535,914
	CLARKE	84,000 SHARES	231,497	135,264
	CLEAN HARBORS INC	23,700 SHARES	1,563,345	1,501,761
	CLECO CORP	157,921 SHARES	3,727,530	3,626,723
	CLOSE BROS GROUP	76,719 SHARES	797,447	583,502
	CNIM	3,863 SHARES	515,032	236,270
	CNP ASSURANCES	8,443 SHARES	1,011,772	608,639
	COCA COLA CENTRAL	38 SHARES	301,190	272,057
	COCA-COLA CO	25,250 SHARES	1,126,217	1,143,068
	COFIDE	511,944 SHARES	416,637	262,946
	COGECO CABLES INC	4,690 SHARES	109,344	131,107
	COL CAPITAL	143,000 SHARES	107,675	10,886
	COLRUYT SA	14,058 SHARES	3,266,514	3,054,169
	COLT TELECOM GROUP	504,857 SHARES	1,667,875	486,325
	COMBI CORP	1,500 SHARES	9,658	9,912
	COMMUNISIS	13,815 SHARES	18,767	9,137
	COMMUTURE CORP	3,000 SHARES	20,009	18,566
	COMMVAULT SYSTEMS INC	132,600 SHARES	2,109,295	1,778,166
	COMPAGNIE FINANCIERE RICHEMONT	14,954 SHARES	269,991	284,932
	COMPASS GROUP	450,389 SHARES	2,820,546	2,227,561
	COMPLETE PRODUCTION SERVICES INC	84,300 SHARES	2,517,206	687,045
	COMPUTACENTER	16,625 SHARES	66,175	21,512
	COMPUTER ENGINEERING & CONSULTING	9,300 SHARES	75,276	84,947
	CONCHO RESOURCES INC	72,200 SHARES	1,637,463	1,647,604
	CONSOLIDATED COMMUNICATIONS CO.	82,541 SHARES	1,142,357	979,373
	CONSTANTIA-VERPACKUNGEN	274 SHARES	18,713	8,455

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	CONSTRUCCIONES Y AUXILIAR DE FERR	2,694 SHARES	392,312	935,824
	CONWERT IMMOBILIEN INVEST SE	15,750 SHARES	200,160	70,059
	COOKSON GROUP	29,550 SHARES	283,244	53,850
	CORBY DISTILLERIES	15,300 SHARES	286,865	190,367
	CORNING INC	462,000 SHARES	9,554,981	4,402,860
	CORONA CORPORATION	1,000 SHARES	18,127	9,950
	CORPORATE EXPRESS AUSTRALIA	35,000 SHARES	119,307	102,488
	CORUS ENTERTAINMENT INC	100 SHARES	925	1,132
	COSAN LTD	78,000 SHARES	992,396	269,880
	COSMO OIL CO	131,000 SHARES	327,775	395,962
	COVANCE INC	104,900 SHARES	5,340,773	4,828,547
	COVENTRY HEALTHCARE INC	147,400 SHARES	7,787,876	2,193,312
	COVIDIEN LTD	87,570 SHARES	3,677,322	3,173,537
	CPH CHEMIE & PAPER HLDGS	6 SHARES	13,116	8,732
	CRAMO OYJ	58,000 SHARES	346,189	370,865
	CREATE MEDIC CO	2,300 SHARES	18,562	20,577
	CREDIT SUISSE GROUP	31,599 SHARES	1,840,178	846,123
	CREDITO BERGAMASCO	15 SHARES	451	493
	CREDITO VALTELLINESE	3,007 SHARES	23,707	29,280
	CRH	110,426 SHARES	4,008,038	2,763,640
	CROWN LTD	30,200 SHARES	126,866	125,701
	CS COMMUMICATION & SYSTEMES	652 SHARES	17,398	4,532
	CSL	36,073 SHARES	972,876	847,558
	CSX CORP	246,400 SHARES	8,177,097	7,977,376
	CTI ENGINEERING CO	7,500 SHARES	41,971	57,667
	CUMMINS INC	229,590 SHARES	5,479,204	6,136,941
	CWT LTD	21,000 SHARES	4,503	4,446
	CYBERNET SYSTEMS CO	182 SHARES	73,266	76,394
	D.LOGISTICS	23,821 SHARES	85,072	36,424
	DAH SING BANKING GROUP	29,000 SHARES	21,355	20,842
	DAIHATSU MOTOR CO	349,650 SHARES	3,466,297	3,102,457
	DAIICHI JITSUGYO CO	7,000 SHARES	17,271	20,309
	DAIICHIKOSHO CO	28,700 SHARES	243,683	293,174
	DAIKO SHOKEN BUSINESS CO	8,800 SHARES	49,758	70,089
	DAINICHISEIKA COLOR & CHEM MFG CO	19,000 SHARES	94,875	52,399
	DAINIPPON SCREEN MFG CO	9,000 SHARES	19,818	17,077
	DAIO PAPER CORP	3,000 SHARES	34,282	36,867
	DAISHI BANK	85,000 SHARES	382,994	372,256
	DAISHINKU CORP	27,000 SHARES	153,699	72,973
	DAISYO CORP	1,600 SHARES	22,131	23,457
	DANIELI & C	40,000 SHARES	343,866	418,961
	DARDEN RESTAURANTS INC	134,400 SHARES	5,254,871	3,787,392
	DAVID JONES	57,200 SHARES	111,490	126,818
	DAYLIGHT RESOURCES TRUST	33,500 SHARES	301,140	211,936
	DBS GROUP HLDGS LTD	402,800 SHARES	3,904,623	2,425,199
	DEERE & CO	38,900 SHARES	2,605,379	1,490,648
	DEL MONTE PACIFIC	124,000 SHARES	37,332	38,730
	DELHAIZE FRERES ET CIE	32,677 SHARES	2,064,483	2,007,682
	DELL INC	109,500 SHARES	2,299,661	1,121,280
	DEMAG CRANES	9,017 SHARES	179,947	235,641
	DENBURY RESOURCES INC	27,200 SHARES	260,159	297,024
	DENYO CO	8,100 SHARES	113,099	57,723
	DEUTSCHE LUFTHANSA	132,000 SHARES	1,941,154	2,053,215
	DEUTSCHE POST	116,714 SHARES	3,107,820	1,932,258

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	DEUTZ	75,161 SHARES	677,216	248,657
	DFDS	346 SHARES	38,990	25,782
	DIAGEO	75,574 SHARES	1,494,328	1,044,189
	D’IETEREN TRADING	1,725 SHARES	559,143	180,078
	DIGIA PLC	10,666 SHARES	50,826	27,577
	DIGITAL CHINA HLDGS	11,000 SHARES	4,928	3,179
	DIGITAL RIVER INC	57,300 SHARES	2,125,499	1,421,040
	DIN BOSTAD SVERIGE	5,549 SHARES	36,825	14,455
	DLH	8,252 SHARES	122,343	40,068
	DNB NOR	396,400 SHARES	5,914,604	1,528,513
	DONEGAL CREAMERIES	4,524 SHARES	37,404	17,042
	DOREL INDUSTRIES	7,700 SHARES	147,462	174,646
	DOWNER EDI	47,900 SHARES	229,854	127,906
	DR HORTON INC	349,200 SHARES	11,110,673	2,468,844
	DR.CI LABO CO	1 SHARES	1,449	1,842
	DRIL QUIP INC	41,900 SHARES	2,137,096	859,369
	DRILLISCH AG	74,009 SHARES	112,015	177,976
	DSM	121,761 SHARES	5,649,903	3,101,577
	DU PONT(E.I.)DE NEMOURS & CO	39,600 SHARES	1,693,488	1,001,880
	DYDO DRINCO INC	2,600 SHARES	64,055	81,600
	E.ON	311,942 SHARES	14,774,317	12,553,260
	EARTH CHEMICAL CO	4,600 SHARES	127,578	134,473
	EAST WEST BANCORP INC	192,078 SHARES	6,210,495	3,022,934
	EASTMAN CHEMICAL CO	81,800 SHARES	4,404,954	2,593,878
	EATON CORP	12,890 SHARES	585,899	640,762
	EATON VANCE CORP	248,300 SHARES	7,067,009	5,216,783
	EBRO PULEVA SA	22,382 SHARES	294,486	304,899
	ECLIPSYS CORP	19,094 SHARES	337,692	272,709
	ECONOCOM GROUP	210 SHARES	1,325	1,880
	EDF	30,413 SHARES	2,923,921	1,754,437
	EDION CORP	45,000 SHARES	263,052	218,423
	EIGHTEENTH BANK	102,000 SHARES	414,282	374,694
	EL.EN.	5,236 SHARES	129,941	100,877
	ELDORADO GOLD CORP	446,300 SHARES	2,947,670	3,555,610
	ELECTRONIC ARTS	111,520 SHARES	3,387,427	1,772,610
	ELEKTRIZITATS-G LAUFENBURG	890 SHARES	1,006,268	786,020
	ELEKTROBIT	11,941 SHARES	29,713	5,478
	ELEMENTIS	185,800 SHARES	276,092	99,507
	ELIA SYSTEM OPERATOR	519 SHARES	21,427	17,718
	ELMOS SEMICONDUCTOR	24,000 SHARES	233,781	76,731
	EMECO HOLDINGS LIMITED	422,000 SHARES	203,446	83,852
	EMERA INC	10,200 SHARES	228,090	183,426
	EMMI AG	4,483 SHARES	550,844	416,984
	EMPEROR INTERNATIONAL HLDGS	107,000 SHARES	37,635	9,250
	EMPIRE CO	4,300 SHARES	169,454	169,771
	EMPIRE DISTRICT ELECTRIC CO	56,239 SHARES	1,303,623	990,742
	ENCORE ACQUISITION CO	27,600 SHARES	876,200	704,352
	ENEL SPA	496,225 SHARES	5,369,841	3,119,519
	ENERGIEDIENST HOLDING	8,170 SHARES	358,290	399,154
	ENERGY DEVELOPMENT	71,600 SHARES	123,980	117,311
	ENI	196,282 SHARES	6,897,895	4,567,372
	ENTERGY CORP	20,150 SHARES	1,514,245	1,675,070
	ENTRAVISION COMMUNICATIONS CORP	160,300 SHARES	1,231,486	250,068
	EOG RESOURCES INC	11,985 SHARES	1,077,405	797,961

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	EQUINIX INC	5,100 SHARES	216,440	271,269
	ERCROS	44,769 SHARES	10,074	9,957
	ERICSSON LM	594,661 SHARES	8,026,614	4,421,635
	ESPEC CORP	8,100 SHARES	87,164	50,128
	EUROMICRON AG	4,917 SHARES	110,762	71,424
	EV3 INC	86,992 SHARES	1,173,456	527,894
	EXPRESS SCRIPTS INC	136,612 SHARES	6,009,104	7,510,928
	EXXON MOBIL CORP	51,950 SHARES	3,165,504	4,147,169
	F5 NETWORK INC	56,600 SHARES	1,537,566	1,297,782
	FAIRPOINT COMMUNICATIONS INC	173,809 SHARES	1,678,682	568,311
	FAMILYMART CO	85,800 SHARES	2,710,937	3,700,805
	FANCL CORP	15,500 SHARES	180,252	205,014
	FANUC CO	39,500 SHARES	2,567,417	2,740,816
	FARSTAD SHIPPING	3,262 SHARES	84,500	31,446
	FAST RETAILING CO	27,500 SHARES	3,042,417	4,000,571
	FELISSIMO CORP	700 SHARES	12,794	15,869
	FELIX RESOURCES	21,800 SHARES	54,563	133,751
	FIFTH THIRD BANCORP	66,900 SHARES	1,903,544	552,594
	FINNAIR	1,386 SHARES	7,746	9,421
	FIRSTGROUP	51,000 SHARES	646,939	318,232
	FIRSTSERVICE CORP	8,010 SHARES	104,963	103,750
	FLEXTRONICS INTERNATIONAL	777,500 SHARES	5,636,817	1,990,400
	FLIGHT CENTRE	10,900 SHARES	172,308	59,276
	FLUOR CORP	3,900 SHARES	203,375	175,734
	FOCUS MEDIA HLDG	28,921 SHARES	852,942	261,634
	FONCIERE DES REGIONS	32,139 SHARES	2,060,363	2,212,067
	FOOD EMPIRE HOLDINGS	181,000 SHARES	38,695	42,714
	FORBO HLDGS	2,359 SHARES	708,724	432,193
	FORNIX BIOSCIENCES	11,400 SHARES	299,357	110,910
	FORTIS INC	8,200 SHARES	216,738	163,336
	FORTUNE BRANDS INC	30,900 SHARES	1,859,941	1,275,552
	FOSTER WHEELER LTD	7,640 SHARES	581,085	178,623
	FRANCE TELECOM	357,100 SHARES	9,499,767	10,133,342
	FRED OLSEN ENERGY ASA	36,050 SHARES	1,197,137	959,414
	FREENET	687 SHARES	12,188	3,963
	FROSTA AG	10 SHARES	166	222
	FUGRO	35,589 SHARES	2,611,952	1,013,403
	FUJI ELECTRIC HOLDINGS	83,000 SHARES	357,455	121,776
	FUJI FIRE & MARINE INSURANCE CO	120,000 SHARES	460,563	176,062
	FUJI HEAVY INDUSTRIES	31,000 SHARES	83,823	81,732
	FUJI MACHINE MANUFACTURING CO	21,000 SHARES	448,683	178,378
	FUJI OOZX INC	7,000 SHARES	24,430	20,154
	FUJISTAFF HOLDINGS INC	25 SHARES	3,499	3,833
	FUJITSU BROAD SOLUTIONS & CONS	500 SHARES	4,072	4,015
	FUJITSU BUSINESS SYSTEMS	200 SHARES	2,704	3,109
	FUJITSU FRONTECH	3,500 SHARES	30,033	28,185
	FUKOKU CO	6,300 SHARES	36,739	35,583
	FUKUDA DENSHI CO	3,600 SHARES	113,114	92,929
	FUKUVI CHEMICAL INDUSTRY CO	1,000 SHARES	4,500	3,519
	FUNKWERK	5,492 SHARES	104,542	42,370
	FURUNO ELECTRIC CO	14,300 SHARES	118,815	87,709
	FURUSATO INDUSTRIES	11,200 SHARES	148,484	118,363
	FUTABA CORP	17,400 SHARES	412,894	218,052
	FUTURIS CORP	249,400 SHARES	192,499	112,154

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	G4S PLC	302,087 SHARES	861,273	890,367
	GALLIFORD TRY	48,010 SHARES	55,417	21,916
	GALP ENERGIA	88,518 SHARES	884,493	883,459
	GAMMA HLDG	9,240 SHARES	124,626	81,431
	GASCOGNE	1,342 SHARES	123,522	60,720
	GATX CORP	131,200 SHARES	5,543,011	4,063,264
	GDF SUEZ	150,426 SHARES	7,859,819	7,641,314
	GEMALTO	39,595 SHARES	1,510,081	985,199
	GENENTECH INC	16,526 SHARES	1,180,819	1,370,171
	GENERAL DYNAMICS CORP	10,670 SHARES	877,866	614,485
	GENERAL ELECTRIC CO	162,300 SHARES	5,371,324	2,629,260
	GENERAL MOTORS CORP	60,800 SHARES	757,845	218,880
	GENESEE & WYOMING INC	7,400 SHARES	243,352	225,700
	GENZYME CORP	15,880 SHARES	1,208,718	1,053,956
	GESCO	3,751 SHARES	194,054	217,427
	GIFI	426 SHARES	33,236	20,726
	GILDEMEISTER	97,128 SHARES	2,027,818	1,076,689
	GINGER	2,846 SHARES	52,613	43,082
	GLADSTONE CAP CORP	87,021 SHARES	1,832,463	704,000
	GLADSTONE COMMERICAL CORP	57,800 SHARES	1,004,342	491,300
	GLAXOSMITHKLINE	161,140 SHARES	3,920,813	2,975,917
	GLOBAL PAYMENTS INC	68,900 SHARES	3,246,339	2,259,231
	GLORIOUS SUN ENTERPRISE	142,000 SHARES	67,100	34,995
	GOLDEN MEDITECH	20,000 SHARES	5,709	2,710
	GOLDLION HLDGS	270,000 SHARES	34,248	35,883
	GOLDMAN SACHS GROUP INC	32,735 SHARES	3,934,174	2,762,507
	GOODMAN FIELDER	263,900 SHARES	495,993	244,708
	GOOGLE INC	6,230 SHARES	3,249,948	1,916,660
	GRACO INC	36,600 SHARES	1,357,289	868,518
	GRAMMER	28,000 SHARES	253,728	268,558
	GROUPE CRIT	1,967 SHARES	24,378	24,881
	GROUPE GUILLIN	123 SHARES	11,159	5,505
	GROUPE STERIA	38,809 SHARES	885,942	429,953
	GRUPO CERAMICHE RICCHETTI	5,858 SHARES	14,781	8,135
	GSI COMMERCE	69,000 SHARES	1,017,715	721,317
	GUTHRIE GTS	103,000 SHARES	25,846	15,728
	GWA INTERNATIONAL	3,000 SHARES	4,548	6,066
	H2O RETAILING CORP	12,000 SHARES	72,499	89,090
	HAGIWARA ELECTRIC CORP	3,600 SHARES	29,521	24,622
	HAKUTO CO	12,800 SHARES	175,487	113,103
	HALLIBURTON CO	66,120 SHARES	2,444,308	1,202,062
	HAMMERSON PLC	129,000 SHARES	2,404,221	992,263
	HANG SENG BANK	186,000 SHARES	3,124,202	2,496,362
	HARASHIN NARUS HLDGS CO	2,700 SHARES	24,788	30,381
	HARDY UNDERWRITING BERMUDA LTD	16,914 SHARES	98,055	63,713
	HARMAN INT’L INDUSTRIES INC	61,700 SHARES	6,000,906	1,032,241
	HARRIS CORP	141,600 SHARES	6,354,596	5,387,880
	HARSCO CORP	136,400 SHARES	4,798,310	3,775,552
	HARTFORD FIN’L SERVICES GRP INC	30,600 SHARES	1,409,962	506,940
	HARTMANN BRODRENE	622 SHARES	8,324	8,189
	HARWANNE CIE PTN	6,701 SHARES	14,632	15,488
	HASEKO CORP	1,536,090 SHARES	3,763,562	1,592,857
	HAULOTTE GROUP	2,388 SHARES	87,513	14,772
	HAVAS	148,115 SHARES	514,723	302,242

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	HAW PAR CORP	42,000 SHARES	168,251	105,820
	HEALTHSCOPE LIMITED	52,900 SHARES	165,882	163,018
	HEARTLAND EXPRESS INC	210,914 SHARES	3,264,415	3,302,040
	HEIJMANS	11,030 SHARES	591,004	52,130
	HEIWADO	24,300 SHARES	409,306	387,352
	HELIX ENERGY SOLUTIONS GROUP INC	341,875 SHARES	7,449,635	2,476,686
	HELVETIA HLDG	3,725 SHARES	1,173,539	801,102
	HESS CORP	15,550 SHARES	1,537,276	834,102
	HEWLETT-PACKARD CO	55,550 SHARES	2,601,328	2,015,910
	HF CO	1,640 SHARES	36,422	13,792
	HIGASHI-NIPPON BANK	86,000 SHARES	294,250	294,098
	HIKARI FURNITURE CO	1,000 SHARES	5,439	3,409
	HI-LEX CORPORATION	14,600 SHARES	177,039	122,405
	HI-P INTERNATIONAL	179,000 SHARES	37,831	37,272
	HISAMITSU PHARMACEUTICAL CO INC	50,600 SHARES	2,019,269	2,042,978
	HITACHI CAPITAL CORP	21,300 SHARES	324,371	260,816
	HITACHI CHEMICAL CO	29,300 SHARES	286,596	298,010
	HITACHI KOKI CO	26,800 SHARES	377,544	220,549
	HITACHI MAXELL	36,400 SHARES	441,599	334,486
	HITACHI SOFTWARE ENGINEERING CO	800 SHARES	11,596	12,161
	HITACHI SYSTEM & SERVICES	13,200 SHARES	184,950	134,694
	HKR INTERNATIONAL	28,800 SHARES	5,075	6,280
	HOKKOKU BANK	1,000 SHARES	3,093	3,453
	HOKUETSU BANK	3,000 SHARES	6,758	6,718
	HOKUETSU PAPER MILLS	241,950 SHARES	1,383,625	1,486,491
	HOKUHOKU FINANCIAL GROUP INC	1,335,000 SHARES	3,391,523	3,092,664
	HOKURIKU GAS CO	4,000 SHARES	11,621	11,517
	HOME DEPOT INC	121,000 SHARES	4,024,091	2,785,420
	HOME RETAIL GROUP PLC	487,967 SHARES	2,021,635	1,483,830
	HONDA MOTOR CO	116,929 SHARES	3,980,709	2,458,540
	H-ONE CO	100 SHARES	358	436
	HONEYWELL INTERNATIONAL INC	61,030 SHARES	2,289,486	2,003,615
	HONG LEONG FINANCE LTD	71,000 SHARES	128,372	101,517
	HONGKONG CHINESE	150,000 SHARES	29,808	13,742
	HOTEL GRAND CENTRAL	450 SHARES	258	169
	HOTEL PLAZA	63,000 SHARES	94,297	48,974
	HOUSE FOODS CORPORATION	1,100 SHARES	16,999	19,391
	HSBC HLDGS	253,869 SHARES	4,080,509	2,414,862
	HURON CONSULTING GROUP INC	8,100 SHARES	426,797	463,887
	HYAKUGO BANK	73,000 SHARES	462,029	435,665
	HYAKUJUSHI BANK	10,000 SHARES	51,183	55,929
	I LOGISTICS CORP	5,000 SHARES	12,616	8,163
	IAMGOLD CORP	5,300 SHARES	28,670	32,629
	IBA HEALTH GROUP LTD	99,675 SHARES	44,013	42,738
	IBERIABANK CORP	6,600 SHARES	264,000	316,800
	IBERPAPEL GESTION SA	800 SHARES	10,488	10,375
	IBS AB	65,305 SHARES	231,258	45,420
	ICHIKAWA CO	10,000 SHARES	33,070	33,646
	IDEX CORP	145,349 SHARES	4,041,484	3,621,331
	IG GROUP HLDGS	419,745 SHARES	2,604,798	1,546,439
	IHARA CHEMICAL INDUSTRY CO	2,000 SHARES	3,861	6,310
	IINET	52,500 SHARES	78,243	44,473
	ILLINOIS TOOL WORKS INC	95,123 SHARES	3,940,990	3,354,433
	ILUKA RESOURCES	724,159 SHARES	1,953,474	2,342,660

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	IMAGINEER CO	3,800 SHARES	24,454	19,618
	IMMOBEL	2,260 SHARES	110,459	47,091
	IMMUCOR INC	64,300 SHARES	1,790,545	1,709,094
	INCHCAPE	139,821 SHARES	399,379	73,878
	INDRA SISTEMAS	6,290 SHARES	126,328	141,556
	INDUS-HOLDING	18,596 SHARES	406,741	346,382
	INDUSTRIAL ALLIANCE INS & FINL CO	7,900 SHARES	268,838	149,169
	INDUSTRIAL&COMMERCIAL BK CHINA	1,338,000 SHARES	3,522,704	1,432,918
	INDUSTRIAL&FINANCIAL SYSTEMS IFS	5,091 SHARES	57,533	21,180
	INES CORP	700 SHARES	2,112	3,514
	INFICON HLDG	2,653 SHARES	363,164	218,850
	INFORMATION SERVICES INTL	3,500 SHARES	25,191	22,317
	ING GROEP	594,550 SHARES	17,337,254	6,346,315
	ING OFFICE FUND	217,000 SHARES	179,346	122,547
	INNOTECH CORPORATION	10,900 SHARES	26,434	27,295
	INSIGHT ENTERPRISE INC	156,500 SHARES	3,077,986	1,079,850
	INTEC TELECOM SYSTEMS	22,785 SHARES	20,735	8,681
	INTEGRA LIFESCIENCES HLDGS CORP	106,828 SHARES	4,045,047	3,788,247
	INTEGRYS ENERGY GROUP INC	134,589 SHARES	6,318,345	5,785,439
	INTEL CORP	62,700 SHARES	1,274,710	919,182
	INTERLINE BRANDS INC	103,800 SHARES	1,989,596	1,103,394
	INTERNATIONAL BUS MACH CORP	33,710 SHARES	3,202,875	2,837,034
	INTERNATIONAL GAME TECHNOLOGY	271,200 SHARES	6,494,569	3,224,568
	INTERNATIONAL PAPER CO	76,869 SHARES	2,400,298	907,988
	INTERNATIONAL PERSONAL FINANCE	431,712 SHARES	1,935,168	862,765
	INTERNATIONAL POWER	813,132 SHARES	6,894,289	2,808,716
	INTERNATIONAL RECTIFIER CORP	205,600 SHARES	6,047,424	2,775,600
	INTERSERVE	179,798 SHARES	1,549,095	587,452
	IOWA TELECOMMUNICATIONS SVCS INC	96,027 SHARES	1,686,799	1,370,209
	IPTE	5,825 SHARES	87,966	14,980
	IRIDE	218,163 SHARES	616,097	282,788
	IRISO ELECTRONICS CO	8,400 SHARES	41,017	44,571
	ISEWAN TERMINAL SERVICE CO	2,000 SHARES	11,549	9,928
	ISHIKAWAJIMA TRANSPORT MACHINERY	5,000 SHARES	22,081	18,423
	ITOCHU ENEX CO	26,800 SHARES	133,901	186,255
	ITOHAM FOOD	92,000 SHARES	253,382	329,840
	ITOKI CORP	200 SHARES	546	627
	J FRONT RETAILING CO LTD	15,000 SHARES	59,106	60,563
	JAMES HARDIE INDUSTRIES	28,452 SHARES	69,102	92,638
	JAPAN AVIATION ELECTRONICS INDUSTRY	17,000 SHARES	105,849	69,763
	JAPAN DIGITAL LABORATORY CO	4,200 SHARES	64,540	44,386
	JAPAN PULP & PAPER CO	71,000 SHARES	277,793	230,270
	JB HI-FI	10,200 SHARES	74,768	68,981
	JEFFERIES GROUP INC	336,350 SHARES	6,595,275	4,756,470
	JFE HOLDINGS INC	37,578 SHARES	1,761,152	979,306
	JFE SHOJI HLDGS INC	66,000 SHARES	181,575	197,308
	JFE SYSTEMS	2 SHARES	1,927	1,761
	JOHNSON & JOHNSON	37,250 SHARES	2,303,793	2,228,668
	* JPMORGAN CHASE & CO	73,532,054 SHARES	2,833,791,938	2,318,465,663
	JUNGFRAUBAHN-GES	3,626 SHARES	134,955	143,085
	JUPITER TELECOMMUNICATIONS CO	993 SHARES	914,788	1,025,315
	JUROKU BANK	1,000 SHARES	4,042	4,677
	K1 VENTURES	116,000 SHARES	16,527	11,272
	KAGAWA BANK	10,000 SHARES	52,845	53,392

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	KAKEN PHARMACEUTICAL	1,000 SHARES	6,990	10,899
	KAMIGUMI CO	10,000 SHARES	72,136	88,031
	KANADEN CORP	2,000 SHARES	11,667	11,318
	KANEFUSA CORP	300 SHARES	1,562	1,539
	KANEKA CORP	55,000 SHARES	452,807	345,836
	KANTO NATURAL GAS DEV CO	34,000 SHARES	205,992	213,414
	KARDEX	9,764 SHARES	497,580	275,210
	KASUMI CO	44,000 SHARES	230,460	241,236
	KATO SANGYO CO	900 SHARES	10,743	15,220
	KAWASAKI KINKAI KISEN KAISHA	16,000 SHARES	60,855	54,363
	KAWASAKI KISEN KAISHA	95,000 SHARES	458,882	431,771
	KAWASUMI LABORATORIES INC	14,000 SHARES	80,217	64,556
	KAZAKHMYS	67,500 SHARES	1,522,173	224,181
	KDDI CORPORATION	663 SHARES	4,902,928	4,644,291
	KEIHANSHIN REAL ESTATE CO	1,000 SHARES	7,160	4,732
	KEISEI ELECTRIC RAILWAY CO	83,000 SHARES	458,428	508,163
	KEIYO BANK	41,000 SHARES	209,019	207,148
	KELLER GROUP	132,106 SHARES	2,655,417	1,092,129
	KEMIRA	33,450 SHARES	557,112	276,193
	KENDLE INTERNATIONAL INC	56,800 SHARES	2,118,097	1,460,896
	KIKUCHI CO	600 SHARES	5,033	4,554
	KIM ENG HLDGS	163,000 SHARES	122,624	122,186
	KIMURA UNITY CO	6,500 SHARES	50,095	54,997
	KIRINDO	4,900 SHARES	23,245	26,757
	KITAGAWA INDUSTRIES	2,700 SHARES	38,078	35,444
	KITAMURA CO	3,400 SHARES	19,313	17,553
	KITA-NIPPON BANK	5,400 SHARES	211,157	162,030
	KLOECKNER & CO	50,664 SHARES	2,859,497	865,529
	KNOLL INC	92,700 SHARES	1,385,417	836,154
	KOBAYASHI PHARMACEUTICALS	41,200 SHARES	1,431,604	1,745,262
	KOEI CHEMICAL CO	1,000 SHARES	3,547	3,343
	KOHLS CORP	15,090 SHARES	681,755	546,258
	KOHNAN SHOJI	20,900 SHARES	258,177	276,438
	KOKUYO CO	7,100 SHARES	49,963	50,988
	KOMORI CORP	5,100 SHARES	98,828	54,966
	KONAMI CORP	97,400 SHARES	3,312,463	2,449,774
	KONDOTEC INC	100 SHARES	596	582
	KONECRANES INTERNATIONAL CORP	95,374 SHARES	3,628,736	1,601,502
	KONINKLIJKE AHOLD	226,095 SHARES	2,916,229	2,762,551
	KONINKLIJKE PHILIPS ELECTRONICS	134,230 SHARES	4,449,547	2,580,490
	KOSE	12,600 SHARES	324,278	311,351
	KOWA SPINNING CO	12,000 SHARES	39,947	36,139
	KRAFT FOODS INC	26,300 SHARES	783,125	706,155
	KSB	494 SHARES	467,435	247,206
	KU HLDGS CO	9,600 SHARES	43,595	22,239
	KUONI REISEN HLDG	1,560 SHARES	888,709	527,646
	KUREHA CORP	1,000 SHARES	4,687	4,909
	KURODA ELECTRIC	4,500 SHARES	49,654	41,401
	KYORIN CO LTD	20,000 SHARES	226,677	281,964
	KYOWA LEATHER CLOTH CO	600 SHARES	2,715	3,422
	LANXESS	44,700 SHARES	1,941,330	853,117
	LASERTEC CORP	1,900 SHARES	13,728	9,264
	LAURENTIAN BANK OF CANADA	8,600 SHARES	303,697	240,340
	LAVENDON GROUP	94,363 SHARES	205,651	241,493

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	LBI INTERNATIONAL	9,124 SHARES	13,781	13,845
	LEMMINKAINEN CORP	15,136 SHARES	303,853	274,569
	LEON’S FURNITURE	430 SHARES	4,428	3,135
	LEOPALACE 21	17,700 SHARES	181,390	175,536
	LHC GROUP INC	20,900 SHARES	531,175	752,400
	LIBERTY INTERNATIONAL PLC	128,927 SHARES	2,364,230	886,044
	LIBERTY MEDIA CORP	38,000 SHARES	586,336	664,240
	LIBERTY MEDIA HOLDING	45,200 SHARES	842,809	141,024
	LIFEPOINT HOSPITALS INC	78,040 SHARES	2,084,801	1,780,054
	LINDE	24,736 SHARES	2,389,291	2,057,899
	LINEDATA SERVICES	14,926 SHARES	117,187	93,365
	LINTEC CORP	9,200 SHARES	106,599	124,933
	LION CORP	14,000 SHARES	78,471	74,903
	LION NATHAN	457,212 SHARES	3,332,192	2,643,021
	LIPPO	54,000 SHARES	22,827	10,660
	LIU CHONG HING INVESTMENT	64,000 SHARES	23,699	27,003
	LOCKHEED MARTIN CORP	29,380 SHARES	3,067,983	2,470,270
	LOGICA PLC	936,000 SHARES	2,059,225	928,556
	LUK FOOK HLDGS	118,000 SHARES	25,487	30,755
	M6-METROPOLE TELEVISION	52 SHARES	740	1,001
	MAC HOUSE	5,200 SHARES	38,216	29,485
	MACFARLANE GROUP	99,762 SHARES	66,180	25,459
	MACQUARIE INFRASTRUCTURE CO	64,009 SHARES	1,516,483	226,593
	MACQUARIE OFFICE UNITS	39,000 SHARES	17,591	6,526
	MAEDA CORP	93,000 SHARES	375,853	369,333
	MAINFREIGHT	2,200 SHARES	7,875	6,197
	MAKITA CORP	73,100 SHARES	2,836,883	1,586,185
	MAN AG	22,572 SHARES	3,160,990	1,214,887
	MANAGEMENT CONSULTING GROUP	113,382 SHARES	94,271	35,456
	MANDOM CORP	12,800 SHARES	341,689	361,478
	MANULIFE FINANCIAL CORP	104,956 SHARES	2,635,899	1,768,396
	MAPFRE SA	1,705,842 SHARES	6,956,048	5,891,883
	MARSH & MCLENNAN COS INC	140,510 SHARES	4,264,551	3,410,178
	MARUDAI FOOD CO	29,000 SHARES	84,196	80,938
	MARUFUJI SHEET PILING CO	18,000 SHARES	37,431	25,218
	MARUZEN CO LTD	5,000 SHARES	21,084	19,581
	MARUZEN SHOWA UNYU CO	5,000 SHARES	16,704	16,216
	MASCO CORP	601,953 SHARES	10,024,633	6,734,459
	MATSUYA FOODS CO	300 SHARES	5,303	4,282
	MATTEL INC	303,600 SHARES	6,287,252	4,857,600
	MAXVALU NISHINIHON	2,200 SHARES	29,562	33,613
	MAXVALU TOKAI CO LTD	2,800 SHARES	36,469	47,876
	MCAFEE INC	70,776 SHARES	2,492,464	2,444,524
	MCBRIDE	107,076 SHARES	320,681	187,817
	MCKESSON CORP	34,760 SHARES	2,036,434	1,346,255
	MDS INC	23,500 SHARES	328,091	143,722
	MEDA	8,242 SHARES	48,396	54,718
	MEDIKIT CO	10 SHARES	2,191	1,754
	MEDTRONIC INC	33,830 SHARES	1,625,021	1,062,939
	MEIJI SEIKA KAISHA	88,000 SHARES	366,638	415,488
	MENZIES(JOHN)	69,804 SHARES	233,375	107,135
	MERCIAN CORP	69,000 SHARES	185,249	135,488
	MERCK & CO INC	98,900 SHARES	4,028,826	3,006,560
	MERCK KGAA	38,795 SHARES	4,506,879	3,520,086

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	MERRILL LYNCH & CO INC	56,800 SHARES	2,504,475	661,152
	METLIFE INC	32,190 SHARES	1,092,533	1,122,143
	METROPCS COMMUNICATIONS INC	71,810 SHARES	1,334,431	1,066,379
	MFA FINANCIAL INC	396,600 SHARES	2,833,172	2,335,974
	MI DEVELOPMENTS INC	23,600 SHARES	389,016	173,774
	MICHAEL PAGE INTERNATIONAL	23,542 SHARES	71,107	72,688
	MICROSEMI	29,800 SHARES	656,901	376,672
	MICROSOFT CORP	304,460 SHARES	8,902,094	5,918,702
	MIE BANK	67,000 SHARES	348,713	270,513
	MIKUNI COCA-COLA BOTTLING CO	25,300 SHARES	275,635	243,650
	MILANO ASSICURAZIONI	57,650 SHARES	364,775	176,500
	MILBON CO	8,800 SHARES	214,093	244,148
	MILLENNIUM & COPTHORNE HOTELS	17,160 SHARES	95,050	55,141
	MIMASU SEMICONDUCTOR INDUSTRY	500 SHARES	10,950	4,633
	MINATO BANK	9,000 SHARES	16,619	13,800
	MINISTOP CO	14,300 SHARES	258,313	295,465
	MINMETALS RESOURCES	362,000 SHARES	166,844	52,781
	MIQUEL Y COSTAS MIQUEL	200 SHARES	2,362	3,194
	MIRATO SPA	20,000 SHARES	244,935	127,190
	MITANI CORP	1,300 SHARES	14,442	6,167
	MITANI SEKISAN CO	1,200 SHARES	4,311	5,692
	MITSUBA CORP	1,000 SHARES	10,586	3,607
	MITSUBISHI CORP	158,600 SHARES	4,731,642	2,165,988
	MITSUBISHI ELECTRIC CORP	253,000 SHARES	2,846,769	1,540,607
	MITSUBISHI GAS CHEMICAL CO INC	420,000 SHARES	2,229,002	1,677,220
	MITSUBISHI UFJ FINANCIAL GROUP	430,000 SHARES	4,832,525	2,604,192
	MITSUI & CO	217,000 SHARES	4,611,002	2,156,834
	MITSUI CHEMICALS INC	47,000 SHARES	169,716	170,061
	MITSUI HIGH TEC INC	21,100 SHARES	176,588	112,890
	MITSUI HOME CO	13,000 SHARES	60,174	64,247
	MITSUI O.S.K.LINES	569,445 SHARES	5,953,410	3,510,252
	MITTEL(SOCIETA INDUSTR MED)SPA	743 SHARES	5,888	3,026
	MIYACHI CORP	6,500 SHARES	84,718	34,705
	MIYUKI KEORI CO	1,000 SHARES	2,710	2,206
	MOBILE MINI	107,022 SHARES	2,420,191	1,555,343
	MOCHIDA PHARMACEUTICAL CO	1,000 SHARES	10,286	11,947
	MONBERG & THORSEN	2,500 SHARES	132,753	72,834
	MONDI PLC	234,500 SHARES	1,066,628	686,948
	MONSANTO CO	16,180 SHARES	1,845,908	1,138,263
	MONTPELIER RE HOLDINGS	82,938 SHARES	1,517,900	1,390,904
	MOODYS CORP	34,420 SHARES	811,186	691,498
	MOOG INC	55,600 SHARES	2,028,248	2,033,292
	MORGAN STANLEY	24,000 SHARES	1,122,040	384,960
	MORGANS HOTEL GROUP	80,400 SHARES	1,091,066	369,032
	MORINAGA MILK INDUSTRY CO	64,000 SHARES	223,709	246,398
	MS INTERNATIONAL	3,352 SHARES	15,954	4,337
	MTU AERO ENGINES INVEST	85,662 SHARES	3,516,603	2,354,222
	MUEHLBAUER HLDG	1,615 SHARES	55,671	39,062
	MULLEN GROUP	22,000 SHARES	460,143	227,396
	MURAKAMI CORP	3,000 SHARES	21,942	15,554
	MURPHY OIL CORP	34,450 SHARES	1,694,797	1,527,858
	MUSASHI CO	500 SHARES	6,871	7,391
	MVV ENERGIE AG	13,525 SHARES	484,153	605,562
	N.I.C. CORP	7,300 SHARES	31,857	30,601

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	NAFCO CO	10,300 SHARES	144,937	127,372
	NAGASE & CO	37,000 SHARES	453,523	355,510
	NAGAWA CO	8,100 SHARES	55,078	66,033
	NAGOYA RAILROAD CO	3,000 SHARES	8,600	9,531
	NAKANISHI INC	2,000 SHARES	137,155	126,200
	NATIONAL BANK OF GREECE	42,263 SHARES	2,485,645	775,469
	NATIONAL EXPRESS GROUP	60,263 SHARES	437,726	428,667
	NATIONAL GRID	324,707 SHARES	4,862,809	3,193,237
	NATUS MEDICAL INC	36,890 SHARES	690,117	476,975
	NAVITAS LTD	123,300 SHARES	184,567	206,315
	NBC INC	3,300 SHARES	35,677	41,828
	NCC	40,140 SHARES	924,491	253,288
	NE CHEMCAT CORP	8,000 SHARES	146,973	97,077
	NEC CAPITAL SOLUTIONS LTD	300 SHARES	5,803	2,631
	NEC FIELDING	12,900 SHARES	154,428	172,617
	NESTLE SA	166,637 SHARES	7,196,750	6,512,988
	NESTLE SA	52,800 SHARES	2,335,488	2,063,683
	NETAPP INC	64,140 SHARES	883,258	896,036
	NETGEAR INC	61,300 SHARES	1,252,349	699,433
	NEW YORK TIMES CO	54,400 SHARES	1,150,761	397,656
	NEWELL RUBBERMAID INC	92,500 SHARES	2,176,369	904,650
	NEWFIELD EXPLORATION CO	193,200 SHARES	10,774,105	3,815,700
	NEXANS	4,322 SHARES	228,268	255,632
	NICHICON CORP	13,400 SHARES	104,230	84,406
	NICHIREKI CO	6,000 SHARES	17,212	20,254
	NICOLAS CORREA	8,789 SHARES	74,934	36,041
	NIDEC CORP	23,800 SHARES	1,586,442	903,166
	NIFTY CORPORATION	12 SHARES	7,046	10,617
	NIHON KAGAKU SANGYO CO	1,000 SHARES	5,088	5,516
	NIHON PLAST	200 SHARES	1,002	618
	NIHON YAMAMURA GLASS CO	31,000 SHARES	90,528	67,369
	NIKE INC	17,780 SHARES	1,134,728	906,780
	NINTENDO CO	9,300 SHARES	4,151,386	3,462,493
	NIPPO CORP	28,000 SHARES	229,677	235,058
	NIPPON ANTENNA CO	7,300 SHARES	43,364	47,029
	NIPPON BEET SUGAR MFG CO	50,000 SHARES	144,502	132,929
	NIPPON CHEMI-CON CORP	86,000 SHARES	207,405	179,305
	NIPPON ELECTRIC GLASS	229,000 SHARES	3,920,369	1,169,630
	NIPPON GAME CARD CORPORATION	67 SHARES	68,124	77,606
	NIPPON HUME CORP	4,000 SHARES	11,783	12,973
	NIPPON KOEI CO	1,000 SHARES	2,851	2,350
	NIPPON KONPO UNYU SOKO CO	5,000 SHARES	47,382	54,937
	NIPPON SEIKI CO	14,000 SHARES	91,821	81,081
	NIPPON SHINYAKU CO	34,000 SHARES	302,325	400,574
	NISHIMATSU CONSTRUCTION CO	125,000 SHARES	445,072	184,777
	NISHI-NIPPON CITY BANK	103,000 SHARES	263,793	292,013
	NISOURCE INC	56,500 SHARES	1,188,487	619,805
	NISSEI PLASTIC INDUSTRIAL CO	600 SHARES	2,712	1,694
	NISSHA PRINTING CO	40,450 SHARES	1,960,622	1,599,236
	NISSIN CORP	3,000 SHARES	7,502	8,207
	NISSIN SUGAR MANUFACTURING CO	27,000 SHARES	60,381	63,740
	NITTO FC CO	6,000 SHARES	28,047	31,771
	NITTO KOGYO CORP	16,900 SHARES	259,545	151,569
	NOK CORP	400 SHARES	3,975	2,767

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	NOKIA CORP	213,472 SHARES	5,356,675	3,402,019
	NOLATO	1,088 SHARES	9,547	4,403
	NOMURA REAL ESTATE HOLDINGS INC	233,295 SHARES	4,711,513	4,618,129
	NORBERT DENTRESSANGLE	2,148 SHARES	198,175	82,110
	NORDEA BANK	386,100 SHARES	6,158,893	2,670,688
	NORFOLK SOUTHERN CORP	6,250 SHARES	404,630	294,063
	NORITAKE CO	35,000 SHARES	139,348	125,483
	NORITZ CORP	1,200 SHARES	14,320	15,793
	NORTHBRIDGE FINANCIAL CORP	2,440 SHARES	60,023	76,866
	NORTHERN TRUST CORP	96,800 SHARES	6,276,718	5,047,152
	NORTHSTAR REALTY FINANCE CORP	172,953 SHARES	1,607,052	663,454
	NORTHWESTERN CORPORATION	15,400 SHARES	340,470	361,438
	NOVABASE SGPS	18,309 SHARES	132,922	116,817
	NOVO-NORDISK AS	29,525 SHARES	1,827,399	1,494,267
	NSD CO LTD	8,400 SHARES	64,073	65,050
	NTELOS HOLDINGS CORP	87,100 SHARES	1,779,560	2,147,886
	NTT DATA CORP	491 SHARES	1,873,778	1,939,084
	NUTRECO HOLDING	11,693 SHARES	867,650	382,209
	OCCIDENTAL PETROLEUM CORP	21,450 SHARES	1,826,746	1,286,786
	OFFICE2OFFICE	62,060 SHARES	268,565	58,444
	OITA BANK	40,000 SHARES	228,571	268,726
	OKAMOTO MACHINE TOOL WORKS	6,000 SHARES	15,148	6,222
	OKINAWA CELLULAR	102 SHARES	175,668	218,853
	OLD MUTUAL ORD	633,000 SHARES	2,023,833	500,553
	OM HOLDINGS LTD	147,020 SHARES	93,537	117,878
	ONEOK INC	102,300 SHARES	5,170,866	2,978,976
	ONOKEN CO	13,600 SHARES	131,114	129,924
	ONWARD HOLDINGS CO LTD	47,000 SHARES	310,392	366,045
	OPAP	145,602 SHARES	4,838,445	4,185,509
	OPD GROUP	38,821 SHARES	163,233	33,489
	OPEN TEXT CORP	11,000 SHARES	184,807	329,599
	ORACLE CORP	208,550 SHARES	4,552,619	3,697,592
	ORBCOMM INC	275,275 SHARES	1,700,453	605,212
	ORCHARD PARADE HLDGS	47,000 SHARES	36,525	19,573
	ORDINA	54,675 SHARES	147,927	217,363
	ORIENTAL YEAST CO	1,000 SHARES	5,156	5,273
	ORIFLAME COSMETICS	16,399 SHARES	1,058,658	467,627
	OSAKA GAS CO	200,000 SHARES	854,016	913,403
	OSAKA STEEL CO	3,600 SHARES	67,719	46,147
	OSHKOSH CORPORATION	67,600 SHARES	1,138,976	600,964
	OSTJYDSK BANK	235 SHARES	42,591	17,555
	OTSUKA KAGU	100 SHARES	808	648
	PA RESOURCES	90,351 SHARES	713,409	131,391
	PACIFIC ANDES HLDGS	432,000 SHARES	153,029	53,972
	PACIFIC BASIN SHIPPING LTD	43,000 SHARES	76,502	19,530
	PACIFIC BRANDS	299,500 SHARES	281,237	89,789
	PACIFIC CENTURY	486,000 SHARES	154,975	110,366
	PACK CORP	1,700 SHARES	22,466	26,367
	PAL CO	550 SHARES	3,952	5,260
	PAN PACIFIC PETROLEUM NL	75,200 SHARES	14,943	14,680
	PC-WARE INFORMATION TECHNOLOGIE	6,444 SHARES	126,710	146,276
	PEMBINA PIPELINE INC	1,800 SHARES	21,795	22,221
	PENN WEST ENERGY	8,100 SHARES	215,608	89,038
	PEOPLES FOOD HLDGS	320,000 SHARES	173,648	154,364

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	PEPSICO INC	22,280 SHARES	1,650,227	1,220,276
	PERPETUAL LIMITED	2,200 SHARES	43,759	56,890
	PESCANOVA	5,868 SHARES	317,385	221,457
	PETRO-CANADA	7,900 SHARES	157,438	170,991
	PETROLEO BRASILEIRO	19,980 SHARES	1,131,197	489,310
	PETROLIA DRILLING	693,416 SHARES	381,679	53,476
	PFIZER INC	98,500 SHARES	2,379,573	1,744,435
	PHILIP MORRIS INTERNATIONAL INC	12,850 SHARES	512,944	559,104
	PHOENIX MECANO	793 SHARES	289,090	236,183
	PIERRE & VACANCES	4,619 SHARES	508,598	243,984
	PINNACLE WEST CAPITAL CORP	29,000 SHARES	1,037,390	931,770
	PIOLAX CO	6,400 SHARES	127,507	85,427
	PIONEER NATURAL RESOURCES CO	153,600 SHARES	8,978,550	2,485,248
	PIRELLI & CO	1,827,000 SHARES	1,180,521	667,920
	PKC GROUP	13,694 SHARES	58,612	61,865
	PLEXUS CORP	76,540 SHARES	1,440,476	1,292,885
	POCKET CARD CO	600 SHARES	1,261	1,688
	POWER CORP OF CANADA	3,300 SHARES	76,074	59,932
	POWER INTEGRATIONS INC	80,280 SHARES	1,611,523	1,607,984
	PRECISION CASTPARTS CORP	22,050 SHARES	2,203,054	1,311,534
	PRECISION DRILLING TRUST	138,720 SHARES	2,754,212	1,131,560
	PREMAFIN FINANZIERIA	35,184 SHARES	87,003	61,868
	PRESSANCE CORPORATION	4 SHARES	3,441	4,448
	PRIDE INTERNATIONAL INC	51,900 SHARES	1,268,080	829,362
	PRIMARY HEALTH CARE	18,900 SHARES	47,368	64,568
	PROGRESS ENERGY TRUST	1,460 SHARES	19,737	10,585
	PROMOTORA DE INFORMACIONES	63,402 SHARES	246,021	199,178
	PROSEGUR COMPANIA SECURIDAD	25,376 SHARES	739,472	826,468
	PROSPERITY BANCSHARES INC	18,800 SHARES	529,443	556,056
	PROTECTIVE LIFE CORP	212,300 SHARES	7,933,346	3,046,505
	PROVIDENT ENERGY	1,880 SHARES	9,125	8,147
	PRYSMIAN SPA	61,100 SHARES	1,566,380	942,746
	PSION	168,000 SHARES	399,115	122,583
	PSS WORLD MEDICAL INC	351,520 SHARES	6,362,799	6,643,312
	PSYCHIATRIC SOLUTIONS INC	37,700 SHARES	1,209,142	1,056,305
	PUBLICIS GROUPE SA	21,000 SHARES	691,191	536,969
	PULTE HOMES INC	331,380 SHARES	9,143,315	3,632,293
	PUNCH INTERNATIONAL	2,550 SHARES	168,349	66,462
	Q.P.CORP	29,700 SHARES	272,826	404,300
	QINETIQ GROUP	419,505 SHARES	1,483,743	957,490
	QUALCOMM INC	50,535 SHARES	2,028,314	1,810,669
	QUEBECOR INC	16,900 SHARES	328,188	268,730
	QUEST SOFWARE INC	95,894 SHARES	1,338,742	1,207,305
	QWEST COMMUNICATIONS INTL INC	198,360 SHARES	988,898	731,673
	RAKUTEN	4,552 SHARES	2,731,606	2,939,820
	RAMSAY HEALTH CARE	4,000 SHARES	26,970	29,004
	RANDSTAD HLDGS	10,292 SHARES	245,569	208,158
	RAYMOND JAMES FINANCIAL INC	267,973 SHARES	6,236,962	4,578,993
	RAYTHEON CO	62,980 SHARES	3,442,162	3,214,499
	RBC BEARINGS INC	105,900 SHARES	3,116,693	2,147,652
	RECKITT BENCKISER GROUP	65,980 SHARES	3,283,334	2,445,562
	RECTICEL	13,629 SHARES	171,538	77,296
	RED ROBIN GOURMET BURGERS INC	29,300 SHARES	1,134,677	493,119
	REDERI AB TRANSATLANTIC	10,214 SHARES	77,088	41,073

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	REECE AUSTRALIA	1,500 SHARES	15,776	17,256
	REED ELSEVIER NV	192,832 SHARES	3,915,024	2,256,948
	REGAL ENTERTAINMENT GROUP	186,735 SHARES	3,283,050	1,903,596
	REINSURANCE GROUP OF AMERICA	83,900 SHARES	5,234,056	3,592,598
	REPLY SPA	9,800 SHARES	223,471	222,455
	REPSOL YPF	80,260 SHARES	2,708,138	1,684,638
	RESEARCH IN MOTION	21,650 SHARES	1,668,651	878,557
	RESOURCES CONNECTION INC	64,300 SHARES	1,601,929	1,053,234
	REXAM	179,042 SHARES	855,634	903,536
	RIKEN TECHNOS CORP	1,000 SHARES	4,028	2,140
	RIO TINTO	81,356 SHARES	2,003,410	1,742,847
	RISA PARTNERS INC	1,296 SHARES	2,491,042	604,752
	RISO KAGAKU CORP	14,300 SHARES	276,466	141,817
	RLI CORP	12,300 SHARES	613,429	752,268
	ROAD KING INFRASTRUCTURE	250,000 SHARES	260,738	93,223
	ROBERT WALTERS	52,405 SHARES	64,950	76,852
	ROCHE HLDG AG GENUSSCHEINE	41,610 SHARES	7,256,745	6,352,821
	ROGERS CORP	7,800 SHARES	395,895	216,606
	ROLAND CORP	16,500 SHARES	401,750	218,422
	RONA INC	8,700 SHARES	74,970	84,569
	ROYAL BANK OF SCOTLAND GROUP	2,050,470 SHARES	14,555,409	1,456,343
	ROYAL DUTCH SHELL	388,031 SHARES	16,038,713	10,422,318
	ROYAL HOLDINGS CO	19,700 SHARES	208,168	203,411
	RYODEN TRADING CO	25,000 SHARES	196,314	142,306
	RYOYO ELECTRO CORP	16,500 SHARES	231,663	143,431
	S FOODS	500 SHARES	4,277	4,413
	SAIPEM	48,878 SHARES	925,102	803,085
	SAISON INFORMATION SYSTEMS	2,200 SHARES	14,682	16,552
	SAKAI CHEMICAL INDUSTRY CO	47,000 SHARES	224,792	125,472
	SALMAT LTD	58,800 SHARES	115,156	131,185
	SAN-A	1,400 SHARES	39,280	57,143
	SANDERSON FARM INC	27,200 SHARES	850,992	940,032
	SANEI INTERNATIONAL CO	11,700 SHARES	112,748	113,967
	SAN-IN GODO BANK	46,000 SHARES	391,091	367,391
	SANKYO CO	92,679 SHARES	5,248,552	4,600,723
	SANOFI-AVENTIS	110,689 SHARES	9,472,347	6,985,391
	SANSHIN ELECTRONICS CO	200 SHARES	1,200	1,765
	SANYO CHEMICAL INDUSTRIES	56,000 SHARES	303,554	326,795
	SAPPORO HOKUYO HLDGS	62 SHARES	386,759	238,698
	SATORI ELECTRIC CO	8,300 SHARES	97,720	35,434
	SAUER-DANFOSS INC	49,510 SHARES	928,495	433,212
	SAVANNA ENERGY SERVICES CORP	36,590 SHARES	667,805	237,116
	SAVVIS INC	96,618 SHARES	2,042,317	642,454
	SAZABY LEAGUE LTD	10,800 SHARES	197,015	135,581
	SBA COMMUNICATIONS	269,150 SHARES	5,113,122	4,358,688
	SCANFIL OYJ	29,622 SHARES	100,435	83,587
	SCHERING-PLOUGH CORP	52,800 SHARES	1,089,372	899,184
	SCHLUMBERGER	37,110 SHARES	1,625,006	1,570,866
	SCHOOL SPECIALTY INC	37,155 SHARES	1,056,921	704,611
	SCHULER YOUNG	16,823 SHARES	116,126	84,419
	SCHWEIZ NATIONAL-VERSICHERUNGS-G	1,110 SHARES	610,962	636,163
	SCIENTIFIC GAMES	176,441 SHARES	5,519,071	3,100,223
	SCOTTS MIRACLE-GRO CO	103,600 SHARES	4,800,263	3,078,992
	SEGRO PLC	228,701 SHARES	1,789,852	812,173

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	SEIKAGAKU CORP	28,600 SHARES	280,418	306,981
	SEIKO EPSON CORP	29,600 SHARES	403,477	458,449
	SEINO HOLDINGS CO	71,000 SHARES	393,382	388,483
	SEKTKELLEREI SCHLOSS WACHENHEIM	2,326 SHARES	28,341	14,485
	SEMAPA SOC INVEST E GESTAO	77,867 SHARES	989,527	692,838
	SEMCON AB	9,577 SHARES	117,335	14,048
	SENSHU ELECTRIC CO	5,200 SHARES	69,724	62,526
	SENSHUKAI CO	27,300 SHARES	322,249	212,919
	SEQUANA CAPITAL	34,579 SHARES	1,057,705	208,128
	SHIDAX CORP	201 SHARES	205,908	77,274
	SHIMA SEIKI MFG	100 SHARES	2,645	1,943
	SHIN-ETSU CHEMICAL CO	35,500 SHARES	1,447,742	1,593,878
	SHINGAKUKAI CO	10,500 SHARES	53,492	34,633
	SHINKO SHOJI CO	11,500 SHARES	70,925	107,832
	SHOWA CORP	5,100 SHARES	63,757	17,835
	SHUI ON CONSTRUCTION & MATERIALS	86,000 SHARES	63,641	67,023
	SIEGFRIED HOLDING	415 SHARES	62,841	35,482
	SIEMENS AG	77,204 SHARES	8,394,505	5,685,337
	SIGMA PHARMACEUTICALS	242,200 SHARES	225,900	182,371
	SINANEN CO	37,000 SHARES	203,905	169,796
	SINO GOLD MINING LTD	5,900 SHARES	11,438	20,567
	SINTOKOGIO	8,900 SHARES	113,045	59,595
	SIPEF SA	6,990 SHARES	337,774	181,600
	SMART(J.)& CO	5,152 SHARES	96,406	25,000
	SMARTONE TELECOMMCTNS HLDGS	94,000 SHARES	86,258	69,740
	SMITH(DS)	224,854 SHARES	243,438	244,888
	SMURFIT KAPPA GROUP	162,652 SHARES	3,570,295	403,579
	SNAP-ON INC	32,700 SHARES	1,267,717	1,287,687
	SOCIETE GENERALE	21,641 SHARES	1,327,852	1,082,955
	SODEXO	867 SHARES	56,760	47,695
	SOFT99 CORP	100 SHARES	580	544
	SOKEN CHEMICAL & ENGINEERING CO	6,300 SHARES	39,264	39,614
	SOLVAY S.A.	2,252 SHARES	308,341	166,067
	SONAE.COM SGPS S.A	15,000 SHARES	20,733	20,955
	SONY FINANCIAL HOLDINGS INC	720 SHARES	2,749,998	2,684,611
	SOPRA GROUP	3,595 SHARES	122,330	124,731
	SOUNDWILL HLDGS	328,000 SHARES	247,485	77,448
	SOUTHWEST AIRLINES CO	274,320 SHARES	3,161,939	2,380,072
	SPECTRA ENERGY CORP	51,800 SHARES	1,011,895	815,332
	SPECTRIS	74,743 SHARES	1,128,217	574,920
	SPEEDY HIRE	35,554 SHARES	125,454	71,565
	SPRINT NEXTEL CORP	250,700 SHARES	3,212,502	458,781
	SRI SPORTS LIMITED	165 SHARES	226,227	154,352
	ST JOE CO	61,700 SHARES	1,788,461	1,513,487
	ST JUDE MEDICAL INC	34,350 SHARES	1,407,824	1,132,176
	ST MARY LAND & EXPLORATION	53,200 SHARES	2,177,200	1,080,492
	STAGECOACH GROUP	366,236 SHARES	1,951,962	738,495
	STANCORP FINANCIAL GROUP	76,100 SHARES	3,349,609	3,178,697
	STANDARD CHARTERED	127,357 SHARES	4,233,587	1,602,191
	STANTEC INC	11,740 SHARES	201,854	286,724
	STAPLES INC	154,920 SHARES	3,195,575	2,801,728
	STARHILL GLOBAL	11,000 SHARES	5,040	3,970
	STATE STREET CORP	33,700 SHARES	1,895,963	1,325,421
	STATS CHIPPAC	5,000 SHARES	5,779	1,631

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	STERICYCLE INC	5,400 SHARES	191,526	281,232
	STHREE PLC	56,482 SHARES	121,020	117,750
	STOLT-NIELSEN S.A.	56,311 SHARES	1,360,924	566,962
	SUCRIERE DE PITHIVIERS-LE-VIEIL	218 SHARES	206,193	139,394
	SUDZUCKER	73,610 SHARES	1,636,920	1,112,236
	SUGIMOTO & CO	1,100 SHARES	13,642	11,334
	SUMIKIN BUSSAN CORP	2,000 SHARES	4,417	4,832
	SUMITOMO SEIKA CHEMICALS CO	27,000 SHARES	150,600	80,419
	SUNCALL CORP	2,000 SHARES	7,419	5,273
	SUNOCO INC	23,850 SHARES	1,048,521	1,036,521
	SUNSTONE HOTEL INVESTORS INC	256,609 SHARES	3,551,793	1,561,478
	SUN-WA TECHNOS CORP	200 SHARES	1,211	1,059
	SUPERIOR WELL SERVICES INC	38,606 SHARES	906,773	378,807
	SURUGA BANK	250,950 SHARES	3,034,387	2,470,082
	SURUGA CO	400 SHARES	3,812	4,523
	SUZUKEN CO	2,800 SHARES	68,761	82,471
	SVENSKA HANDELSBANKEN	94,421 SHARES	1,641,521	1,504,441
	SWATCH GROUP	10,722 SHARES	3,205,876	1,468,753
	SWISS LIFE HOLDING	13,370 SHARES	3,308,502	909,464
	SWISS REINSURANCE	75,228 SHARES	6,297,452	3,555,192
	T & K TOKA CO	2,900 SHARES	16,104	19,675
	TACHI-S CO	4,800 SHARES	19,940	25,575
	TAI CHEUNG HLDGS	125,000 SHARES	64,546	46,773
	TAI SANG LAND DEVELOPMENT CO	72,000 SHARES	34,442	21,739
	TAIKO BANK	8,000 SHARES	17,628	20,563
	TAKAGI SECURITIES CO	25,000 SHARES	100,449	23,442
	TAKASHIMAYA CO	2,000 SHARES	14,103	14,870
	TAKEDA PHARMACEUTICAL CO	42,000 SHARES	2,747,548	2,149,807
	TAKEFUJI CORPORATION	15,350 SHARES	202,913	122,597
	TAKEUCHI MFG CO	8,700 SHARES	315,036	80,906
	TARGET CORP	36,790 SHARES	1,374,950	1,270,359
	TATE & LYLE	208,868 SHARES	1,562,748	1,203,452
	TAVEX ALGODONERA	30,723 SHARES	133,605	22,634
	TBK CO	1,000 SHARES	2,126	1,633
	TECHNIP	99,623 SHARES	6,370,068	3,020,270
	TECHNO ASSOCIE CO LTD	2,100 SHARES	22,495	18,510
	TECNOCOM TELECOM Y ENERGIA	33,376 SHARES	178,657	162,380
	TEIJIN	129,000 SHARES	358,495	357,187
	TELE2 AB	115,100 SHARES	1,157,963	1,004,293
	TELEFONICA SA	437,414 SHARES	10,719,966	9,637,233
	TELENET	3,288 SHARES	51,192	56,217
	TELEPERFORMANCE	23,790 SHARES	552,379	658,740
	TELEPLAN INTERNATIONAL	12,197 SHARES	19,377	7,629
	TELSTRA CORPORATION	833,332 SHARES	3,179,354	2,225,226
	TELUS CORP	60,473 SHARES	2,624,217	1,709,605
	TEMP HOLDINGS CO LTD	16,800 SHARES	90,449	133,251
	TERAOKA SEISAKUSHO CO	300 SHARES	1,487	1,536
	TEVA PHARMACEUTICAL INDUSTRIES	75,305 SHARES	3,383,814	3,220,743
	TEXAS ROADHOUSE	135,485 SHARES	1,605,048	1,048,362
	TEXWINCA HLDGS	310,000 SHARES	202,112	131,997
	TFS CORP LIMITED	87,700 SHARES	82,692	50,138
	T-GAIA CORP	6 SHARES	6,599	8,055
	THALES	40,980 SHARES	2,475,094	1,699,244
	THE REJECT SHOP LIMITED	17,800 SHARES	116,342	124,722

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	THOMAS COOK GROUP PLC	593,115 SHARES	2,504,372	1,510,222
	THOMAS PROPERTIES GROUP INC	83,200 SHARES	815,262	215,488
	THOMSON SA	35,593 SHARES	660,203	47,497
	THQ INC	57,960 SHARES	685,609	231,518
	THYSSENKRUPP AG	167,295 SHARES	7,161,622	4,572,685
	TIAN AN CHINA INVESTMENTS CO	187,000 SHARES	60,216	44,638
	TIETOENATOR	67,200 SHARES	1,309,467	725,806
	TIGERS POLYMER CORP	1,100 SHARES	6,214	4,186
	TIME WARNER CABLE INC	22,400 SHARES	469,266	480,480
	TIME WARNER INC	235,600 SHARES	3,884,282	2,377,044
	TJX COS INC	239,630 SHARES	6,147,131	4,929,189
	TK DEVELOPMENT	7,763 SHARES	37,270	28,995
	TNT	132,705 SHARES	5,123,753	2,538,260
	TOAGOSEI CO	150,000 SHARES	335,680	443,464
	TOCHIGI BANK	16,000 SHARES	94,607	96,724
	TOGNUM	31,316 SHARES	340,680	391,777
	TOKIO MARINE HOLDINGS INC	62,900 SHARES	2,257,616	1,790,204
	TOKYO DERICA CO	8,000 SHARES	25,645	32,477
	TOKYO ELECTRON	86,300 SHARES	2,588,874	2,951,241
	TOKYO ENERGY & SYSTEMS INC	9,000 SHARES	57,334	67,314
	TOKYO GAS CO	554,000 SHARES	2,458,330	2,780,695
	TOKYO STYLE CO	42,000 SHARES	462,666	299,305
	TOLI CORP	40,000 SHARES	71,342	78,544
	TOMEN DEVICES CORP	800 SHARES	8,238	8,622
	TOPRE CORP	10100 SHARES	98,118	73,090
	TOPY INDUSTRIES	32,000 SHARES	114,080	56,128
	TORNOS HOLDING	9,428 SHARES	141,482	69,092
	TOSHIBA TEC CORP	97,000 SHARES	397,040	286,773
	TOTAL PRODUCE	616,886 SHARES	501,280	224,666
	TOTAL S.A	173,988 SHARES	11,487,119	9,709,313
	TOWER AUSTRALIA GROUP	123,132 SHARES	214,411	213,761
	TOWER GROUP	3,973 SHARES	101,415	7,568
	TOWNGAS CHINA CO LTD	368,000 SHARES	82,032	72,648
	TOYO INK MANUFACTURING CO	28,000 SHARES	117,160	78,147
	TOYO SUISAN KAISHA	122,000 SHARES	2,530,845	3,472,256
	TRANSOCEAN LTD	11,847 SHARES	1,539,204	559,986
	TRANSPORT INTERNATIONAL HLDGS	10,400 SHARES	54,776	25,899
	TRIBAL GROUP	21,760 SHARES	58,611	24,246
	TRIFAST	80,744 SHARES	87,331	23,798
	TRUSCO NAKAYAMA CORP	16,800 SHARES	337,611	213,498
	TS TECH CO	17,700 SHARES	268,838	101,338
	TSURUMI MANUFACTURING CO	13,000 SHARES	130,835	96,944
	TSUZUKI DENKI CO	9,000 SHARES	33,263	26,310
	TT ELECTRONICS	109,699 SHARES	409,014	55,202
	TV ASAHI CORP	212 SHARES	304,446	281,809
	TW TELECOM INC	293,300 SHARES	3,672,358	2,456,003
	TYCO ELECTRONICS LTD	74,400 SHARES	2,276,027	1,206,024
	TYCO INTERNATIONAL LTD	54,900 SHARES	2,182,558	1,185,840
	UBE INDUSTRIES	466,000 SHARES	1,730,048	1,269,741
	UBS	94,679 SHARES	2,149,745	1,320,089
	ULTRA PETROLEUM CORP	16,950 SHARES	1,135,881	584,944
	UNIBAIL-RODAMCO	13,955 SHARES	2,582,306	2,065,903
	UNICREDIT SPA	581,967 SHARES	4,739,966	1,411,641
	UNILEVER	162,992 SHARES	4,180,370	3,700,256

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	UNIMAT LIFE CORP	300 SHARES	2,064	2,644
	UNION PACIFIC CORP	149,900 SHARES	6,015,535	7,165,220
	UNIPOL GRUPPO FINANZIARIO	864,000 SHARES	2,250,077	1,303,088
	UNIPRES	15,100 SHARES	113,616	93,948
	UNITED FIRE & CASUALTY CO	11,900 SHARES	321,485	369,733
	UNITED NATURAL FOODS INC	291,905 SHARES	6,436,941	5,164,817
	UNITEDHEALTH GROUP INC	54,160 SHARES	1,156,603	1,440,656
	UNIVANCE CORP	8,600 SHARES	36,814	20,871
	UNIVERSE CO	4,000 SHARES	43,068	49,641
	UNY CO	46,000 SHARES	495,793	497,297
	UOB-KAY HIAN HOLDINGS	154,000 SHARES	116,318	101,544
	UPM-KYMMENE	63,093 SHARES	840,131	789,322
	US BANCORP DELAWARE	37,200 SHARES	1,153,116	930,372
	USC CORP	200 SHARES	2,343	2,270
	USG PEOPLE	15,501 SHARES	260,599	198,665
	USI HLDGS	30,000 SHARES	18,208	4,761
	UTI WORLDWIDE INC	87,100 SHARES	1,557,334	1,249,014
	VALARTIS GROUP	4,629 SHARES	356,594	62,845
	VALLOUREC	8,651 SHARES	1,597,059	974,051
	VALOR CO	30,600 SHARES	221,019	332,499
	VALORA HOLDING	2,391 SHARES	540,095	345,952
	VALSPAR CORP	141,600 SHARES	3,574,842	2,561,544
	VAUDOISE ASSURANCES HOLDING	549 SHARES	102,375	79,950
	VECTOR	128,000 SHARES	183,974	150,354
	VERISIGN	32,730 SHARES	1,204,550	624,488
	VERIZON COMMUNICATIONS INC	29,300 SHARES	887,799	993,270
	VERWALTUNGS-UND PRIVAT-BANK VADUZ	2,674 SHARES	570,337	351,978
	VESTJYSK BANK	5,367 SHARES	50,655	46,106
	VIACOM INC	82,160 SHARES	2,787,322	1,565,970
	VIANINI LAVORI	41,012 SHARES	707,012	228,035
	VINCI	91,259 SHARES	5,253,144	3,805,637
	VISA INC	23,690 SHARES	1,698,388	1,242,540
	VITAL-NET INC	800 SHARES	5,057	6,239
	VITERRA INC	27,800 SHARES	257,953	213,933
	VITTORIA ASSICURAZIONI	3,511 SHARES	27,442	18,704
	VIVENDI	365,936 SHARES	13,501,087	12,243,354
	VODAFONE GROUP	3,883,880 SHARES	11,026,576	7,761,827
	VOEST-ALPINE	39,278 SHARES	3,080,478	821,160
	VOLCOM INC	158,625 SHARES	2,926,023	1,752,296
	VRANKEN-POMMERY MONOPOLE	2,565 SHARES	174,066	71,666
	VTECH HLDGS	52,000 SHARES	274,731	220,072
	WACKER CHEMIE	30,312 SHARES	3,060,558	3,225,347
	WAL-MART STORES INC	33,500 SHARES	1,551,421	1,878,010
	WALTER MEIER	1,885 SHARES	168,502	111,575
	WAREHOUSE CO LTD	6,400 SHARES	45,480	35,512
	WAREHOUSE GROUP	9,200 SHARES	38,894	18,925
	WARNACO GROUP INC	54,800 SHARES	1,589,276	1,075,724
	WASTE CONNECTIONS INC	50,100 SHARES	1,551,288	1,581,657
	WASTE MANAGEMENT INC	41,600 SHARES	1,327,995	1,378,624
	WATABE WEDDING CORP	4,900 SHARES	43,879	75,351
	WEIQIAO TEXTILE CO	114,000 SHARES	132,071	39,421
	WELLS FARGO & CO	70,590 SHARES	1,871,602	2,080,993
	WESSANEN(KONINKLIJKE)NV	965 SHARES	8,825	6,237
	WEST AUST’N NEWSPAPERS HLDGS	4,500 SHARES	16,481	17,413

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	WEST FRASER TIMBER CO	9,800 SHARES	326,861	252,442
	WESTERN UNION COMPANY	200,810 SHARES	3,681,206	2,879,615
	WESTFIELD GROUP	100,438 SHARES	892,452	906,829
	WET SEAL INC	214,400 SHARES	1,135,361	636,768
	WEYERHAEUSER CO	18,600 SHARES	574,082	570,312
	WHEELOCK PROPERTIES	300,000 SHARES	304,104	116,900
	WIENER PRIVATBANK	395 SHARES	9,421	7,967
	WILEY(JOHN)& SONS INC	92,100 SHARES	3,856,908	3,276,918
	WING ON CO INTERNATIONAL	70,000 SHARES	111,106	74,063
	WOLSELEY	10,000 SHARES	45,351	55,210
	WOLTERS-KLUWER	76,900 SHARES	1,400,203	1,447,356
	WOOLWORTHS GROUP	633,894 SHARES	145,448	11,119
	WPP PLC	136,191 SHARES	1,657,586	788,130
	WRIGHT EXPRESS CORP	32,300 SHARES	891,210	406,980
	WSFS FINANCIAL CORP	13,617 SHARES	686,302	653,480
	WSP GROUP	39,429 SHARES	116,938	115,079
	WYETH CO	79,210 SHARES	3,706,071	2,971,167
	XINAO GAS	46,000 SHARES	33,077	48,492
	XSTRATA PLC	115,331 SHARES	6,609,511	1,061,230
	XTO ENERGY INC	160,625 SHARES	5,591,819	5,665,244
	YACHIYO BANK LTD	19 SHARES	74,461	59,735
	YAMABIKO CORP	2,952 SHARES	40,720	28,820
	YAMADA DENKI CO	41,162 SHARES	2,633,428	2,878,542
	YAMAHA MOTOR CO	163,000 SHARES	4,322,223	1,675,852
	YAMANASHI CHUO BANK	25,000 SHARES	134,125	144,788
	YAMATO INTERNATIONAL INC	3,900 SHARES	20,785	18,844
	YARA INTERNATIONAL ASA	162,208 SHARES	5,140,261	3,533,409
	YIP’S CHEMICAL HLDGS	266,000 SHARES	75,865	71,389
	YONEKYU CORP	12,500 SHARES	133,317	145,891
	YT REALTY GROUP	482,000 SHARES	85,834	75,874
	YUM BRANDS INC	182,900 SHARES	4,299,366	5,761,350
	YURTEC CORP	45,000 SHARES	245,104	273,525
	YUSEN AIR & SEA SERVICES	3,600 SHARES	40,154	44,955
	ZIMPLATS HOLDINGS LTD	2,000 SHARES	7,377	6,972
	ZURICH FINANCIAL SERVICES	38,079 SHARES	10,418,376	8,121,326

	TOTAL COMMON STOCK		4,523,300,781	3,476,427,864

	COMMON/COLLECTIVE TRUST FUNDS:
	BGI EAFE INDEX FUND	9,427,099 UNITS	222,298,905	186,090,931
	BGI S&P 500 INDEX FUND	73,247,363 UNITS	1,200,028,307	1,011,546,087
	BGI RUSSELL 1000 GROWTH FUND	72,885,848 UNITS	541,015,828	427,111,072
	BGI RUSSELL 1000 VALUE FUND	17,912,840 UNITS	210,792,183	182,531,840
	BGI RUSSELL 2000 INDEX FUND	11,985,464 UNITS	177,263,838	156,769,866
	* JPM DOMESTIC LIQUIDITY	5,429 UNITS	5,429	5,429
	* JPM LIQUIDITY FUND	234 UNITS	234	234
	* JPM US GOV’T CAPITAL SHARES	456,049,607 UNITS	456,049,607	456,049,607

	TOTAL COMMON/COLLECTIVE TRUST FUNDS		2,807,454,331	2,420,105,066

	**SYNTHETIC GUARANTEED INVESTMENT CONTRACTS:
	AIG GIC # 496672	0.000% 12/31/2049 654,536,070	654,536,070	572,902,660
	* JPM/BANK OF AMERICA	01-001/10051-5 710,001,126	710,001,126	621,450,141
	* JPM/STATE STREET BANK	101004/10051-5 745,148,510	745,148,510	652,213,961

	TOTAL GUARANTEED INVESTMENT CONTRACTS		2,109,685,706	1,846,566,762

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	REGISTERED INVESTMENT COMPANIES (MUTUAL FUNDS):
	ADVANTAGE ENERGY INCOME FUND	8,500 UNITS	36,134	35,253
	FREEHOLD ROYALTY TRUST	18,600 UNITS	271,862	158,051
	* JP M US EQUITY FDS	32,610,192 UNITS	543,728,875	327,406,332
	* JPM TR I CAP GROWTH FD SLCT	7,552,518 UNITS	308,579,109	191,984,996
	* JPM TR I SMALL CAP CORE FD SLCT	13,335,888 UNITS	547,181,560	314,060,164
	* JPM TR II CORE BD FD ULTRA	26,140,177 UNITS	278,386,239	279,438,487
	PIMCO FDS PAC INVT MGMT	1,438,938 UNITS	14,682,163	10,346,947
	WA MBS PORTFOLIO, LLC	23,311,514 UNITS	245,782,100	248,221,001
	WESTERN ASSET INVT GRADE LLC	433,801 UNITS	9,370,856	8,901,165

	TOTAL REGISTERED INVESTMENT COMPANIES (MUTUAL FUNDS)		1,948,018,898	1,380,552,396

	CORPORATE DEBT INSTRUMENTS:
	ABN AMRO NO AMER FIN	0.000% 03/05/2009 7,800,000	7,760,730	7,760,730
	ACCELLENT INC	SEMI-ANN. 10.500% 12/01/2013 500,000	511,655	342,500
	ACCO BRANDS CORP	SEMI-ANN. 7.625% 08/15/2015 500,000	473,628	260,000
	ADVANCED MEDICAL OPTICS INC	7.5%, 01/MAY/2017 500,000	447,568	255,000
	AES CORP	SEMI-ANN. 7.750% 03/01/2014 105,000	110,740	92,400
	AES CORP	SEMI-ANN. 7.750% 10/15/2015 1,830,000	1,760,568	1,537,200
	AES CORP	SEMI-ANN. 8.000% 06/01/2020 700,000	645,332	542,500
	AES CORP	SEMI-ANN. 8.000% 10/15/2017 960,000	966,125	787,200
	AFFINION GROUP INC	SEMI-ANN. 10.125% 10/15/2013 500,000	514,603	365,000
	AIFUL CORPORATION	SEMI-ANN. 5.000% 08/10/2010 279,000	273,212	153,394
	AIRGAS INC	SEMI-ANN. 7.125% 10/01/2018 500,000	414,164	427,500
	AK STEEL CORP	SEMI-ANN. 7.750% 06/15/2012 500,000	496,728	390,000
	ALERIS INTERNATIONAL INC	SEMI-ANN. 10.000% 12/15/2016 1,000,000	1,022,696	162,500
	ALERIS INTERNATIONAL INC	SEMI-ANN. 9.000% 12/15/2014 375,000	378,946	22,500
	ALLIANCE ONE INTERNATIONAL INC	SEMI-ANN. 11.000% 05/15/2012 500,000	489,882	415,000
	ALLIANT TECHSYSTEMS INC	SEMI-ANN. 6.750% 04/01/2016 500,000	488,708	450,000
	ALLIED WASTE NORTH AMERICA	SEMI-ANN. 6.125% 02/15/2014 250,000	242,988	226,250
	ALLIED WASTE NORTH AMERICA	SEMI-ANN. 6.875% 06/01/2017 500,000	496,407	465,000
	ALLIED WASTE NORTH AMERICA	SEMI-ANN. 7.25% 03/15/2015 1,250,000	1,197,103	1,162,500
	ALLISON TRANS	SEMI-ANN. 11.000% 11/01/2015 375,000	377,388	183,750
	ALLSTATE LIFE GLOBAL	QRTRLY FLTNG 05/21/2010 1,600,000	1,600,000	1,429,534
	ALLSTATE LIFE GLOBAL	SEMI-ANN. 5.375% 04/30/2013 700,000	699,300	689,079
	ALTRA INDUSTRIAL MOSTION	SEMI-ANN. 9.000% 12/01/2011 375,000	377,346	354,375
	AMER HONDA FIN CORP	QRTRLY FLTNG 06/12/2009 3,400,000	3,397,679	3,383,105
	AMER HONDA FIN CORP	QRTRLY FLTNG 11/20/2009 1,175,000	1,172,573	1,160,904
	AMERICA MOVIL SAB DE CV	SEMI-ANN. 5.625% 11/15/2017 520,000	518,040	462,295
	AMERICAN EXPRESS BANK	MONTHLY FLTNG 06/12/2009 1,700,000	1,693,456	1,655,081
	AMERICAN EXPRESS BANK	SEMI-ANN. 6.000% 09/13/2017 300,000	299,265	280,960
	AMERICAN EXPRESS CENTURION MTN	SEMI-ANN. 6.000% 09/13/2017 200,000	199,510	187,307
	AMERICAN EXPRESS CO	MONTHLY FLTNG 03/02/2009 3,442,000	3,438,432	3,396,144
	AMERICAN EXPRESS CO	SEMI-ANN. FLTNG 09/01/2066 40,000	41,084	20,706
	AMERICAN EXPRESS CREDIT ACCOUNT	MONTHLY 4.350% 12/15/2011 7,405,000	7,426,589	7,355,874
	AMERICAN GENERAL FINANCE	SEMI-ANN. 6.900% 12/15/2017 1,370,000	1,361,297	592,899
	AMERICAN HONDA FINANCE CORP	0.000% 01/14/2009 6,000,000	5,993,717	5,993,717
	AMERICAN HONDA FINANCE CORP	0.000% 01/20/2009 1,800,000	1,798,005	1,798,005
	AMERICAN HONDA FINANCE CORP	QRTRLY FLTNG 05/14/2009 100,000	99,878	99,583
	AMERICAN HONDA FINANCE CORP	SEMI-ANN. 4.500% 05/26/2009 2,715,000	2,722,941	2,753,250
	AMERICAN INTERNATIONAL GROUP INC	SEMI-ANN. 5.850% 01/16/2018 180,000	179,113	120,651
	AMERICAN TOWER CORP	SEMI-ANN. 7.125% 10/15/2012 500,000	510,133	492,500
	AMERICREDIT PRIME AUTOMOBILE REC TR	MONTHLY 5.340% 08/08/2010 116,358	116,405	116,323
	AMERIGAS PARTNERS/AMERIGAS FIN CORP	SEMI-ANN. 7.125% 05/20/2016 500,000	483,918	400,000
	AMES TRUE TEMPER INC	SEMI-ANN. 10.000% 07/15/2012 325,000	195,069	123,750
	ANADARKO FINANCE CORP	SEMI-ANN. 7.500% 05/01/2031 1,435,000	1,568,834	1,268,938

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	CORPORATE DEBT INSTRUMENTS (CONTINUED):
	ANADARKO PETROLEUM CORP	QRTRLY FLTNG 09/15/2009 1,120,000	1,120,000	1,071,642
	ANADARKO PETROLEUM CORP	SEMI-ANN. 6.450% 09/15/2036 1,430,000	1,429,773	1,128,033
	AOL TIME WARNER INC	SEMI-ANN. 6.875% 05/01/2012 631,000	651,045	606,199
	AOL TIME WARNER INC	SEMI-ANN. 7.625% 04/15/2031 84,000	90,121	82,556
	AOL TIME WARNER INC	SEMI-ANN. 7.700% 05/01/2032 670,000	725,542	670,826
	ASHTEAD HLDGS	SEMI-ANN. 8.625% 08/01/2015 250,000	228,459	131,250
	ASIF GLOBAL FINANCING XIX	SEMI-ANN. 4.900% 01/17/2013 113,000	109,255	90,710
	ASSOCIATED MATERIAL INC	SEMI-ANN. FLTNG 03/01/2014 750,000	564,097	416,250
	AT&T INC	SEMI-ANN. 5.100% 09/15/2014 509,000	482,906	500,340
	AT&T INC	SEMI-ANN. 5.500% 02/01/2018 450,000	449,101	454,781
	AVAGO TECHNOLOGIES	SEMI-ANN. 10.125% 12/01/2013 500,000	518,343	380,625
	AVAGO TECHNOLOGIES	SEMI-ANN. 11.875% 12/01/2015 500,000	543,468	347,500
	BAKER HUGHES INC	SEMI-ANN. 7.500% 11/15/2018 1,120,000	1,113,566	1,241,697
	BALDOR ELECTRIC CO	SEMI-ANN. 8.625% 02/15/2017 750,000	761,413	558,750
	BALL CORP	SEMI-ANN. 6.625% 03/15/2018 250,000	203,361	223,750
	BANC OF AMERICA FUNDING CORP	MONTHLY FLTNG 05/20/2036 1,181,844	1,181,616	860,314
	BANC OF AMERICA FUNDING TRUST	MONTHLY FLTNG 04/25/2037 500,000	380,000	319,596
	BANC OF AMERICA MORTGAGE TRUST	MONTHLY FLTNG 02/25/2035 1,465,715	1,408,091	971,996
	BANC OF AMERICA SEC AUTO TRUST	MONTHLY 5.180% 06/18/2010 3,892,597	3,892,931	3,874,150
	BANK AMER CHRLT NC MTN VR	QRTRLY FLTNG 05/12/2010 1,200,000	1,200,000	1,174,982
	BANK AMER N A CHARLOTTE N C	QRTRLY FLTNG 06/12/2009 4,100,000	4,097,453	4,086,515
	BANK OF AMERICA	4,000,000	4,000,000	4,000,000
	BANK OF AMERICA AUTO TRUST	MONTHLY 2.953% 09/20/2009 452,899	451,143	453,611
	BANK OF AMERICA CORP	SEMI-ANN. 3.125% 06/15/2012 130,000	131,134	135,094
	BANK OF AMERICA CORP	SEMI-ANN. 3.375% 02/17/2009 3,000,000	3,003,343	2,991,579
	BANK OF AMERICA CORP	SEMI-ANN. 5.650% 05/01/2018 2,200,000	2,188,230	2,213,055
	BANK OF NOVA SCOTIA	10,000,000	10,000,000	10,000,000
	BANKAMERICA CORP	0.000% 03/13/2009 1,800,000	1,791,835	1,791,835
	BANKAMERICA CORP	0.000% 03/20/2009 6,000,000	5,959,960	5,959,960
	BARCLAYS BANK PLC	8,500,000	8,500,000	8,500,000
	BARCLAYS BANK PLC	SEMI-ANN. 5.450% 09/12/2012 700,000	698,698	708,898
	BARCLAYS BANK PLC	SEMI-ANN. FLTNG 12/31/2049 2,500,000	2,500,000	1,637,582
	BARCLAYS U S FDG CORP	0.000% 01/30/2009 6,000,000	5,985,452	5,985,452
	BAUSCH & LOMB INC	SEMI-ANN. 9.875% 11/01/2015 750,000	768,936	562,500
	BAYERISCHE LANDESBANK GIROZEN Y	SEMI-ANN. 3.200% 04/15/2009 2,650,000	2,647,528	2,656,450
	* BEAR STEARNS ARM TRUST	MONTHLY FLTNG 03/25/2035 188,074	184,504	159,189
	* BEAR STEARNS CO	SEMI-ANN. 7.250% 02/01/2018 1,490,000	1,486,295	1,632,825
	* BEAR STEARNS TRUST	MONTHLY FLTNG 08/25/2035 92,288	90,103	75,728
	BELLSOUTH CORP	SEMI-ANN. 4.750% 11/15/2012 28,000	26,725	27,470
	BELLSOUTH TELECOMMUNICATIONS INC	SEMI-ANN. 5.875% 01/15/2009 1,000,000	999,557	1,000,373
	BELVEDERE	QRTRLY FLTNG 05/15/2013 375,000	485,724	135,791
	BERRY PLASTICS CORP	QRTRLY FLTNG 02/15/2015 250,000	173,433	172,500
	BERRY PLASTICS CORP	SEMI-ANN. 8.875% 09/15/2014 500,000	506,718	217,500
	BERRY PLASTICS HOLDING CORP	SEMI-ANN. 10.250% 03/01/2016 500,000	489,777	177,500
	BEVERAGE PACKAGING HLDGS	SEMI-ANN. 8.000% 12/15/2016 500,000	672,503	385,739
	BEVERAGE PACKAGING HLDGS	SEMI-ANN. 9.500% 06/15/2017 1,000,000	1,324,548	524,744
	BLOUNT INC	SEMI-ANN. 8.875% 08/01/2012 722,000	718,058	680,615
	BMW AUTO LEASING LLC	MONTHLY 4.640% 11/16/2009 280,633	281,344	277,717
	BMW US CAPITAL LLC	0.000% 02/02/2009 7,800,000	7,785,787	7,785,787
	BMW VEHICLE OWNER TRUST	MONTHLY 5.130% 09/25/2010 6,549,512	6,533,512	6,526,593
	BNP PARIBAS / BNP PARIBAS US VR	QRTRLY FLTNG 03/10/2010 3,500,000	3,500,000	3,398,402
	BNP PARIBAS NY BANCH	5,000,000	5,000,000	5,000,000
	BOISE CASCADE LLC/FINANCE CORP	SEMI-ANN. 7.125% 10/15/2014 299,000	295,059	167,440
	BOMBARDIER INC	SEMI-ANN. 6.750% 05/01/2012 250,000	213,781	221,875

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	CORPORATE DEBT INSTRUMENTS (CONTINUED):
	BOMBARDIER INC	SEMI-ANN. 6.300% 05/01/2014 250,000	199,627	205,625
	BOMBARDIER INC	SEMI-ANN. 8.000% 11/15/2014 500,000	504,581	440,000
	BONTEN MEDIA GROUP INC	SEMI-ANN. 9.000% 06/01/2015 250,000	249,600	75,000
	BOSTON SCIENTIFC CORP	SEMI-ANN. 5.450% 06/15/2014 500,000	465,480	425,000
	BOSTON SCIENTIFC CORP	SEMI-ANN. 6.400% 06/15/2016 500,000	415,519	427,500
	BRITISH TELECOMMUNICATIONS	SEMI-ANN. FLTNG 12/15/2010 530,000	581,282	545,210
	BUFFALO THUNDER DEV AUTH	SEMI-ANN. 9.375% 12/15/2014 250,000	250,000	50,000
	BURLINGTON COAT FACT.WAREHSE CORP	SEMI-ANN. 11.125% 04/15/2014 125,000	32,329	37,500
	CABLECOM LUXEMBOURG SCA	SEMI-ANN. 8.000% 11/01/2016 750,000	1,013,701	723,260
	CABLEVISION SYSTEMS CORP	SEMI-ANN. 8.000% 04/15/2012 500,000	496,444	445,000
	CAFCO LLC CORPORATE	0.000% 01/22/2009 2,200,000	2,196,124	2,196,124
	CALCIPAR SA FRN	QRTRLY FLTNG 07/01/2014 375,000	450,466	260,634
	CALYON NORTH AMERICA	0.000% 04/15/2009 5,000,000	4,971,689	4,971,689
	CANWEST MEDIA INC	SEMI-ANN. 8.000% 09/15/2012 614,091	604,789	270,200
	CAPITAL AUTO RECEIVABLES ASSET TR	MONTHLY 2.783% 05/15/2009 306,492	306,492	306,635
	CAPITAL AUTO RECEIVABLES ASSET TR	MONTHLY 5.110% 11/15/2009 2,694,727	2,689,865	2,692,220
	CAPITAL AUTO RECEIVABLES ASSET TR	MONTHLY 5.22% 11/15/2009 25,799	25,848	25,792
	CAPITAL LEASE FUNDING	MONTHLY 6.867% 01/22/2026 56,744	58,340	56,591
	CAPITAL ONE CC TR	MONTHLY 4.950% 08/15/2012 4,100,000	3,980,545	3,973,321
	CAPITAL ONE MASTER TR	MONTHLY FLTNG 01/15/2012 2,300,000	2,265,995	2,277,004
	CAPITAL ONE MULTI-ASSET EXCTN TR	MONTHLY FLTNG 02/15/2012 1,000,000	980,149	985,681
	CAPITAL ONE PRIME AUTO RECBLS TR	MONTHLY 4.980% 09/15/2010 306,576	306,146	305,758
	CARDINAL HEALTH 409 INC	SEMI-ANN. 9.500% 04/15/2015 1,250,000	1,260,076	475,000
	CARMAX AUTO OWNER TRUST	MONTHLY 2.922% 07/15/2009 573,579	573,579	572,039
	CARMAX AUTO OWNER TRUST	MONTHLY FLTNG 07/15/2010 677,434	675,064	672,130
	CATERPILLAR FIN’L ASSET T	MONTHLY 5.570% 05/25/2010 1,936,401	1,939,722	1,936,116
	CATERPILLAR FIN’L SERVICES CORP	QRTRLY FLTNG 03/10/2009 4,800,000	4,788,168	4,782,298
	CATERPILLAR FINL SVCS MTNS	QRTRLY FLTNG 05/15/2009 4,000,000	3,998,970	3,963,740
	CCH I LLC/CCH I CAPITAL CORP	SEMI-ANN. 11.000% 10/01/2015 750,000	729,102	131,250
	CCH II LLC/CCH II CAPITAL CORP	SEMI-ANN. 10.250% 09/15/2010 1,000,000	929,505	460,000
	CENTENNIAL COMMUNICATIONS CORP	SEMI-ANN. 10.125% 06/15/2013 453,000	468,228	457,530
	CHARTA, LLC	0.000% 03/02/2009 3,800,000	3,780,367	3,780,367
	CHARTER COMM OPT LLC	SEMI-ANN. 10.875% 09/15/2014 750,000	538,770	600,000
	CHESAPEAKE ENERGY CORP	SEMI-ANN. 6.250% 01/15/2017 250,000	330,070	208,508
	CHESAPEAKE ENERGY CORP	SEMI-ANN. 6.500% 08/15/2017 500,000	469,941	382,500
	CHESAPEAKE ENERGY CORP	SEMI-ANN. 6.625% 01/15/2016 250,000	243,897	197,500
	CHESAPEAKE ENERGY CORP	SEMI-ANN. 6.875% 01/15/2016 1,000,000	983,808	800,000
	CHESAPEAKE ENERGY CORP	SEMI-ANN. 7.250% 12/15/2018 250,000	250,000	195,000
	CHUKCHANSI ECO DEV AUTH	SEMI-ANN. 8.000% 11/15/2013 250,000	250,971	115,625
	CIE GEN GEOPHYSIQUE	SEMI-ANN. 7.750% 05/15/2017 500,000	500,000	290,000
	CIESCO, LLC	0.000% 03/02/2009 3,800,000	3,780,367	3,780,367
	CIGNA CORP	SEMI-ANN. 6.350% 03/15/2018 1,000,000	998,880	892,451
	CIRSA FINANCE	SEMI-ANN. 8.750% 05/15/2014 500,000	706,835	337,087
	CISCO SYSTEMS INC	QRTRLY FLTNG 02/20/2009 7,300,000	7,297,771	7,342,378
	CIT EQUIPMENT COLLATERAL	MONTHLY 5.070% 02/20/2010 5,816,162	5,768,729	5,797,133
	CIT EQUIPMENT COLLATERAL	MONTHLY 5.130% 12/21/2009 356,844	357,329	356,754
	CITIBANK CREDIT CARD ISSUANCE TRUST	SEMI-ANN. 4.850% 02/10/2011 7,800,000	7,782,668	7,796,197
	CITIGROUP FUNDING INC	MONTHLY FLTNG 04/23/2009 500,000	500,000	494,205
	CITIGROUP FUNDING INC	QRTRLY FLTNG 05/07/2010 300,000	300,000	284,421
	CITIGROUP FUNDING INC	QRTRLY FLTNG 05/08/2009 1,900,000	1,899,902	1,878,323
	CITIGROUP FUNDING INC	QRTRLY FLTNG 10/22/2009 2,000,000	1,942,727	1,938,024
	CITIGROUP INC	SEMI-ANN. 5.875% 05/29/2037 220,000	210,595	219,834
	CITIGROUP INC	SEMI-ANN. 6.125% 05/15/2018 4,058,000	4,069,842	4,148,154
	CITIGROUP INC	SEMI-ANN. 6.125% 08/25/2036 60,000	57,745	53,748

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	CORPORATE DEBT INSTRUMENTS (CONTINUED):
	CITIGROUP INC	SEMI-ANN. 6.500% 08/19/2013 2,410,000	2,408,688	2,431,897
	CITIGROUP INC	SEMI-ANN. 6.875% 03/05/2038 1,370,000	1,360,973	1,558,905
	CITIGROUP MORTGAGE LOAN TRUST	MONTHLY 5.200% 06/15/2010 2,001,877	1,997,975	1,999,293
	CITIGROUP MORTGAGE LOAN TRUST	MONTHLY FLTNG 08/25/2035 146,405	142,519	114,586
	CITIGROUP MORTGAGE LOAN TRUST	MONTHLY FLTNG 09/25/2035 1,165,200	1,160,368	665,365
	CITIGROUP MORTGAGE LOAN TRUST	MONTHLY FLTNG 09/25/2037 1,340,411	934,668	711,824
	CLAIRES STORES INC	SEMI-ANN. 9.625% 06/01/2015 262,969	254,784	23,667
	CLEAR CHANNEL COMM INC	SEMI-ANN. 5.500% 12/15/2016 500,000	434,618	57,500
	CLEAR CHANNEL COMM INC	SEMI-ANN. 5.750% 01/15/2013 1,000,000	931,449	145,000
	CLEAR CHANNEL COMM INC	SEMI-ANN. 6.250% 03/15/2011 880,000	875,666	264,000
	CLEVELAND ELECTRIC ILLUMINATING CO	SEMI-ANN. 5.700% 04/01/2017 40,000	39,949	32,430
	CNH EQUIPMENT TRUST	MONTHLY 2.916% 06/12/2009 30,330	30,330	30,340
	CNH EQUIPMENT TRUST	MONTHLY 4.990% 10/15/2010 367,947	368,826	366,698
	CNH EQUIPMENT TRUST	MONTHLY 5.200% 08/15/2010 2,118,986	2,124,473	2,114,292
	CNH EQUIPMENT TRUST	MONTHLY 5.460% 06/15/2010 1,239,942	1,246,234	1,237,376
	CODELCO INC	SEMI-ANN. 4.750% 10/15/2014 223,000	209,020	209,440
	CODERE FINANCE (LUXEMBOURG) SA	SEMI-ANN. 8.250% 06/15/2015 750,000	980,335	518,662
	COGNIS GMBH	QRTRLY FLTNG 09/15/2013 750,000	826,197	633,342
	COGNIS GMBH	SEMI-ANN. 9.500% 05/15/2014 500,000	705,725	403,115
	COLUMBIA HCA HEALTHCARE CORP	SEMI-ANN. 7.190% 11/15/2015 100,000	97,346	55,388
	COLUMBIA HCA HEALTHCARE CORP	SEMI-ANN. 7.750% 07/15/2036 707,000	661,125	313,475
	COMCAST CORP	SEMI-ANN. 6.500% 01/15/2017 70,000	71,643	69,140
	COMMCL MTG LEASE-BACKED SEC LLC	MONTHLY 6.746% 06/20/2031 1,073,418	1,111,598	1,024,586
	COMMUNITY HEALTH SYSTEMS INC	SEMI-ANN. 8.875% 07/15/2015 1,250,000	1,209,828	1,150,000
	CONOCO FUNDING CO	SEMI-ANN. 6.350% 10/15/2011 195,000	200,668	205,147
	CONOCO FUNDING CO	SEMI-ANN. 7.250% 10/15/2031 3,000	3,391	3,228
	CONOCO INC	SEMI-ANN. 6.950% 04/15/2029 850,000	927,089	914,686
	CONOCOPHILLIPS	SEMI-ANN. 4.750% 10/15/2012 25,000	24,240	24,918
	CONSTELLATION BRANDS INC	SEMI-ANN. 7.250% 05/15/2017 750,000	701,511	708,750
	CONSTELLATION BRANDS INC	SEMI-ANN. 8.375% 12/15/2014 250,000	223,021	237,500
	CONTINENTAL AIRLINES	SEMI-ANN. 5.983% 04/19/2022 500,000	500,644	335,000
	CONTINENTAL AIRLINES	SEMI-ANN. 6.545% 08/02/2020 207,861	206,217	159,483
	CPG INTERNATIONAL I INC	SEMI-ANN. 10.500% 07/01/2013 779,000	789,011	436,240
	CRC FUNDING ZCP	0.000% 02/26/2009 7,000,000	6,966,462	6,966,462
	CREDIT SUISSE FB USA INC	SEMI-ANN. 4.125% 01/15/2010 2,500,000	2,504,533	2,484,188
	CREDIT SUISSE FB USA INC	SEMI-ANN. 4.700% 06/01/2009 3,300,000	3,309,244	3,300,119
	CREDIT SUISSE FIRST BOSTON NY	0.000% 01/06/2009 7,800,000	7,797,779	7,797,779
	CREDIT SUISSE NEW YORK	SEMI-ANN. 5.000% 05/15/2013 2,300,000	2,294,917	2,213,591
	CROWN AMERICAS LLC	SEMI-ANN. 7.750% 11/15/2015 500,000	496,324	497,500
	CS FIRST BOSTON MTG SECURITIES CORP	MONTHLY 4.832% 04/15/2037 544,000	507,944	443,452
	CSC HOLDINGS INC	SEMI-ANN. 6.750% 04/15/2012 1,250,000	1,198,477	1,143,750
	CSC HOLDINGS INC	SEMI-ANN. 8.500% 06/15/2015 750,000	649,897	660,000
	CVS CORP	MONTHLY 5.880% 01/10/2028 216,734	215,282	197,513
	CVS CORP	MONTHLY 6.036% 12/10/2028 865,003	866,940	526,121
	CWALT ALTERNATIVE	MONTHLY FLTNG 12/20/2046 1,521,108	899,736	659,765
	DAIMLER NORTH AMERICA CORP	SEMI-ANN. 7.300% 01/15/2012 656,000	683,658	567,033
	DAIMLERCHRYSLER AUTO TRUST	MONTHLY 5.000% 05/08/2010 558,617	557,290	556,500
	DAIMLERCHRYSLER AUTO TRUST	MONTHLY 5.020% 07/08/2010 3,070,934	3,044,120	3,054,357
	DAIMLERCHRYSLER AUTO TRUST	MONTHLY 5.330% 08/08/2010 1,993,607	1,976,752	1,979,520
	DAVITA INC	SEMI-ANN. 6.625% 03/15/2013 125,000	122,119	118,750
	DAVITA INC	SEMI-ANN. 7.250% 03/15/2015 500,000	487,052	475,000
	DEAN FOODS CO	SEMI-ANN. 7.000% 06/01/2016 500,000	493,557	425,000
	DELTA AIR LINES	SEMI-ANN. 6.821% 08/10/2022 560,962	560,962	333,772
	DETROIT EDISON CO	SEMI-ANN. 6.125% 10/01/2010 153,000	154,258	153,884

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	CORPORATE DEBT INSTRUMENTS (CONTINUED):
	DEUTSCHE BANK FINANCIAL INC	SEMI-ANN. 7.500% 04/25/2009 1,000,000	1,012,299	1,002,445
	DEUTSCHE TELEKOM INTL FINANCE	SEMI-ANN. 5.250% 07/22/2013 3,000	2,875	2,900
	DEUTSCHE TELEKOM INTL FINANCE	SEMI-ANN. 5.750% 03/23/2016 530,000	507,032	507,336
	DEX MEDIA INC	SEMI-ANN. FLTNG 11/15/2013 500,000	446,561	92,500
	DIAGEO	SEMI-ANN. 7.375% 01/15/2014 1,750,000	1,743,580	1,864,189
	DIGICEL GROUP LTD	SEMI-ANN. 8.875% 01/15/2015 750,000	647,532	487,500
	DIGICEL GROUP LTD	SEMI-ANN. 9.125% 01/15/2015 250,000	242,333	157,500
	DIGICEL LIMITED	SEMI-ANN. 9.250% 09/01/2012 500,000	513,383	425,000
	DIRECTV HLDGS	SEMI-ANN. 7.625% 05/15/2016 2,000,000	1,911,498	1,940,000
	DISCOVER CARD MASTER TRUST	MONTHLY FLTNG 02/15/2009 4,400,000	4,370,655	4,372,628
	DJO FINANCE LLC/DJO FINANCE CORP	SEMI-ANN. 10.875% 11/15/2014 625,000	610,992	450,000
	DOLE FOOD CO INC	SEMI-ANN. 7.250% 06/15/2010 500,000	478,865	348,750
	DOMINION RESOURCES INC	SEMI-ANN. 5.125% 12/15/2009 174,000	172,726	173,617
	DOUGLAS DYNAMICS LLC	SEMI-ANN. 7.750% 01/15/2012 250,000	242,177	130,000
	DRESSER RAND GROUP	SEMI-ANN. FLTNG 11/01/2014 500,000	487,870	385,000
	DUKE ENERGY CORP	SEMI-ANN. 5.625% 11/30/2012 1,329,000	1,319,343	1,353,462
	DYNEGY HLDGS INC	SEMI-ANN. 7.750% 06/01/2019 625,000	615,588	431,250
	DYNEGY HLDGS INC	SEMI-ANN. 8.375% 05/01/2016 500,000	507,907	355,000
	E TRADE FINANCIAL CORP	SEMI-ANN. 7.375% 09/15/2013 375,000	358,651	135,000
	EASTMAN KODAK CO	SEMI-ANN. 7.250% 11/15/2013 3,332,000	3,243,965	2,149,140
	ECHOSTAR DBS CORP	SEMI-ANN. 6.625% 10/01/2014 500,000	492,442	417,500
	ECHOSTAR DBS CORP	SEMI-ANN. 7.000% 10/01/2013 500,000	495,709	433,750
	ECHOSTAR DBS CORP	SEMI-ANN. 7.125% 02/01/2016 250,000	181,830	208,750
	ECHOSTAR DBS CORP	SEMI-ANN. 7.750% 05/31/2015 250,000	249,140	212,500
	EDCON HOLDINGS	QRTRLY FLTNG 06/15/2014 500,000	653,914	293,648
	EDISON MISSION ENERGY	SEMI-ANN. 7.000% 05/15/2017 500,000	501,043	435,000
	EDISON MISSION ENERGY	SEMI-ANN. 7.200% 05/15/2019 500,000	501,613	410,000
	EDISON MISSION ENERGY	SEMI-ANN. 7.500% 06/15/2013 250,000	247,585	228,750
	EDISON MISSION ENERGY	SEMI-ANN. 7.750% 06/15/2016 750,000	691,527	667,500
	EL PASO CORP	SEMI-ANN. 7.750% 01/15/2032 405,000	394,861	262,894
	EL PASO CORP	SEMI-ANN. 7.800% 08/01/2031 697,000	677,991	454,098
	EL PASO NATURAL GAS	SEMI-ANN. 7.500% 11/15/2026 74,000	72,670	61,121
	EL PASO NATURAL GAS	SEMI-ANN. 8.375% 06/15/2032 70,000	74,606	60,402
	EL PASO NATURAL GAS	SEMI-ANN. 8.625% 01/15/2022 204,000	217,882	183,809
	ELAN FINANCE CORP	SEMI-ANN. 7.750% 11/15/2011 250,000	246,516	147,500
	ELAN FINANCE CORP	SEMI-ANN. 8.875% 12/01/2013 250,000	250,896	130,000
	ENCORE ACQUISITION CO	SEMI-ANN. 6.000% 07/15/2015 750,000	695,707	483,750
	ENERGY FUTURE HLDGS CORP	SEMI-ANN. 10.875% 11/01/2017 310,000	310,000	220,100
	ENERGY FUTURE HLDGS CORP	SEMI-ANN. 11.250% 11/01/2017 5,800,000	5,693,372	2,813,000
	EQUISTAR CHEMICALS	SEMI-ANN. 7.550% 02/15/2026 409,000	398,291	51,125
	ESTERLINE TECHNOLOGIES CORP	SEMI-ANN. 6.625% 03/01/2017 500,000	500,000	425,000
	EUROPCAR GROUPE	QRTRLY FLTNG 05/15/2013 250,000	297,603	101,213
	EUROPCAR GROUPE	SEMI-ANN. 8.125% 05/15/2014 500,000	711,284	165,937
	EXCO RESOURCES INC	SEMI-ANN. 7.250% 01/15/2011 500,000	501,006	390,000
	EXPORTFINANS	SEMI-ANN. 5.500% 05/25/2016 1,053,000	1,047,986	1,147,478
	FCE BANK	ANNUAL 7.125% 01/15/2013 250,000	337,499	199,820
	FCE BANK	ANNUAL 7.125% 01/16/2012 1,000,000	1,365,520	792,329
	FCE BANK	QRTRLY FLTNG 09/30/2009 250,000	275,078	269,322
	FIRST DATA CORP	SEMI-ANN. 9.875% 09/24/2015 1,000,000	951,880	605,000
	FIRSTENERGY CORP	SEMI-ANN. 6.450% 11/15/2011 81,000	82,456	76,566
	FIRSTENERGY CORP	SEMI-ANN. 7.375% 11/15/2031 1,108,000	1,191,822	1,048,186
	FISHER SCIENTIFIC INTERNATIONAL	SEMI-ANN. 6.125% 07/01/2015 413,000	402,187	363,956
	FISHER SCIENTIFIC INTERNATIONAL	SEMI-ANN. 6.750% 08/15/2014 375,000	374,025	354,375
	FONTAINEBLEAU LAS VEGAS LLC	SEMI-ANN. 10.250% 06/15/2015 250,000	250,000	24,375

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	CORPORATE DEBT INSTRUMENTS (CONTINUED):
	FOODCORP	SEMI-ANN. 8.875% 06/15/2012 375,000	540,459	287,349
	FORD CREDIT AUTO OWNER TRUST	MONTHLY 5.050% 03/15/2010 2,169,846	2,163,664	2,165,500
	FORD CREDIT AUTO OWNER TRUST	MONTHLY 5.420% 04/15/2010 2,029,524	2,026,591	2,025,792
	FORD CREDIT AUTO OWNER TRUST	MONTHLY FLTNG 12/15/2009 1,203	1,200	1,201
	FORD MOTOR CO	SEMI-ANN. 7.450% 07/16/2031 625,000	492,477	175,000
	FORD MOTOR CO	SEMI-ANN. 8.000% 12/15/2016 1,000,000	984,955	651,367
	FORD MOTOR CREDIT CO	SEMI-ANN. 7.000% 10/01/2013 1,536,000	1,379,251	1,061,264
	FORD MOTOR CREDIT CO	SEMI-ANN. 7.250% 10/25/2011 1,603,000	1,537,935	1,171,006
	FORD MOTOR CREDIT CO	SEMI-ANN. 7.375% 02/01/2011 927,000	832,529	704,948
	FORD MOTOR CREDIT CO	SEMI-ANN. 7.375% 10/28/2009 5,322,000	5,219,741	4,673,892
	FORD MOTOR CREDIT CO	SEMI-ANN. 7.800% 06/01/2012 50,000	50,000	35,079
	FORD MOTOR CREDIT CO	SEMI-ANN. 7.875% 06/15/2010 181,000	176,049	144,833
	FORD MOTOR CREDIT CO	SEMI-ANN. 9.875% 08/10/2011 375,000	376,831	276,645
	FREEPORT-MCMORAN COPPER & GOLD INC	SEMI-ANN. 8.250% 04/01/2015 500,000	402,480	425,000
	FREEPORT-MCMORAN COPPER & GOLD INC	SEMI-ANN. 8.375% 04/01/2017 200,000	211,750	164,000
	FREEPORT-MCMORAN COPPER & GOLD INC	SEMI-ANN. FLTNG 04/01/2015 250,000	242,547	165,000
	FREESCALE SEMICONDUCTOR INC	SEMI-ANN. 10.125% 12/15/2016 500,000	509,386	205,000
	FREESCALE SEMICONDUCTOR INC	SEMI-ANN. 9.125% 12/15/2014 1,000,000	997,740	230,000
	FRONTIER COMMUNICATIONS CORP	SEMI-ANN. 6.625% 03/15/2015 750,000	542,312	547,500
	FRONTIER COMMUNICATIONS CORP	SEMI-ANN. 9.250% 05/15/2011 750,000	778,292	712,500
	GALAXY ENTERTAINMENT FIN	SEMI-ANN. 9.875% 12/15/2012 800,000	819,602	352,000
	GATX FINL CORP	SEMI-ANN. 5.800% 03/01/2016 1,000,000	996,290	789,537
	GAYLORD ENTERTAINMENT CO	SEMI-ANN. 8.000% 11/15/2013 500,000	507,515	345,000
	GE CAPITAL UK FUND	QRTRLY FLTNG 01/30/2012 200,000	276,635	246,358
	GENERAL ELEC CAPITAL CORP	ANNUAL FLTNG 09/15/2067 100,000	135,314	81,253
	GENERAL ELEC CAPITAL CORP	MONTHLY FLTNG 07/24/2009 3,000,000	2,942,763	2,992,572
	GENERAL ELEC CAPITAL CORP	QRTRLY FLTNG 06/22/2009 6,722,000	6,690,151	6,598,170
	GENERAL ELEC CAPITAL CORP	SEMI-ANN. 5.450% 01/15/2013 42,000	42,479	42,301
	GENERAL ELEC CAPITAL CORP	SEMI-ANN. FLTNG 09/15/2067 400,000	799,961	364,347
	GENERAL ELEC CAPITAL CORP	SEMI-ANN. FLTNG 11/15/2067 60,000	62,165	37,714
	GENERAL ELEC CAPT CO	0.000% 03/10/2009 7,800,000	7,759,653	7,759,653
	GENERAL ELECTRIC CO	SEMI-ANN. 5.000% 02/01/2013 225,000	218,896	227,540
	GENERAL MOTORS	SEMI-ANN. 8.375% 07/15/2033 2,533,000	2,202,405	443,275
	GENERAL MOTORS ACCEPTANCE CORP	ANNUAL 5.375% 06/06/2011 375,000	473,285	209,967
	GENERAL MOTORS ACCEPTANCE CORP	ANNUAL 5.750% 09/27/2010 250,000	342,278	122,255
	GENERAL MOTORS ACCEPTANCE CORP	ANNUAL 6.000% 05/23/2012 125,000	127,907	54,447
	GENERAL MOTORS ACCEPTANCE CORP	SEMI-ANN. 5.625% 05/15/2009 2,278,000	2,261,960	2,189,081
	GENERAL MOTORS ACCEPTANCE CORP	SEMI-ANN. 6.750% 12/01/2014 526,000	499,680	359,598
	GEORGIA PACIFIC CORP	SEMI-ANN. 7.000% 01/15/2015 750,000	728,722	637,500
	GEORGIA PACIFIC CORP	SEMI-ANN. 7.125% 01/15/2017 250,000	250,000	210,000
	GEORGIA PACIFIC CORP	SEMI-ANN. 7.750% 11/15/2029 525,000	485,150	330,750
	GEORGIA PACIFIC CORP	SEMI-ANN. 8.000% 01/15/2024 500,000	476,414	337,500
	GERRESHEIMER HLDGS	SEMI-ANN. 7.875% 03/01/2015 300,000	389,250	369,058
	GLITNIR BANKI HF	SEMI-ANN. 0.000% 06/15/2016 1,060,000	1,055,702	159
	GLITNIR BANKI HF	SEMI-ANN. 6.330% 07/28/2011 590,000	590,000	28,025
	GLITNIR BANKI HF	SEMI-ANN. 6.375% 09/25/2012 680,000	678,865	32,300
	GMAC COMMERCIAL MTG SECURITIES	MONTHLY FLTNG 07/15/2009 597,405	(657)	126
	GMAC LLC	SEMI-ANN. 6.875% 09/15/2011 500,000	473,258	404,821
	GMAC LLC	SEMI-ANN. 8.000% 11/01/2031 3,944,000	4,212,706	2,307,630
	GOLDMAN SACHS CAPITAL II	SEMI-ANN. FLTNG 12/31/2049 60,000	54,281	23,065
	GOLDMAN SACHS GROUP INC	SEMI-ANN. 3.875% 01/15/2009 4,000,000	4,035,694	4,074,188
	GOLDMAN SACHS GROUP INC	SEMI-ANN. 5.450% 11/01/2012 120,000	119,892	114,469
	GOLDMAN SACHS GROUP INC	SEMI-ANN. 5.625% 01/15/2017 910,000	909,496	781,760
	GOLDMAN SACHS GROUP INC	SEMI-ANN. 6.150% 04/01/2018 300,000	301,506	288,288

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	CORPORATE DEBT INSTRUMENTS (CONTINUED):
	GOLDMAN SACHS GROUP INC	SEMI-ANN. 6.750% 10/01/2037 700,000	665,658	568,308
	GOLDMAN SACHS GROUP LP	SEMI-ANN. 4.500% 06/15/2010 286,000	281,084	281,821
	GOLDMAN SACHS GROUP LP	SEMI-ANN. 6.650% 05/15/2009 2,253,000	2,278,780	2,270,902
	GOODYEAR TIRE & RUBBER CO	SEMI-ANN. 8.625% 12/01/2011 500,000	440,678	415,000
	GOVCO, LLC	0.000% 02/09/2009 3,000,000	2,990,185	2,990,185
	GOVERNOR & CO.OF BNK I	MONTHLY003-MAR-09 2,400,000	2,400,000	2,400,000
	GRAHAM PACKAGING CO	SEMI-ANN. 8.500% 10/15/2012 250,000	196,993	178,125
	GRAHAM PACKAGING CO	SEMI-ANN. 9.875% 10/15/2014 1,250,000	1,254,955	768,750
	GRAPHIC PACKAGING INTL INC	SEMI-ANN. 8.500% 08/15/2011 125,000	124,164	104,375
	GRAPHIC PACKAGING INTL INC	SEMI-ANN. 9.500% 08/15/2013 1,000,000	1,019,038	690,000
	GREAT LAKES DREDGE & DOCKS CORP	SEMI-ANN. 7.750% 12/15/2013 351,000	336,852	270,709
	GROHE HOLDINGS	QRTRLY FLTNG 01/15/2014 250,000	347,394	166,806
	GROHE HOLDINGS	SEMI-ANN. 8.625% 10/01/2014 1,250,000	1,563,119	658,797
	GS AUTO LOAN TRUST	MONTHLY 4.450% 05/17/2010 1,788,115	1,785,449	1,787,189
	GS AUTO LOAN TRUST	MONTHLY 5.370% 12/15/2010 675,237	670,463	669,699
	HARBORVIEW MORTGAGE LOAN TR	MONTHLY FLTNG 02/25/2036 805,388	799,218	369,409
	HARLEY-DAVIDSON MOTORCYCLE TR	MONTHLY 5.260% 12/15/2010 8,921	8,941	8,921
	HARLEY-DAVIDSON MOTORCYCLE TR	MONTHLY 5.290% 01/18/2011 272,849	273,810	272,751
	HARRAHS OPERATING CO INC	SEMI-ANN. 10.000% 12/15/2018 261,000	457,240	95,265
	HARRAHS OPERATING CO INC	SEMI-ANN. 10.750% 02/01/2016 565,000	472,152	161,025
	HARRAHS OPERATING CO INC	SEMI-ANN. 5.625% 06/01/2015 333,000	296,668	56,610
	HARRAHS OPERATING CO INC	SEMI-ANN. 6.500% 06/01/2016 333,000	306,911	51,615
	HARRY & DAVID OPERATIONS CORP	SEMI-ANN. 9.000% 03/01/2013 125,000	117,573	40,000
	HBOS	SEMI-ANN. 4.000% 09/15/2009 3,400,000	3,397,118	3,326,410
	HBOS	SEMI-ANN. 5.250% 02/21/2017 210,000	209,881	204,326
	HBOS	SEMI-ANN. 6.750% 05/21/2018 800,000	796,672	704,079
	HCA INC	SEMI-ANN. 6.250% 02/15/2013 500,000	450,821	312,500
	HCA INC	SEMI-ANN. 6.375% 01/15/2015 750,000	664,782	457,500
	HCA INC	SEMI-ANN. 9.125% 11/15/2014 570,000	544,179	528,675
	HCA INC	SEMI-ANN. 9.250% 11/15/2016 1,010,000	1,027,207	926,675
	HCA INC	SEMI-ANN. FLTNG 11/15/2016 1,415,000	1,452,048	1,103,700
	HELIX ENERGY SOLUTIONS GROUP INC	SEMI-ANN. 9.500% 01/15/2016 250,000	250,000	132,500
	HELLAS TELECOM II	QRTRLY FLTNG 01/15/2015 625,000	829,978	181,402
	HELLAS TELECOM V	QRTRLY FLTNG 10/15/2012 500,000	654,902	373,576
	HERTZ CORP	SEMI-ANN. 10.500% 01/01/2016 500,000	524,926	228,125
	HERTZ CORP	SEMI-ANN. 8.875% 01/01/2014 750,000	765,019	461,250
	HEWLETT PACKARD CO	0.000% 02/18/2009 1,800,000	1,794,720	1,794,720
	HEWLETT PACKARD CO	0.000% 02/23/2009 5,000,000	4,977,917	4,977,917
	HEWLETT PACKARD CO	FLTNG 09/03/2009 4,100,000	4,105,846	4,072,981
	HEXION U S FIN CORP	SEMI-ANN. 9.750% 11/15/2014 1,000,000	1,019,926	285,000
	HOME EQUITY MORTGAGE LOAN	MONTHLY FLTNG 04/25/2037 1,500,000	669,293	335,617
	HONDA AUTO RECEIVABLES	MONTHLY 2.916% 07/18/2009 62,332	62,283	62,227
	HONDA AUTO RECEIVABLES	MONTHLY 5.070% 02/18/2010 488,530	488,223	487,970
	HONDA AUTO RECEIVABLES	MONTHLY 5.290% 01/15/2010 452,163	451,268	452,182
	HONDA AUTO RECEIVABLES	MONTHLY 5.300% 07/21/2010 114,153	113,831	113,979
	HONDA AUTO RECEIVABLES	MONTHLY 5.410% 11/23/2009 33,096	33,169	33,098
	HONEYWELL INTERNATIONAL INC	QRTRLY FLTNG 07/27/2009 2,000,000	1,998,004	1,988,096
	HOST MARRIOTT LP	SEMI-ANN. 6.750% 06/01/2016 500,000	442,525	365,000
	HOST MARRIOTT LP	SEMI-ANN. 7.000% 08/15/2012 689,000	683,335	583,928
	HOUSEHOLD AUTO TR	SEMI-ANN. 4.37% 05/17/2010 81,131	81,131	80,883
	HOUSEHOLD FINANCE CORP	SEMI-ANN. 4.125% 11/16/2009 91,000	89,783	90,162
	HOUSEHOLD FINANCE CORP	SEMI-ANN. 7.000% 05/15/2012 757,000	796,699	758,149
	HOVNANIAN K ENTERPRISES INC	SEMI-ANN. 11.500% 05/01/2013 250,000	207,798	190,000
	HOVNANIAN K ENTERPRISES INC	SEMI-ANN. 8.625% 01/15/2017 500,000	523,911	125,000

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	CORPORATE DEBT INSTRUMENTS (CONTINUED):
	HSBC	SEMI-ANN. FLTNG 12/31/2049 293,000	264,862	158,773
	HSBC CREDIT CARD MASTER NOTE TRUST	MONTHLY 5.100% 06/15/2012 900,000	854,273	878,484
	HSBC FINANCE CORP	0.000% 04/03/2009 7,800,000	7,747,177	7,747,177
	HSBC FINANCE CORP	SEMI-ANN. 6.750% 05/15/2011 279,000	289,553	277,791
	HUB INTL HOLDINGS	SEMI-ANN. 9.000% 12/15/2014 375,000	354,829	229,219
	HYDRO-QUEBEC	SEMI-ANN. 6.300% 05/11/2011 342,000	351,992	363,165
	HYUNDAI AUTO RECEIVABLES TRUST	5.110% 15/JAN/2010 272,466	273,130	272,371
	HYUNDAI AUTO RECEIVABLES TRUST	MONTHLY 5.130% 06/15/2010 654,651	653,282	654,197
	HYUNDAI AUTO RECEIVABLES TRUST	MONTHLY FLTNG 01/15/2010 194,618	194,263	194,397
	IBM INT’L GROUP CAPITAL LLC	QRTRLY FLTNG 02/13/2009 8,200,000	8,194,727	8,205,986
	IBM INT’L GROUP CAPITAL LLC	QRTRLY FLTNG 09/25/2009 1,000,000	998,854	996,532
	IDEARC INC	SEMI-ANN. 8.000% 11/15/2016 500,000	505,834	37,500
	IMPRESS METAL PACKAGING HLDGS	QRTRLY FLTNG 09/15/2013 250,000	320,951	265,413
	IMPRESS METAL PACKAGING HLDGS	SEMI-ANN. 9.250% 09/15/2014 750,000	942,261	676,346
	INDYMAC INDA	MONTHLY FLTNG 11/25/2037 579,920	579,615	357,515
	INEOS GROUP HLDGS	SEMI-ANN. 7.875% 02/15/2016 1,000,000	1,225,744	196,345
	ING (US) FUNDING LLC	0.000% 01/23/2009 1,000,000	998,170	998,170
	ING BK LONDON	QRTRLY FLTNG 06/15/2009 5,000,000	5,002,857	5,003,455
	INMARSAT FINANCE	SEMI-ANN. FLTNG 11/15/2012 503,000	474,810	445,784
	INTELSAT BERMUDA	SEMI-ANN. 11.250% 06/15/2016 250,000	262,263	227,500
	INTELSAT JACKSON HOLDINGS LTD	SEMI-ANN. 9.500% 06/15/2016 250,000	213,500	230,000
	INTELSAT LTD	SEMI-ANN. 7.625% 04/15/2012 750,000	716,014	502,500
	INTELSAT SUBSIDIARY HLDNG CO LTD	SEMI-ANN. 8.500% 01/15/2013 500,000	442,270	462,500
	INTELSAT SUBSIDIARY HLDNG CO LTD	SEMI-ANN. 8.875% 01/15/2015 500,000	495,311	455,000
	INTESA FUNDING LLC	0.000% 06/30/2009 4,800,000	4,765,920	4,765,920
	INVISTA	SEMI-ANN. 9.250% 05/01/2012 500,000	514,317	350,000
	JAPAN	SEMI-ANN. FLTNG 12/10/2017 325,000,000	2,831,392	3,108,097
	JAPAN IDX/LKD	SEMI-ANN. FLTNG 06/10/2018 280,000,000	2,603,743	2,696,340
	JARDEN CORP	SEMI-ANN. 7.500% 05/01/2017 500,000	500,000	341,250
	JEFFERSON SMURFIT CORP	SEMI-ANN. 8.250% 10/01/2012 500,000	482,686	85,000
	JOHN DEERE CAPITAL CORP	9/1/2009 240,000	230,014	233,829
	JOHN DEERE CAPITAL CORP	QRTRLY FLTNG 10/16/2009 5,000,000	4,998,314	4,854,545
	JOHN HANCOCK GLOB FDG	QRTRLY FLTNG 04/03/2009 5,000,000	5,000,566	5,003,165
	JOHNSON DIVERSEY	SEMI-ANN. 9.625% 05/15/2012 1,000,000	1,243,516	915,631
	JOHNSON DIVERSEY	SEMI-ANN. FLTNG 05/15/2013 500,000	451,993	350,000
	JSG FUNDING	SEMI-ANN. 7.750% 04/01/2015 625,000	765,171	599,459
	KABEL DEUTSCHLAND GMBH	SEMI-ANN. 10.625% 07/01/2014 500,000	540,933	445,000
	KAUPTHING BANK	SEMI-ANN. 5.750% 10/04/2011 260,000	259,214	15,600
	KAUPTHING BANK	SEMI-ANN. 7.125% 05/19/2016 2,923,000	2,925,283	21,923
	KAUPTHING BANK	SEMI-ANN. 7.625% 02/28/2015 2,100,000	1,797,927	84,000
	KERR MCGEE CORP	SEMI-ANN. 6.950% 07/01/2024 570,000	612,815	499,803
	KEY BANK NA	SEMI-ANN. 3.200% 06/15/2012 260,000	261,546	270,131
	KEY ENERGY SERVICES INC	SEMI-ANN. 8.375% 12/01/2014 500,000	502,124	330,000
	KINDER MORGAN ENERGY PARTNERS	SEMI-ANN. 6.000% 02/01/2017 670,000	669,600	581,677
	KINDER MORGAN ENERGY PARTNERS	SEMI-ANN. 6.950% 01/15/2038 270,000	279,483	218,362
	KONINKLIJKE KPN NV	SEMI-ANN. 8.000% 10/01/2010 830,000	881,479	837,638
	KROGER CO	SEMI-ANN. 6.150% 01/15/2020 60,000	61,061	59,197
	KROGER CO	SEMI-ANN. 6.400% 08/15/2017 40,000	42,216	40,339
	L-3 COMMUNICATIONS CORP	SEMI-ANN. 6.125% 01/15/2014 500,000	441,803	453,750
	L-3 COMMUNICATIONS CORP	SEMI-ANN. 6.375% 10/15/2015 1,000,000	978,054	935,000
	L-3 COMMUNICATIONS CORP	SEMI-ANN. 7.625% 06/15/2012 500,000	467,734	488,750
	LAMAR MEDIA CORP	SEMI-ANN. 6.625% 08/15/2015 500,000	454,408	361,250
	LANDRYS RESTAURANTS	9.50% 12/15/2014 250,000	239,068	250,000
	LANDSBANKI ISLANDS HF	SEMI-ANN. 6.100% 08/25/2011 1,560,000	1,559,780	27,300

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	CORPORATE DEBT INSTRUMENTS (CONTINUED):
	LB-UBS COMMERCIAL MTG TRUST	MONTHLY 4.954% 09/15/2030 3,279,000	3,089,569	2,676,654
	LEGRAND PROMESSE	SEMI-ANN. 8.500% 02/15/2025 250,000	284,411	218,682
	LEHMAN BROS CAP TR	SEMI-ANN. 0.000% 12/31/2049 920,000	887,723	92
	LEHMAN BROS HLDGS INC	SEMI-ANN. 5.250% 02/06/2012 210,000	209,851	19,950
	LEHMAN BROS HLDGS INC	SEMI-ANN. 6.200% 09/26/2014 340,000	339,754	32,300
	LEHMAN BROS HLDGS INC	SEMI-ANN. 6.500% 07/19/2017 190,000	176,163	19
	LEHMAN BROS HLDGS INC	SEMI-ANN. 6.750% 12/28/2017 1,890,000	1,888,706	189
	LEHMAN BROS HLDGS INC	SEMI-ANN. 6.875% 05/02/2018 300,000	299,007	28,500
	LEVEL 3 FINANCING INC	SEMI-ANN. 9.250% 11/01/2014 500,000	509,873	290,000
	LIN TELEVISION CORP	SEMI-ANN. 6.500% 05/15/2013 500,000	475,633	233,750
	LOCAL TV FINANCE	SEMI-ANN. 9.250% 06/15/2015 250,000	251,128	55,000
	LUCENT TECHNOLOGIES	SEMI-ANN. 6.450% 03/15/2029 750,000	649,884	300,000
	MACQUARIE BANK	1.975% 01/15/2010 4,800,000	4,800,000	4,729,920
	MASSEY ENERGY CO	SEMI-ANN. 6.875% 12/15/2013 500,000	489,715	370,000
	MASTR ADJUSTABLE RATE MTG TR	MONTHLY FLTNG 01/25/2036 1,551,390	1,516,414	1,237,446
	MASTR SPECIALIZED LOAN TRUST	MONTHLY 6.000% 08/25/2034 1,182,731	1,172,982	1,207,358
	MBNA CREDIT CARD MASTER NOTE TR	MONTHLY 4.900% 07/15/2011 900,000	901,615	898,770
	MBNA MASTER CREDIT CARD TRUST	MONTHLY 5.900% 08/15/2011 1,910,000	1,913,859	1,902,348
	MECACHROME INTL INC	SEMI-ANN. 9.000% 05/15/2014 250,000	317,403	17,376
	MERRILL LYNCH CO INC	SEMI-ANN. 6.875% 04/25/2018 1,300,000	1,298,882	1,359,834
	MERRILL LYNCH MORTGAGE TRUST	MONTHLY FLTNG 11/12/2037 2,923,000	2,811,819	2,412,588
	METROPOLITAN LIFE GLOBAL FUNDING	3.800% 01/20/2009 3,000,000	3,000,715	2,996,334
	METROPOLITAN LIFE GLOBAL FUNDING	SEMI-ANN. 5.125% 04/10/2013 200,000	199,852	186,352
	MGM MIRAGE INC	SEMI-ANN. 13.000% 11/15/2013 250,000	231,237	238,125
	MGM MIRAGE INC	SEMI-ANN. 6.625% 07/15/2015 1,000,000	951,148	610,000
	MGM MIRAGE INC	SEMI-ANN. 6.750% 04/01/2013 500,000	499,107	335,000
	MGM MIRAGE INC	SEMI-ANN. 6.750% 09/01/2012 750,000	713,221	525,000
	MGM MIRAGE INC	SEMI-ANN. 7.500% 06/01/2016 500,000	502,215	316,875
	MGM MIRAGE INC	SEMI-ANN. 8.500% 09/15/2010 555,000	564,964	466,200
	MICHAELS STORES INC	SEMI-ANN. 10.000% 11/01/2014 500,000	510,128	227,500
	MICHAELS STORES INC	SEMI-ANN. 11.375% 11/01/2016 625,000	650,391	203,125
	MILLICOM INTERNATIONAL CELLULAR	SEMI-ANN. FLTNG 12/01/2013 964,000	1,037,482	867,600
	MIRAGE RESORTS INC	SEMI-ANN. 8.375% 02/01/2011 290,000	293,297	172,550
	MIRANT AMERICAS GENERATION LLC	SEMI-ANN. 8.300% 05/01/2011 500,000	509,499	485,000
	MIRANT NORTH AMERICA LLC	SEMI-ANN. 7.375% 12/31/2013 625,000	614,033	600,000
	ML-CFC COMMERCIAL MORTGAGE TR	MONTHLY FLTNG 06/12/2050 4,290,000	4,195,553	3,045,608
	MOBILE MINI	SEMI-ANN. 6.875% 05/01/2015 500,000	498,215	340,000
	MOHEGAN TRIBAL GAMING	SEMI-ANN. 6.375% 07/15/2009 411,000	409,102	386,340
	MOHEGAN TRIBAL GAMING	SEMI-ANN. 7.125% 08/15/2014 461,000	450,628	232,805
	MOHEGAN TRIBAL GAMING	SEMI-ANN. 8.000% 04/01/2012 70,000	70,644	42,700
	MOMENTIVE PERFORMANCE MAT INC	SEMI-ANN. 10.125% 12/01/2014 263,593	263,593	81,714
	MOMENTIVE PERFORMANCE MAT INC	SEMI-ANN. 11.500% 12/01/2016 500,000	495,055	147,500
	MOMENTIVE PERFORMANCE MAT INC	SEMI-ANN. FLTNG 12/01/2014 750,000	750,000	318,750
	MONUMENTAL GLBL FDG III	QRTRLY FLTNG 08/17/2009 3,000,000	3,000,000	3,001,866
	MORGAN STANLEY	SEMI-ANN. 3.250% 12/01/2011 130,000	131,739	135,477
	MORGAN STANLEY	SEMI-ANN. 4.750% 04/01/2014 649,000	611,034	494,466
	MORGAN STANLEY	SEMI-ANN. 5.625% 01/09/2012 1,080,000	1,078,759	1,024,172
	MORGAN STANLEY	SEMI-ANN. 6.625% 04/01/2018 500,000	514,615	438,645
	MORGAN STANLEY CAPITAL I INC	MONTHLY 4.989% 08/13/2042 1,549,000	1,459,071	1,265,495
	MORGAN STANLEY CORPORATE	0.000% 01/05/2009 6,000,000	5,998,013	5,998,013
	MORGAN STANLEY MORTGAGE LOAN TR	MONTHLY FLTNG 06/25/2036 2,501,706	2,482,162	1,937,259
	MORGAN STANLEY MORTGAGE LOAN TR	MONTHLY FLTNG 06/25/2037 955,109	964,623	426,601
	MORGAN STANLEY MORTGAGE LOAN TR	MONTHLY FLTNG 07/25/2035 1,559,133	1,549,833	845,646
	MORGAN STANLEY MORTGAGE LOAN TR	MONTHLY FLTNG 08/25/2034 607,873	605,175	283,474

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	CORPORATE DEBT INSTRUMENTS (CONTINUED):
	MUELLER WATER PRODUCTS INC	SEMI-ANN. 7.375% 06/01/2017 250,000	252,620	170,000
	MUFG CAPITAL FINANCE	SEMI-ANN. FLTNG 12/31/2049 474,000	458,336	330,247
	NALCO CO	SEMI-ANN. 8.875% 11/15/2013 250,000	207,769	211,250
	NALCO CO	SEMI-ANN. 9.000% 11/15/2013 250,000	236,751	239,367
	NATIONAL BEEF PACKING CO LLC	SEMI-ANN. 10.500% 08/01/2011 250,000	254,501	175,000
	NATL AUSTRALIA BK LT	5,000,000	5,000,000	5,000,000
	NEIMAN-MARCUS GROUP INC	SEMI-ANN. 10.375% 10/15/2015 1,000,000	1,063,297	430,000
	NELL AF SARL	SEMI-ANN. 8.375% 08/15/2015 750,000	731,291	18,750
	NEW YORK LIFE GLOBAL FDG	SEMI-ANN. 3.875% 01/15/2009 2,610,000	2,610,984	2,610,634
	NEW YORK LIFE GLOBAL FDG	SEMI-ANN. 4.650% 05/09/2013 500,000	499,120	483,153
	NEWFIELD EXPLORATION CO	SEMI-ANN. 6.625% 04/15/2016 500,000	483,211	397,500
	NEWFIELD EXPLORATION CO	SEMI-ANN. 7.125% 05/15/2018 375,000	326,363	296,250
	NEWFIELD EXPLORATION CO	SEMI-ANN. 7.625% 03/01/2011 28,000	28,162	26,320
	NEWPAGE CORP	SEMI-ANN. 10.000% 05/01/2012 500,000	526,697	220,000
	NEWS AMERICA INC	SEMI-ANN. 6.650% 11/15/2037 50,000	49,302	49,488
	NEXANS	ANNUAL 5.750% 05/02/2017 250,000	291,731	232,833
	NEXTEL COMMUNICATIONS INC	SEMI-ANN. 6.875% 10/31/2013 250,000	106,956	106,250
	NIELSEN COMPANY	SEMI-ANN. FLTNG 08/01/2016 500,000	507,279	173,339
	NIELSEN FINANCE LLC/CO	FLTNG 08/01/2016 1,250,000	718,735	453,125
	NIELSEN FINANCE LLC/CO	SEMI-ANN. 10.000% 08/01/2014 1,000,000	993,285	800,000
	NISSAN AUTO RECEIVABLES OWNER TR	MONTHLY 4.740% 12/15/2009 53,029	52,902	53,009
	NISSAN AUTO RECEIVABLES OWNER TR	MONTHLY 5.110% 03/15/2010 5,206,332	5,184,261	5,200,737
	NISSAN AUTO RECEIVABLES OWNER TR	MONTHLY 5.130% 03/15/2010 827,834	824,213	826,637
	NISSAN AUTO RECEIVABLES OWNER TR	MONTHLY 5.160% 02/15/2010 562,392	562,586	562,000
	NORANDA ALUM ACQUISITION CORP	SEMI-ANN. FLTNG 05/15/2015 375,000	316,162	127,500
	NORANDA ALUMINIUM HOLDINGS	SEMI-ANN. FLTNG 11/15/2014 250,000	202,044	40,000
	NORDEA BANK FLD PLC	7,000,000	7,000,000	7,000,000
	NORDEA NORTH AMER. I	0.000% 06/15/2009 2,000,000	1,977,817	1,977,817
	NORDIC TELEPHONE COMPANY HOLDING	SEMI-ANN. 8.250% 05/01/2016 500,000	564,544	451,766
	NORDIC TELEPHONE COMPANY HOLDING	SEMI-ANN. 8.875% 05/01/2016 1,250,000	1,297,702	875,000
	NORSKE SKOG OF CANADA	SEMI-ANN. 7.375% 03/01/2014 250,000	239,868	92,500
	NORSKE SKOG OF CANADA	SEMI-ANN. 8.625% 06/15/2011 250,000	251,665	110,000
	NORTEK INC	SEMI-ANN. 8.500% 09/01/2014 1,250,000	1,229,250	287,500
	NORTEL NETWORKS LIMITED	QRTRLY FLTNG 07/15/2011 250,000	229,682	62,500
	NORTEL NETWORKS LIMITED	SEMI-ANN. 10.125% 07/15/2013 500,000	505,241	132,500
	NOVELIS INC	SEMI-ANN. FLTNG 02/15/2015 750,000	724,693	435,000
	NRG ENERGY INC	SEMI-ANN. 7.250% 02/01/2014 750,000	699,436	701,250
	NRG ENERGY INC	SEMI-ANN. 7.375% 02/01/2016 1,500,000	1,441,233	1,395,000
	NTK HLDGS INC	SEMI-ANN. FLTNG 03/01/2014 375,000	304,528	80,625
	NXP BV	SEMI-ANN. 7.875% 10/15/2014 250,000	250,000	97,500
	NXP BV	SEMI-ANN. 8.625% 10/15/2015 375,000	495,543	91,222
	NXP BV	SEMI-ANN. 9.500% 10/15/2015 500,000	504,795	95,000
	OCCIDENTAL PETROLEUM CORP	SEMI-ANN. 7.000% 11/01/2013 1,430,000	1,418,142	1,560,766
	OLD LINE FUNDING LLC	0.000% 01/12/2009 6,000,000	5,991,750	5,991,750
	OMI TRUST	MONTHLY 6.000% 05/15/2010 218,428	14,370	13,833
	ONO FINANCE	SEMI-ANN. 10.500% 05/15/2014 250,000	357,128	83,403
	ONO FINANCE	SEMI-ANN. 8.000% 05/16/2014 750,000	932,319	239,784
	OPTI CANADA INC	SEMI-ANN. 7.875% 12/15/2014 500,000	500,000	255,000
	ORACLE CORP	SEMI-ANN. 5.750% 04/15/2018 400,000	399,812	418,387
	ORASCOM TELECOM FINANCE	SEMI-ANN. 7.875% 02/08/2014 1,000,000	991,525	530,000
	OSI RESTAURANT PARTNERS INC	SEMI-ANN. 10.000% 06/15/2015 500,000	487,643	90,000
	OWENS CORNING INC	SEMI-ANN. 6.500% 12/01/2016 500,000	439,166	362,103
	OWENS-BROCKWAY GLASS	SEMI-ANN. 6.750% 12/01/2014 250,000	343,477	270,625
	OWENS-BROCKWAY GLASS	SEMI-ANN. 8.250% 05/15/2013 296,000	296,471	291,560

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	CORPORATE DEBT INSTRUMENTS (CONTINUED):
	PACIFIC GAS & ELECTRIC CO	SEMI-ANN. 5.800% 03/01/2037 870,000	861,227	902,370
	PACIFIC GAS & ELECTRIC CO	SEMI-ANN. 8.250% 10/15/2018 250,000	245,944	300,365
	PANOLAM INDUSTRIES INTL	SEMI-ANN. 10.750% 10/01/2013 451,000	442,135	180,400
	PARK PLACE ENTERTAINMENT	SEMI-ANN. 7.875% 03/15/2010 250,000	242,443	165,000
	PARKER DRILLING CO	SEMI-ANN. 9.625% 10/01/2013 877,000	925,835	679,675
	PEABODY ENERGY CORP	SEMI-ANN. 7.375% 11/01/2016 750,000	757,943	705,000
	PECO ENERGY TRANSITION TRUST	SEMI-ANN. 7.625% 03/01/2010 2,663,616	2,699,929	2,680,903
	PEERMONT GLOBAL	SEMI-ANN. 7.750% 04/30/2014 750,000	1,026,874	538,210
	PEMEX PROJECT FUNDING MASTER TR	SEMI-ANN. 6.625% 06/15/2035 115,000	120,073	97,347
	PEPSI BOTTLING HLDGS INC	SEMI-ANN. 5.625% 02/17/2009 3,789,000	3,800,077	3,806,539
	PEPSICO INC	SEMI-ANN. 7.900% 11/01/2018 640,000	638,481	784,414
	PETROPLUS FINANCE LTD	SEMI-ANN. 7.000% 05/01/2017 750,000	743,535	457,500
	PG&E ENERGY RECOVERY FUNDING LLC	QRTRLY 3.870% 06/25/2011 1,847,158	1,848,392	1,849,037
	PG&E ENERGY RECOVERY FUNDING LLC	QRTRLY 4.850% 06/25/2011 2,265,158	2,267,963	2,272,661
	PHILLIPS PETROLEUM	SEMI-ANN. 8.750% 05/25/2010 628,000	693,954	661,871
	PILGRIMS PRIDE CORP	7.625% 05/01/2015 375,000	376,517	101,250
	PINNACLE ENTERTAINMENT INC	SEMI-ANN. 7.500% 06/15/2015 875,000	763,135	507,500
	PINNACLE FOODS LLC/CORP	SEMI-ANN. 9.250% 04/01/2015 1,000,000	991,544	645,000
	PLAINS EXPLORATION & PROD CO	SEMI-ANN. 7.625% 06/01/2018 500,000	500,000	342,500
	PLAINS EXPLORATION & PROD CO	SEMI-ANN. 7.750% 06/15/2015 500,000	490,823	377,500
	PLY GEM INDUSTRIES INC	SEMI-ANN. 9.000% 02/15/2012 525,000	461,011	127,000
	POLYPORE INC	SEMI-ANN. 8.750% 05/15/2012 750,000	961,845	573,396
	PREGIS CORP	SEMI-ANN. 12.375% 10/15/2013 500,000	523,657	225,000
	PRIDE INTERNATIONAL INC	SEMI-ANN. 7.375% 07/15/2014 250,000	250,861	232,500
	PRIME MORTGAGE TRUST	MONTHLY 8.000% 07/25/2034 1,751,630	1,780,686	1,620,254
	PROCTER & GAMBLE INTERNATIONAL	QRTRLY FLTNG 08/19/2009 5,900,000	5,908,358	5,903,416
	PROCTOR GAMBLE CORPORATE	0.000% 03/03/2009 7,800,000	7,781,761	7,781,761
	PROGRESS ENERGY INC	SEMI-ANN. 7.100% 03/01/2011 226,000	235,826	223,995
	PRUDENTIAL FDG CORP	0.000% 02/09/2009 6,000,000	5,982,125	5,982,125
	PSE&G TRANSITION FUNDING LLG	QRTRLY FLTNG 06/15/2011 445,838	442,210	438,770
	PTS ACQUISITION	SEMI-ANN. 9.750% 04/15/2017 500,000	552,782	152,905
	QUEBECOR MEDIA INC	SEMI-ANN. 7.750% 03/15/2016 500,000	492,572	337,500
	QUICKSILVER RESOURCES INC	SEMI-ANN. 8.250% 08/01/2015 500,000	489,423	317,500
	QUIKSILVER INC	SEMI-ANN. 6.875% 04/15/2015 500,000	473,954	161,250
	QWEST CAPITAL FUNDING INC	SEMI-ANN. 7.900% 08/15/2010 250,000	215,753	227,500
	QWEST COMMUNICATIONS INTL INC	SEMI-ANN. 7.250% 02/15/2011 781,000	770,242	679,470
	QWEST COMMUNICATIONS INTL INC	SEMI-ANN. 7.500% 02/15/2014 787,000	773,780	562,705
	QWEST CORPORATION	SEMI-ANN. FLTNG 03/15/2012 464,000	442,601	429,200
	R.H. DONNELLEY CORP	SEMI-ANN. 8.875% 01/15/2016 750,000	751,370	112,500
	RAAC TRUST	MONTHLY FLTNG 10/25/2046 1,775,542	1,112,713	1,100,732
	RABOBANK CAP FDG TRUST	SEMI-ANN. FLTNG 12/31/2049 447,000	412,885	244,000
	RABOBANK NEDERLAND	8,000,000	8,000,000	8,000,000
	RADIO ONE INC	SEMI-ANN. 6.375% 02/15/2013 250,000	241,727	84,375
	RAINBOW NATIONAL SERVICES LLC	SEMI-ANN. 10.375% 09/01/2014 348,000	373,966	309,720
	RAINBOW NATIONAL SERVICES LLC	SEMI-ANN. 8.750% 09/01/2012 209,000	215,221	188,100
	RALI SERIES TRUST	MONTHLY FLTNG 06/25/2046 369,714	307,525	151,034
	RALI SERIES TRUST	MONTHLY FLTNG 12/25/2035 2,840,510	2,823,970	1,523,356
	RBS GLOBAL & REXNORD CORP	SEMI-ANN. 11.750% 08/01/2016 625,000	636,635	354,687
	RBS GLOBAL & REXNORD CORP	SEMI-ANN. 8.875% 09/01/2016 625,000	637,138	365,625
	RBS GLOBAL & REXNORD CORP	SEMI-ANN. 9.500% 08/01/2014 1,000,000	986,691	745,000
	RBSGC MORTGAGE LOAN TRUST	MONTHLY FLTNG 01/25/2037 1,560,526	1,270,613	789,847
	REALOGY CORP	SEMI-ANN. 10.500% 04/15/2014 500,000	498,587	86,250
	REALOGY CORP	SEMI-ANN. 12.375% 04/15/2015 870,000	797,156	117,450
	REGENCY ENERGY PARTNERS	SEMI-ANN. 8.375% 12/15/2013 500,000	507,082	342,500

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	CORPORATE DEBT INSTRUMENTS (CONTINUED):
	RELIANT ENERGY INC	SEMI-ANN. 7.625% 06/15/2014 250,000	196,625	207,500
	RELIANT ENERGY INC	SEMI-ANN. 7.875% 06/15/2017 500,000	497,824	405,000
	RENTAL SERVICE CORP	SEMI-ANN. 9.500% 12/01/2014 1,000,000	1,025,498	550,000
	REYNOLDS AMERICAN INC	SEMI-ANN. 7.875% 05/15/2009 565,000	577,713	559,456
	RH DONNELLEY INC	SEMI-ANN. 11.750% 05/15/2015 528,000	735,572	129,360
	RIDDELL BELL HLDGS	SEMI-ANN. 8.375% 10/01/2012 375,000	370,437	264,375
	RITE AID CORP	SEMI-ANN. 7.500% 03/01/2017 250,000	250,065	162,500
	RITE AID CORP	SEMI-ANN. 9.375% 12/15/2015 250,000	247,363	87,500
	RITE AID CORP	SEMI-ANN. 9.500% 06/15/2017 250,000	246,619	86,875
	ROCKWOOD SPECIALTIES GROUP INC	SEMI-ANN. 7.625% 11/15/2014 1,000,000	1,340,754	945,234
	ROGERS WIRELESS COMM INC	SEMI-ANN. 9.625% 05/01/2011 256,000	267,726	267,131
	ROYAL BK OF CANADA	QRTRLY007-AUG-09 1,000,000	1,000,000	1,000,000
	ROYAL BK OF CANADA	SEMIANNUAL5.32505-JUN-09 3,800,000	3,829,403	3,829,403
	SABRE HOLDINGS CORPORATION	SEMI-ANN. FLTNG 03/15/2016 750,000	701,200	166,875
	SALLY HOLDINGS INC	SEMI-ANN. 10.500% 11/15/2016 750,000	767,295	510,000
	SALLY HOLDINGS INC	SEMI-ANN. 9.250% 11/15/2014 750,000	763,198	645,000
	SAN AUTO RECEIVABLES OWNER TRUST	MONTHLY 5.440% 04/15/2010 226,532	226,783	226,445
	SAN PASQUAL CASINO	SEMI-ANN. 8.000% 09/15/2013 487,000	486,202	353,075
	SANDRIDGE ENERGY INC	SEMI-ANN. 8.000% 06/01/2018 500,000	506,445	277,500
	SANTANDER CNTL HISPANO	0.000% 01/02/2009 6,000,000	5,999,487	5,999,487
	SANTANDER PERPETUAL	SEMI-ANN. FLTNG 12/31/2049 300,000	300,000	190,812
	SEALY MATTRESS CO	SEMI-ANN. 8.250% 06/15/2014 500,000	500,000	295,000
	SEITEL INC	SEMI-ANN. 9.750% 02/15/2014 250,000	250,000	90,000
	SELECT MEDICAL CORP	SEMI-ANN. 7.625% 02/01/2015 375,000	339,800	198,750
	SEMINOLE HARD ROCK ENTERTAINMENT	QRTRLY FLTNG 03/15/2014 375,000	356,230	190,312
	SENSATA TECHNOLOGIES	SEMI-ANN. FLTNG 05/01/2014 500,000	490,612	225,000
	SEQUA CORPORATION	QRTRLY 11.750% 12/01/2015 750,000	679,215	285,000
	SERENA SOFTWARE	SEMI-ANN. 10.375% 03/15/2016 500,000	539,657	253,750
	SGS INTL INC	SEMI-ANN. 12.000% 12/15/2013 250,000	250,000	125,312
	SHEFFIELD RECEIVABLES ZCP	0.000% 01/07/2009 6,000,000	5,995,750	5,995,750
	SHINGLE SPRINGS TRIBAL	SEMI-ANN. 9.375% 06/15/2015 500,000	502,916	250,000
	SHINSEI FIN CAYMAN LTD	ANNUAL FLTNG 12/31/2049 1,039,000	979,666	217,309
	SIMMONS CO	FLTNG 12/15/2014 250,000	192,400	28,750
	SIMMONS CO	SEMI-ANN. 7.875% 01/15/2014 250,000	239,724	72,500
	SMITHFIELD FOODS INC	SEMI-ANN. 7.000% 08/01/2011 500,000	477,189	355,000
	SOCIETE GENERALE NORTH AMER INC	0.000% 06/01/2009 7,800,000	7,716,767	7,716,767
	SOCIETE GENERALE NY	8,000,000	8,000,058	8,000,058
	SOLO CUP	SEMI-ANN. 8.500% 02/15/2014 500,000	346,439	320,000
	SOUTHERN NATURAL GAS CO	SEMI-ANN. 5.900% 04/01/2017 120,000	120,063	95,095
	SOUTHERN NATURAL GAS CO	SEMI-ANN. 8.000% 03/01/2032 388,000	399,904	323,308
	SPANSION INC	SEMI-ANN. 11.250% 01/15/2016 375,000	389,408	26,250
	SPCM	SEMI-ANN. 8.250% 06/15/2013 375,000	486,380	376,617
	SPECTRUM BRANDS INC	SEMI-ANN. 7.375% 02/01/2015 1,500,000	810,472	300,000
	SPRINT CAPITAL CORP	SEMI-ANN. 6.900% 05/01/2019 1,020,000	888,189	724,200
	SPRINT CAPITAL CORP	SEMI-ANN. 8.375% 03/15/2012 2,343,000	2,486,178	1,874,400
	SPRINT CAPITAL CORP	SEMI-ANN. 8.750% 03/15/2032 730,000	631,203	492,750
	SPRINT NEXTEL CORP	SEMI-ANN. 6.000% 12/01/2016 1,000,000	787,464	705,000
	STATION CASINOS INC	SEMI-ANN. 6.500% 02/01/2014 1,000,000	950,591	57,500
	STATION CASINOS INC	SEMI-ANN. 6.875% 03/01/2016 500,000	461,906	28,750
	STEEL DYNAMICS INC	SEMI-ANN. 7.375% 11/01/2012 500,000	364,266	365,000
	STONE CONTAINER CORP	SEMI-ANN. 7.375% 07/15/2014 250,000	239,642	46,250
	STONE CONTAINER CORP	SEMI-ANN. 8.000% 03/15/2017 500,000	499,479	95,000
	STRUCTURED ADJ RATE MTG LOAN TR	MONTHLY FLTNG 01/25/2035 1,209,076	1,190,506	705,890
	STRUCTURED ADJ RATE MTG LOAN TR	MONTHLY FLTNG 05/25/2036 1,597,875	1,267,015	828,695

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	CORPORATE DEBT INSTRUMENTS (CONTINUED):
	STRUCTURED ASSET SECS CORP	MONTHLY FLTNG 11/25/2037 1,162,171	1,097,543	906,856
	SUBURBAN PROPANE PARTNERS LP	SEMI-ANN. 6.875% 12/15/2013 500,000	479,987	410,000
	SUNGARD DATA SYSTEMS INC	SEMI-ANN. 10.250% 08/15/2015 1,114,000	1,151,814	735,240
	SUNGARD DATA SYSTEMS INC	SEMI-ANN. 10.625% 05/15/2015 250,000	248,500	213,750
	SUNGARD DATA SYSTEMS INC	SEMI-ANN. 3.750% 01/15/2009 497,000	496,446	495,757
	SUNGARD DATA SYSTEMS INC	SEMI-ANN. 9.125% 08/15/2013 800,000	819,464	692,000
	SURREY FUNDING CORP	0.000% 03/13/2009 5,000,000	4,979,292	4,979,292
	SVENSKA HANDELSBANKEN	2.40% 02/05/2009 5,000,000	5,000,000	5,000,000
	SYNIVERSE HLDGS INC	SEMI-ANN. 7.750% 08/15/2013 250,000	247,244	127,812
	SYSTEMS ASSET	QRTRLY 6.664% 09/15/2013 190,531	196,254	186,110
	TARGA RESOURCES INC	SEMI-ANN. 8.500% 11/01/2013 500,000	501,333	270,000
	TARGET CORP	SEMI-ANN. 4.000% 06/15/2013 739,000	693,037	689,314
	TELECOM ITALIA CAPITAL	SEMI-ANN. 4.950% 09/30/2014 307,000	286,660	233,704
	TELECOM ITALIA CAPITAL	SEMI-ANN. 5.250% 10/01/2015 153,000	142,070	116,471
	TELECOM ITALIA CAPITAL	SEMI-ANN. 5.250% 11/15/2013 160,000	151,761	122,000
	TENET HEALTHCARE CORP	SEMI-ANN. 6.375% 12/01/2011 250,000	238,635	193,125
	TENET HEALTHCARE CORP	SEMI-ANN. 6.500% 06/01/2012 375,000	355,391	285,000
	TENET HEALTHCARE CORP	SEMI-ANN. 7.375% 02/01/2013 563,000	532,703	401,137
	TENET HEALTHCARE CORP	SEMI-ANN. 9.875% 07/01/2014 750,000	716,771	603,750
	TENNECO AUTOMOTIVE INC	SEMI-ANN. 10.250% 07/15/2013 149,000	162,682	92,380
	TENNECO AUTOMOTIVE INC	SEMI-ANN. 8.625% 11/15/2014 250,000	249,560	95,000
	TENNESSEE GAS PIPELINE	SEMI-ANN. 8.375% 06/15/2032 28,000	30,006	24,161
	TEREOS EUROPE	SEMI-ANN. 6.375% 04/15/2014 250,000	334,363	166,806
	TEREX CORP	SEMI-ANN. 8.000% 11/15/2017 500,000	365,534	425,000
	TERWIN MORTGAGE TRUST	MONTHLY FLTNG 10/25/2037 1,067,834	1,042,624	240,017
	TEXAS INDUSTRIES INC	SEMI-ANN. 7.250% 07/15/2013 500,000	467,729	386,250
	THAMES AST GLOB SEC	0.000% 01/07/2009 6,000,000	5,995,794	5,995,794
	THORNBURG MORTGAGE SECURITIES TR	MONTHLY FLTNG 09/25/2037 1,643,331	1,620,961	1,260,789
	THORNBURG MTG TR	MONTHLY FLTNG 09/25/2037 1,718,743	1,711,802	1,217,244
	TL ACQUISITIONS INC	SEMI-ANN. 10.500% 01/15/2015 1,000,000	980,028	410,000
	TORONTO-DOMINION	4,000,000	4,000,000	4,000,000
	TOYOTA MOTOR	0.000% 04/30/2009 7,800,000	7,738,120	7,738,120
	TOYOTA MTR CRD CORP	QRTRLY FLTNG 04/07/2010 720,000	687,459	708,954
	TRANSDIGM INC	SEMI-ANN. 7.750% 07/15/2014 625,000	602,053	512,500
	TRAVELPORT LLC	SEMI-ANN. 11.875% 09/01/2016 500,000	495,582	140,000
	TRAVELPORT LLC	SEMI-ANN. 9.875% 09/01/2014 1,000,000	1,017,943	375,000
	TRIMAS CORP	SEMI-ANN. 9.875% 06/15/2012 386,000	379,185	193,000
	TRW AUTOMOTIVE INC	SEMI-ANN. 6.375% 03/15/2014 250,000	313,372	107,729
	TRW AUTOMOTIVE INC	SEMI-ANN. 7.000% 03/15/2014 500,000	493,493	265,000
	TXU CORP	SEMI-ANN. 6.500% 11/15/2024 60,000	56,983	21,227
	TXU CORP	SEMI-ANN. 6.550% 11/15/2034 875,000	792,254	295,393
	TYCO INTERNATIONAL	SEMI-ANN. 6.000% 11/15/2013 2,372,000	2,357,955	2,225,683
	TYCO INTERNATIONAL	SEMI-ANN. 6.125% 01/15/2009 30,000	30,528	29,961
	TYCO INTERNATIONAL	SEMI-ANN. 6.375% 10/15/2011 1,413,000	1,450,037	1,388,900
	TYCO INTERNATIONAL	SEMI-ANN. 6.750% 02/15/2011 379,000	400,648	376,720
	TYCO INTERNATIONAL	SEMI-ANN. 6.875% 01/15/2021 599,000	620,507	463,191
	TYCO INTERNATIONAL	SEMI-ANN. 7.000% 12/15/2019 238,000	248,933	195,510
	UBS AG FRN SNR MTN	QRTRLY FLTNG 07/23/2009 1,500,000	1,476,003	1,492,257
	UBS AG STAMFORD	SEMI-ANN. 5.750% 04/25/2018 900,000	894,402	816,835
	UBS FINANCE DEL INC	0.000% 01/12/2009 7,800,000	7,795,233	7,795,233
	UCAR FINANCE	SEMI-ANN. 10.250% 02/15/2012 9,000	9,278	8,190
	UMBRELLA ACQUISITION INC	SEMI-ANN. 9.750% 03/15/2015 1,250,000	1,255,142	156,250
	UNITED RENTALS NORTH AMERICA INC	SEMI-ANN. 7.750% 11/15/2013 1,000,000	982,681	650,000
	UNITED SURGICAL PARTNERS	SEMI-ANN. 8.875% 05/01/2017 250,000	251,687	171,250

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	CORPORATE DEBT INSTRUMENTS (CONTINUED):
	UNITED TECHNOLOGIES CORP	SEMI-ANN. 5.400% 05/01/2035 188,000	170,782	177,173
	UNIVERSAL CITY FLORIDA	SEMI-ANN. 8.375% 05/01/2010 250,000	250,934	113,750
	UPC HOLDING B.V. REGS	SEMI-ANN. 7.750% 01/15/2014 250,000	237,573	261,503
	UPC HOLDING B.V. REGS	SEMI-ANN. 8.625% 01/15/2014 500,000	650,894	535,134
	US ONCOLOGY INC	SEMI-ANN. 9.000% 08/15/2012 500,000	516,999	455,000
	USAA AUTO OWNER TRUST	MONTHLY 4.270% 10/15/2010 3,083,420	3,068,029	3,065,666
	USAA AUTO OWNER TRUST	MONTHLY 5.010% 09/15/2010 274,734	274,891	274,099
	USAA AUTO OWNER TRUST	MONTHLY 5.040% 04/15/2010 193,666	194,298	193,628
	USAA AUTO OWNER TRUST	MONTHLY 5.320% 09/15/2010 112,507	112,752	112,354
	USAA AUTO OWNER TRUST	MONTHLY 5.360% 02/15/2011 1,933,177	1,927,506	1,928,495
	USAA AUTO OWNER TRUST	MONTHLY 5.400% 04/15/2010 86,688	86,918	86,668
	VALASSIS COMMUNICATIONS INC	SEMI-ANN. 8.250% 03/01/2015 250,000	250,000	65,000
	VANGUARD HEALTH HLDGS	FLTNG 10/01/2015 353,000	248,865	277,105
	VANGUARD HEALTH HLDGS	SEMI-ANN. 9.000% 10/01/2014 415,000	414,276	346,525
	VERIZON COMMUNICATIONS INC	SEMI-ANN. 8.950% 03/01/2039 2,000,000	1,949,941	2,583,380
	VERIZON GLOBAL FUND	SEMI-ANN. 7.250% 12/01/2010 419,000	439,408	439,263
	VERSO PAPER HLDGS	SEMI-ANN. 11.375% 08/01/2016 375,000	393,885	112,500
	VERSO PAPER HLDGS	SEMI-ANN. 9.125% 08/01/2014 375,000	375,328	148,125
	VIDEOTRON HLDGS	SEMI-ANN. 6.875% 01/15/2014 500,000	422,075	442,500
	VIDEOTRON LTEE	SEMI-ANN. 9.125% 04/15/2018 500,000	449,421	465,000
	VISANT HLDG CORP	SEMI-ANN. 8.750% 12/01/2013 1,500,000	1,470,150	1,110,000
	VOLKSWAGEN AUTO	MONTHLY 2.357% 01/20/2010 6,800,000	6,800,000	6,635,311
	VOLKSWAGEN AUTO	MONTHLY 5.200% 01/20/2010 637,186	638,243	635,744
	VOLKSWAGEN AUTO	MONTHLY 5.500% 09/20/2009 394,194	395,383	394,334
	VWR FUNDING INC	SEMI-ANN. 10.250% 07/15/2015 1,000,000	994,047	630,000
	WACHOVIA AUTO LOAN OWNER TRUST	MONTHLY 2.930% 06/22/2009 925,105	925,105	926,722
	WACHOVIA AUTO LOAN OWNER TRUST	MONTHLY 5.360% 07/20/2010 116,198	116,392	116,089
	WACHOVIA AUTO LOAN OWNER TRUST	MONTHLY 5.380% 04/20/2010 91,751	92,021	91,716
	WACHOVIA BANK COMMERCIAL MTG	MONTHLY 4.935% 04/15/2042 837,000	785,779	677,552
	WACHOVIA BANK COMMERCIAL MTG	MONTHLY FLTNG 07/15/2042 1,228,000	1,165,786	1,005,336
	WACHOVIA CAPITAL	SEMI-ANN. FLTNG 12/31/2049 628,000	610,705	370,520
	WACHOVIA CORP	SEMI-ANN. 5.250% 08/01/2014 1,590,000	1,538,580	1,481,107
	WACHOVIA CORP	SEMI-ANN. 5.500% 05/01/2013 1,300,000	1,297,062	1,285,493
	WAL-MART STORES INC	SEMI-ANN. 6.200% 04/15/2038 80,000	80,439	91,556
	WAL-MART STORES INC	SEMI-ANN. 6.875% 08/10/2009 4,150,000	4,257,709	4,274,338
	WALT DISNEY(HLDG)CO	QRTRLY FLTNG 09/10/2009 3,050,000	3,050,354	3,030,099
	WARNER CHILCOTT INC	SEMI-ANN. 8.750% 02/01/2015 500,000	518,198	445,000
	WARNER MUSIC GROUP	SEMI-ANN. 7.375% 04/15/2014 545,000	479,766	318,825
	WASTE SERVICES INC	SEMI-ANN. 9.500% 04/15/2014 500,000	522,813	355,000
	WDAC SUBSIDIARY CORP	SEMI-ANN. 8.500% 12/01/2014 750,000	942,278	273,666
	WELLPOINT INC	SEMI-ANN. 5.875% 06/15/2017 70,000	69,530	63,709
	WELLS FARGO & CO	ANNUAL 3.551% 05/01/2033 6,200,000	6,192,498	6,359,340
	WELLS FARGO & CO	MONTHLY FLTNG 04/25/2036 1,058,870	1,046,611	766,884
	WELLS FARGO & CO	QRTRLY FLTNG 03/23/2010 1,100,000	1,073,689	1,077,972
	WELLS FARGO & CO	QRTRLY FLTNG 09/23/2009 2,000,000	1,979,959	1,973,630
	WELLS FARGO & CO	SEMI-ANN. 5.300% 08/26/2011 160,000	159,849	162,255
	WELLS FARGO & CO	SEMI-ANN. 6.375% 08/01/2011 977,000	1,003,882	997,244
	WEST CORP	SEMI-ANN. 11.000% 10/15/2016 750,000	783,911	348,750
	WEST CORP	SEMI-ANN. 9.500% 10/15/2014 500,000	501,359	275,000
	WESTPAC SECS NZ LTD	0.000% 02/12/2009 8,000,000	7,980,493	7,980,493
	WEYERHAEUSER CO	SEMI-ANN. 6.750% 03/15/2012 443,000	452,628	396,551
	WHITING PETROLEUM CORP	SEMI-ANN. 7.000% 02/01/2014 443,000	426,668	312,315
	WHITING PETROLEUM CORP	SEMI-ANN. 7.250% 05/01/2013 282,000	274,403	200,220
	WILLIAMS COMPANIES INC	SEMI-ANN. 7.500% 01/15/2031 77,000	74,993	51,590

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	CORPORATE DEBT INSTRUMENTS (CONTINUED):
	WILLIAMS COMPANIES INC	SEMI-ANN. 7.750% 06/15/2031 370,000	366,641	253,450
	WILLIAMS COMPANIES INC	SEMI-ANN. 7.875% 09/01/2021 775,000	788,573	592,875
	WILLIAMS COMPANIES INC	SEMI-ANN. 8.750% 03/15/2032 460,000	504,275	342,700
	WILLIAMS COMPANIES INC	SEMI-ANN. FLTNG 03/15/2012 500,000	469,036	460,625
	WIND ACQUISITION FIN SA	SEMI-ANN. 10.750% 12/01/2015 750,000	789,271	645,000
	WIND ACQUISITION FIN SA	SEMI-ANN. 9.750% 12/01/2015 750,000	915,620	837,940
	WINDSTREAM CORP	SEMI-ANN. 8.625% 08/01/2016 1,000,000	908,999	885,000
	WM WRIGLEY JR CO	4.65% 07/15/2015 500,000	374,224	370,000
	WORLD OMNI AUTO RECEIVABLES TRUST	MONTHLY 5.010% 10/15/2010 579,679	581,246	579,398
	WORLD OMNI AUTO RECEIVABLES TRUST	MONTHLY 5.150% 11/15/2010 4,462,413	4,431,294	4,451,496
	WORLD OMNI AUTO RECEIVABLES TRUST	MONTHLY 5.460% 02/15/2010 128,074	128,629	128,064
	WYETH	SEMI-ANN. 5.950% 04/01/2037 810,000	804,825	899,332
	WYNN LAS VEGAS LLC	SEMI-ANN. 6.625% 12/01/2014 1,000,000	990,284	755,000
	XTO ENERGY INC	SEMI-ANN. 6.750% 08/01/2037 100,000	96,002	93,656
	XTO ENERGY INC	SEMI-ANN. 7.500% 04/15/2012 276,000	293,116	272,787
	YANKEE ACQUISITION CORP	SEMI-ANN. 8.500% 02/15/2015 250,000	229,399	116,562

	TOTAL CORPORATE DEBT INSTRUMENTS		898,186,114	779,137,921

	U.S. GOVERNMENT-SPONSORED ENTERPRISE OBLIGATIONS:
	FEDERAL HOME LOAN BANK	0.000% 02/25/2009 8,000,000	7,968,698	7,968,698
	FEDERAL HOME LOAN BANK	0.000% 04/15/2009 12,000,000	11,803,058	11,803,058
	FEDERAL HOME LOAN BANK	0.000% 04/29/2009 10,500,000	10,396,750	10,396,750
	FEDERAL HOME LOAN BANK	0.000% 05/06/2005 6,000,000	5,903,000	5,903,000
	FEDERAL HOME LOAN BANK	0.000% 05/13/2005 7,800,000	7,729,800	7,729,800
	FEDERAL HOME LOAN BANK	0.000% 09/23/2009 6,000,000	5,860,875	5,860,875
	FEDERAL HOME LOAN BANK	0.000% 10/21/2009 4,500,000	4,388,294	4,388,294
	FEDERAL HOME LOAN BANK	0.000% 11/02/2009 4,000,000	3,940,694	3,940,694
	FEDERAL HOME LOAN BANK	QRTRLY FLTNG 01/08/2010 2,650,000	2,647,718	2,650,342
	FEDERAL HOME LOAN BANK	QRTRLY FLTNG 02/18/2009 7,000,000	6,999,934	7,007,651
	FEDERAL HOME LOAN MTG CORP	0.000% 03/30/2009 6,000,000	5,959,520	5,959,520
	FEDERAL HOME LOAN MTG CORP	0.000% 04/17/2009 5,000,000	4,955,834	4,955,834
	FEDERAL HOME LOAN MTG CORP	0.000% 07/20/2009 10,000,000	9,888,111	9,888,111
	FEDERAL HOME LOAN MTG CORP	0.000% 08/10/2009 5,000,000	4,955,493	4,984,720
	FEDERAL HOME LOAN MTG CORP	5.500% 01/15/2039 13,300,000	13,433,781	13,500,815
	FEDERAL HOME LOAN MTG CORP	6.000% 01/15/2039 500,000	511,836	511,836
	FEDERAL HOME LOAN MTG CORP	6.000% 02/15/2039 513,906	513,906	513,906
	FEDERAL HOME LOAN MTG CORP	MONTHLY 5.500% 08/01/2037 7,767,881	7,534,844	7,959,981
	FEDERAL HOME LOAN MTG CORP	MONTHLY FLTNG 01/01/2037 2,352,447	2,384,334	2,416,867
	FEDERAL HOME LOAN MTG CORP	MONTHLY FLTNG 09/01/2037 1,349,370	1,348,763	1,381,107
	FEDERAL HOME LOAN MTG CORP	SEMI-ANN. 4.750% 03/05/2012 100,000	104,505	108,511
	FEDERAL HOME LOAN MTG CORP	SEMI-ANN. 5.300% 05/12/2020 920,000	887,685	901,986
	FEDERAL HOME LOAN MTG CORP	SEMI-ANN. 5.450% 07/09/2010 180,000	181,541	180,162
	FEDERAL HOME LOAN MTG CORP	SEMI-ANN. 5.625% 11/23/2035 1,381,000	1,269,941	1,437,359
	FEDERAL NATIONAL MORTGAGE ASSOC	0.000% 01/26/2009 6,000,000	5,988,500	5,988,500
	FEDERAL NATIONAL MORTGAGE ASSOC	0.000% 02/18/2009 12,000,000	11,973,700	12,093,400
	FEDERAL NATIONAL MORTGAGE ASSOC	0.000% 03/19/2009 6,000,000	5,961,500	5,961,500
	FEDERAL NATIONAL MORTGAGE ASSOC	0.000% 05/15/2009 2,400,000	2,382,133	2,382,133
	FEDERAL NATIONAL MORTGAGE ASSOC	0.000% 07/02/2009 28,000,000	27,722,822	28,053,642
	FEDERAL NATIONAL MORTGAGE ASSOC	0.000% 08/17/2009 14,400,000	14,185,680	14,185,680
	FEDERAL NATIONAL MORTGAGE ASSOC	0.000% 11/06/2009 11,800,000	11,639,202	11,639,202
	FEDERAL NATIONAL MORTGAGE ASSOC	5.000% 01/25/2039 9,200,000	9,256,438	9,392,630
	FEDERAL NATIONAL MORTGAGE ASSOC	5.500% 01/25/2039 67,600,000	67,907,352	68,005,867
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.000% 02/01/2038 29,759	28,482	30,416
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.000% 06/01/2035 893,553	871,747	914,115
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 01/01/2037 3,879,676	3,778,782	3,981,683

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	U.S. GOVERNMENT-SPONSORED ENTERPRISE OBLIGATIONS (CONTINUED):
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 02/01/2036 1,840,003	1,855,528	1,888,382
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 02/01/2037 99,160,904	94,780,780	96,535,834
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 03/01/2037 432,926	427,920	444,284
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 04/01/2037 885,152	863,561	908,380
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 05/01/2035 485,627	484,803	499,534
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 05/01/2038 545,758	528,370	560,022
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 06/01/2037 12,977,998	13,088,891	13,318,494
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 06/01/2038 4,952,619	4,794,824	5,082,063
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 09/01/2037 932,060	904,463	956,514
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 11/01/2036 1,168,546	1,141,217	1,199,270
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 11/01/2037 148,912	144,169	152,819
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 12/01/2036 860,871	865,319	883,506
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 05/01/2038 185,759	187,440	191,445
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 06/01/2036 303,062	304,577	312,356
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 06/01/2038 975,716	988,979	1,005,584
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 07/01/2036 195,161	199,979	201,146
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 09/01/2036 141,920	142,652	146,272
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 10/01/2036 463,571	466,269	477,788
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 11/01/2036 1,005,800	997,982	1,036,646
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 11/01/2037 2,507,323	2,487,832	2,584,075
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 12/01/2036 364,243	373,236	375,414
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 7.000% 12/01/2027 52,995	54,307	56,123
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 8.000% 08/01/2015 36,364	38,279	38,410
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 8.000% 09/01/2015 16,636	17,213	17,314
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 9.000% 11/01/2021 8,855	9,400	9,499
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY FLTNG 02/15/2019 690,714	690,552	663,496
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY FLTNG 10/27/2037 700,000	665,875	594,990
	FEDERAL NATIONAL MORTGAGE ASSOC	QRTRLY FLTNG 01/21/2010 7,000,000	7,000,000	7,015,176
	FEDERAL NATIONAL MORTGAGE ASSOC	SEMI-ANN. 0.000% 02/01/2019 390,000	177,798	220,234
	FEDERAL NATIONAL MORTGAGE ASSOC	SEMI-ANN. 4.875% 05/18/2012 180,000	186,872	196,015
	FEDERAL NATIONAL MORTGAGE ASSOC	SEMI-ANN. 5.250% 08/01/2012 220,000	213,113	231,884
	FEDERAL NATIONAL MORTGAGE ASSOC	SEMI-ANN. 5.625% 05/19/2011 1,939,000	1,935,220	1,967,637
	FEDERAL NATIONAL MORTGAGE ASSOC	SEMI-ANN. 6.000% 04/18/2036 740,000	736,457	832,842
	FEDERAL NATIONAL MORTGAGE ASSOC	SEMI-ANN. 6.250% 02/01/2011 270,000	274,918	286,104
	FEDERAL NATIONAL MORTGAGE ASSOC	SEMI-ANN. 6.375% 06/15/2009 13,500,000	13,784,485	13,960,374
	FEDL FARM CRED BK	0.000% 10/07/2009 4,000,000	3,939,550	3,939,550
	FINANCING CORP	SEMI-ANN. 0.000% 04/05/2019 160,000	93,985	112,310
	TENNESSEE VALLEY AUTHORITY	SEMI-ANN. 7.125% 05/01/2030 942,000	1,128,116	1,335,228

	TOTAL U.S. GOVERNMENT-SPONSORED ENTERPRISE OBLIGATIONS		440,240,184	445,215,659

	LOANS TO PLAN PARTICIPANTS:
	LOANS TO PLAN PARTICIPANTS	INTEREST RATE RANGE: 4.00% - 10.5%	—	332,562,740

	U.S. GOVERNMENT AND FEDERAL AGENCY OBLIGATIONS:
	GOV’T NATIONAL MTG ASSOCIATION	MONTHLY 6.000% 01/15/2038 42,742	43,550	44,177
	GOV’T NATIONAL MTG ASSOCIATION	MONTHLY 6.000% 04/15/2038 43,699	44,525	45,167
	GOV’T NATIONAL MTG ASSOCIATION	MONTHLY 6.000% 05/15/2037 499,446	509,045	516,220
	GOV’T NATIONAL MTG ASSOCIATION	MONTHLY 6.000% 05/15/2038 911,941	929,182	942,568
	GOV’T NATIONAL MTG ASSOCIATION	MONTHLY 6.000% 06/15/2038 1,827,879	1,862,437	1,889,267
	GOV’T NATIONAL MTG ASSOCIATION	MONTHLY 6.000% 07/15/2036 499,440	502,054	516,363
	GOV’T NATIONAL MTG ASSOCIATION	MONTHLY 6.000% 09/15/2038 43,269	44,087	44,722
	GOV’T NATIONAL MTG ASSOCIATION	MONTHLY 6.000% 10/15/2036 41,818	42,609	43,235
	GOV’T NATIONAL MTG ASSOCIATION	MONTHLY 6.000% 10/15/2038 937,135	955,145	968,608
	GOV’T NATIONAL MTG ASSOCIATION	MONTHLY 6.000% 11/15/2036 41,941	42,734	43,362
	GOV’T NATIONAL MTG ASSOCIATION	MONTHLY 6.000% 11/15/2038 59,330	60,470	61,323
	GOV’T NATIONAL MTG ASSOCIATION	MONTHLY 6.000% 12/15/2037 43,525	44,348	44,987

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	U.S. GOVERNMENT AND FEDERAL AGENCY OBLIGATIONS (CONTINUED):
	GOV’T NATIONAL MTG ASSOCIATION	MONTHLY 7.500% 03/15/2029 15,024	15,734	15,922
	UNITED STATES OF AMER TREAS BILLS	0.000% 01/15/2009 450,000	449,998	449,998
	UNITED STATES OF AMER TREAS BILLS	0.000% 02/19/2009 890,000	889,770	889,770
	UNITED STATES OF AMER TREAS BILLS	0.000% 02/26/2009 9,120,000	9,118,898	9,119,226
	UNITED STATES OF AMER TREAS BILLS	0.000% 03/05/2009 800,000	799,979	799,979
	UNITED STATES OF AMER TREAS BILLS	0.000% 03/26/2009 500,000	499,949	499,949
	UNITED STATES OF AMER TREAS BILLS	0.000% 05/15/2009 270,000	269,985	269,985
	UNITED STATES OF AMER TREAS BONDS	FLTNG 01/15/2025 7,972,000	8,515,569	9,004,974
	UNITED STATES OF AMER TREAS BONDS	FLTNG 01/15/2026 10,021,000	9,539,639	10,303,291
	UNITED STATES OF AMER TREAS BONDS	FLTNG 01/15/2028 14,000,000	12,597,322	13,376,015
	UNITED STATES OF AMER TREAS BONDS	FLTNG 04/15/2032 360,000	477,695	541,790
	UNITED STATES OF AMER TREAS BONDS	FLTNG 07/15/2016 5,500,000	6,104,532	5,853,567
	UNITED STATES OF AMER TREAS BONDS	SEMI-ANN. 1.250% 11/30/2010 1,510,000	1,515,388	1,526,217
	UNITED STATES OF AMER TREAS BONDS	SEMI-ANN. 4.750% 08/15/2017 900,000	1,045,083	1,045,083
	UNITED STATES OF AMER TREAS BONDS	SEMI-ANN. 5.375% 02/15/2031 100,000	112,570	137,406
	UNITED STATES OF AMER TREAS BONDS	SEMI-ANN. 6.250% 08/15/2023 800,000	951,500	1,091,125
	UNITED STATES OF AMER TREAS BONDS	SEMI-ANN. 6.375% 08/15/2027 950,000	1,139,092	1,390,266
	UNITED STATES OF AMER TREAS NOTES	FLTNG 01/15/2011 4,582,000	5,624,674	5,597,884
	UNITED STATES OF AMER TREAS NOTES	FLTNG 01/15/2012 600,000	762,788	739,511
	UNITED STATES OF AMER TREAS NOTES	FLTNG 01/15/2014 8,629,000	9,413,502	9,586,170
	UNITED STATES OF AMER TREAS NOTES	FLTNG 01/15/2016 3,293,000	3,279,427	3,442,207
	UNITED STATES OF AMER TREAS NOTES	FLTNG 01/15/2017 8,330,000	8,242,343	8,878,138
	UNITED STATES OF AMER TREAS NOTES	FLTNG 01/15/2027 19,260,000	19,631,368	20,785,996
	UNITED STATES OF AMER TREAS NOTES	FLTNG 04/15/2011 19,613,000	20,788,456	20,907,147
	UNITED STATES OF AMER TREAS NOTES	FLTNG 04/15/2028 10,548,000	15,867,657	16,831,825
	UNITED STATES OF AMER TREAS NOTES	FLTNG 04/15/2029 12,070,000	18,616,077	19,645,557
	UNITED STATES OF AMER TREAS NOTES	FLTNG 07/15/2012 12,776,000	15,375,642	15,087,378
	UNITED STATES OF AMER TREAS NOTES	FLTNG 07/15/2013 11,000,000	12,347,938	12,216,009
	UNITED STATES OF AMER TREAS NOTES	FLTNG 07/15/2014 10,576,000	11,376,280	11,669,303
	UNITED STATES OF AMER TREAS NOTES	FLTNG 07/15/2015 21,455,000	21,500,869	22,572,924
	UNITED STATES OF AMER TREAS NOTES	FLTNG 07/15/2017 9,380,000	9,715,674	10,047,743
	UNITED STATES OF AMER TREAS NOTES	SEMI-ANN. 4.500% 03/31/2009 9,830,000	9,969,710	10,083,652
	UNITED STATES OF AMER TREAS NOTES	SEMI-ANN. FLTNG 01/15/2018 1,300,000	1,270,139	1,275,983
	UNITED STATES OF AMER TREAS NOTES	SEMI-ANN. FLTNG 04/15/2012 13,100,000	13,630,262	13,638,486
	UNITED STATES OF AMER TREAS NOTES	SEMI-ANN. FLTNG 07/15/2018 600,000	585,985	563,755
	UNITED STATES OF AMER TREAS STRIP	SEMI-ANN. 0.000% 11/15/2021 10,900,000	4,863,389	7,066,873

	TOTAL U.S. GOVERNMENT AND FEDERAL AGENCY OBLIGATIONS		261,985,069	272,111,103

	DERIVATIVES RECEIVABLE:
	AUTOZONE BP GST	100,000 SHARES	—	4,107
	BLACK & DECKER BP MYC	100,000 SHARES	—	5,273
	CDS CREDIT SUISSE	2,126,674 SHARES	2,126,674	2,126,674
	CDX IG 10 5Y BP MEI	2,800,000 SHARES	—	67,643
	CDX IG10 10Y BP BRC	1,000,000 SHARES	—	3,669
	CDX IG10 10Y BP GST	500,000 SHARES	—	1,834
	CDX IG10 5Y BP DUB	6,700,000 SHARES	19,661	161,860
	CDX IG10 5Y BP GST	4,600,000 SHARES	—	111,128
	CDX IG11 5Y BP MYC	1,200,000 SHARES	24,579	25,569
	CDX IG9 10Y BP GST	2,900,000 SHARES	11,079	156,417
	CDX IG9 5Y BP MEI	2,200,000 SHARES	—	128,421
	CDX IG9 5Y SP CBK	300,000 SHARES	—	1,471
	CIGNA CORP BP MYC	1,000,000 SHARES	—	96,874
	GATX FIN BP CBK	1,000,000 SHARES	—	122,638
	GMAC BP CBK	100,000 SHARES	—	13,849
	INF EUR R	2,900,000 SHARES	—	88,144

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	DERIVATIVES RECEIVABLE — (CONTINUED):
	INF GBP R	1,100,000 SHARES	—	39,361
	IRS AUD R	4,700,000 SHARES	13	96,529
	IRS EUR R	14,700,000 SHARES	—	720,228
	IRS GBP R	13,000,000 SHARES	28,224	1,347,995
	IRS USD R	18,800,000 SHARES	140,363	548,778
	KOHLS BP GST	100,000 SHARES	0	7,751
	SHERWIN WILLIAMS BP MYC	100,000 SHARES	0	4,486
	STAPLES INC BP MYC	100,000 SHARES	0	10,610
	TJX COMPANIES INC BP GST	100,000 SHARES	0	3,106
	VF BP MYC	100,000 SHARES	0	3,560
	WHIRLPOOL BP MYC	100,000 SHARES	0	11,187
	ZCS BRL	4,900,000 SHARES	0	25,169
	CDC-ABX @11 BP 38.8 YR	600,000 SHARES	571,504	300,000
	CDS	11,927,502 SHARES	11,509,390	10,316,114
	* CDS BEAR STEARNS	2,223,341 SHARES	2,157,361	1,868,718
	CDS CREDIT SUISSE	12,039,065 SHARES	10,985,647	9,631,252
	CDS DEUTSCHE	900,000 SHARES	664,875	450,000
	CDS DUB 0.11 25	1,300,000 SHARES	858,812	650,000
	CDS GOLDMAN	3,576,679 SHARES	3,650,261	3,165,507
	CDS GREENWHICH CAP	400,000 SHARES	336,000	220,965
	CDS-ABX 30.5 YR	400,000 SHARES	388,176	156,000
	CDS-ABX 38.8 YR	700,000 SHARES	663,250	350,000
	CDS-AES@221 BPS	200,000 SHARES	200,000	146,416
	CDS-CDX.NA.IG9@80BPS9.8YR	6,021,920 SHARES	5,768,815	5,714,481
	CDS-CDX9 @ 140 BPS 5.2 YR	7,830,027 SHARES	7,720,141	6,581,138
	CDSCDXNAIGHVOL10@350B5.2Y	9,666,700 SHARES	9,845,255	8,762,096
	CDS-CDXNAIGHVOL9@140B5.2Y	1,160,004 SHARES	1,155,940	974,983
	CDS-F@550 BPS 5.2	600,000 SHARES	600,000	198,977
	CDS-GM @ 315 BPS 5.1 YR	900,000 SHARES	900,000	201,086
	CDS-GM @ 320 BPS 5.1 YR	400,000 SHARES	400,000	89,555
	CDS-GM @ 370 BPS 5.1 YR	400,000 SHARES	400,000	91,393
	CDS-GMAC@117 BPS 5.1 YR	400,000 SHARES	400,000	323,778
	CDS-GMAC@140 BPS 5.1 YR	400,000 SHARES	400,000	326,250
	CDS-GMAC@185 BPS 5	400,000 SHARES	400,000	331,085
	CDS-RESCAP@500 BPS 5.2 YR	400,000 SHARES	350,000	220,965
	CDS-SLMA@176 BPS 5.2 YR	1,100,000 SHARES	1,100,000	892,298
	CDS-SLMA@240 BPS 5.2 YR	100,000 SHARES	100,000	82,243
	CDS-TXU@324 BPS 5.2 YR	100,000 SHARES	100,000	73,255
	MORGAN STANLEY & CO INC	560,000 SHARES	560,000	543,689
	COL CAPITAL WTS	40,600 SHARES	0	524
	BRAZILIAN FRWRD CUR CNTRCT	BRL, 2,511,053, RATE 1.9025, EX 6/02/09	1,319,870	1,025,406
	CHINESE FRWRD CUR CNTRCT	CNY, 2,217,800, RATE 6.9220, EX 5/06/09	320,399	320,168
	CHINESE FRWRD CUR CNTRCT	CNY, 648,016, RATE 6.4160, EX 7/15/09	101,000	93,304
	CHINESE FRWRD CUR CNTRCT	CNY, 1,291,800, RATE 6.4590, EX 7/15/09	200,000	185,998
	CHINESE FRWRD CUR CNTRCT	CNY, 2,024,052, RATE 6.5292, EX 7/15/09	310,000	291,431
	CHINESE FRWRD CUR CNTRCT	CNY, 2,360,400, RATE 6.7440, EX 9/8/09	350,000	339,411
	CHINESE FRWRD CUR CNTRCT	CNY, 2,633,670, RATE 6.7530, EX 9/8/09	390,000	378,706
	CHINESE FRWRD CUR CNTRCT	CNY, 1,103,120, RATE 6.8945, EX 9/8/09	160,000	158,622
	EURO FRWRD CUR CNTRCT	EUR, 185,000, RATE 0.7070, EX 1/5/09	261,683	257,159
	EURO FRWRD CUR CNTRCT	EUR, 1,412,483, RATE 0.7868, EX 2/12//09	1,795,337	1,960,324
	EURO FRWRD CUR CNTRCT	EUR, 161,985, RATE 0.7331, EX 2/12/09	220,947	224,812
	JAPANESE FRWRD CUR CNTRCT	JPY, 23,712,279, RATE 93.4684, EX 1/08/09	253,693	261,597
	JAPANESE FRWRD CUR CNTRCT	JPY, 93,214,000, RATE 90.3650, EX 1/08/09	1,031,528	1,028,349
	NORWEGIAN KRNE FRWRD CUR CNTRCT	NOK, 7,796, RATE 7.1160, EX 5/19/09	1,095	1,113
	PHILIPPINES PESO FRWRD CUR CNTRCT	PHP, 540,000, RATE 44.7100, EX 2/06/09	12,078	11,311

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	DERIVATIVES RECEIVABLE — (CONTINUED):
	PHILIPPINES PESO FRWRD CUR CNTRCT	PHP, 700,000, RATE 45.1300, EX 2/06/09	15,511	14,662
	PHILIPPINES PESO FRWRD CUR CNTRCT	PHP, 2,250,200, RATE 46.2400, EX 2/06/09	48,663	47,134
	POLISH NEW ZLOTY FRWRD CUR CNTRCT	PLN, 121,690, RATE 2.2568, EX 5/06/09	53,921	40,608
	RUSSIAN ROUBLES FRWRD CUR CNTRCT	RUB, 182,840, RATE 33.2500, EX 5/06/09	5,499	5,317
	SINGAPORE DOLLAR FRWRD CUR CNTRCT	SGD, 14,793, RATE 1.4793, EX 4/14/09	10,000	10,252
	SINGAPORE DOLLAR FRWRD CUR CNTRCT	SGD, 14,828, RATE 1.4828, EX 4/14/09	10,000	10,277
	SINGAPORE DOLLAR FRWRD CUR CNTRCT	SGD, 14,638, RATE 1.4536, EX 4/14/09	10,000	10,145
	SINGAPORE DOLLAR FRWRD CUR CNTRCT	SGD, 14,536, RATE 1.4638, EX 4/14/09	10,000	10,074
	SINGAPORE DOLLAR FRWRD CUR CNTRCT	SGC, 5,494, RATE 1.4698, EX 4/14/09	3,738	3,808
	U.S. DOLLAR FRWRD CUR CNTRCT	USD, 305,871, RATE 1.0000, EX 1/5/09	305,871	305,871
	U.S. DOLLAR FRWRD CUR CNTRCT	USD, 29,092, RATE 1.0000, EX 1/8/09	29,092	29,092
	U.S. DOLLAR FRWRD CUR CNTRCT	USD, 1,295,403, RATE 1.0000, EX 1/8/09	1,295,403	1,295,403
	U.S. DOLLAR FRWRD CUR CNTRCT	USD, 1,306,699, RATE 1.0000, EX 1/8/09	1,306,699	1,306,699
	U.S. DOLLAR FRWRD CUR CNTRCT	USD, 2,413,658, RATE 1.0000, EX 1/8/09	2,413,658	2,413,658
	U.S. DOLLAR FRWRD CUR CNTRCT	USD, 24,187, RATE 1.0000, EX 1/8/09	24,187	24,187
	U.S. DOLLAR FRWRD CUR CNTRCT	USD, 63,837, RATE 1.0000, EX 1/8/09	63,837	63,837
	U.S. DOLLAR FRWRD CUR CNTRCT	USD, 60,808, RATE 1.0000, EX 1/13/09	60,808	60,808
	U.S. DOLLAR FRWRD CUR CNTRCT	USD, 8,778, RATE 1.0000, EX 1/13/09	8,778	8,778
	U.S. DOLLAR FRWRD CUR CNTRCT	USD, 32,475, RATE 1.0000, EX 1/13/09	32,475	32,475
	U.S. DOLLAR FRWRD CUR CNTRCT	USD, 31,368, RATE 1.0000, EX 1/13/09	31,368	31,368
	U.S. DOLLAR FRWRD CUR CNTRCT	USD, 1,048,620, RATE 1.0000, EX 1/13/09	1,048,620	1,048,620
	U.S. DOLLAR FRWRD CUR CNTRCT	USD, 19,065, RATE 1.0000, EX 1/13/09	19,065	19,065
	U.S. DOLLAR FRWRD CUR CNTRCT	USD, 823,012, RATE 1.0000, EX 1/13/09	823,012	823,012
	U.S. DOLLAR FRWRD CUR CNTRCT	USD, 34,163, RATE 1.0000, EX 1/13/09	34,163	34,163
	U.S. DOLLAR FRWRD CUR CNTRCT	USD, 15,511, RATE 1.0000, EX 1/13/09	15,511	15,511
	U.S. DOLLAR FRWRD CUR CNTRCT	USD, 1,316, RATE 1.0000, EX 1/15/09	1,316	1,316
	U.S. DOLLAR FRWRD CUR CNTRCT	USD, 489,234, RATE 1.0000, EX 2/3/09	489,234	489,234
	U.S. DOLLAR FRWRD CUR CNTRCT	USD, 116,110, RATE 1.0000, EX 2/3/09	116,110	116,110
	U.S. DOLLAR FRWRD CUR CNTRCT	USD, 67,143, RATE 1.0000, EX 2/6/09	67,143	67,143
	U.S. DOLLAR FRWRD CUR CNTRCT	USD, 571,956, RATE 1.0000, EX 2/12/09	571,956	571,956
	U.S. DOLLAR FRWRD CUR CNTRCT	USD, 17,529,655, RATE 1.0000, EX 2/12/09	17,529,655	17,529,655
	U.S. DOLLAR FRWRD CUR CNTRCT	USD, 234,543, RATE 1.0000, EX 2/12/09	234,543	234,543
	U.S. DOLLAR FRWRD CUR CNTRCT	USD, 230,361, RATE 1.0000, EX 2/12/09	230,361	230,361
	U.S. DOLLAR FRWRD CUR CNTRCT	USD, 77,236, RATE 1.0000, EX 3/5/09	77,236	77,236
	U.S. DOLLAR FRWRD CUR CNTRCT	USD, 5,417, RATE 1.0000, EX 5/6/09	5,417	5,417
	U.S. DOLLAR FRWRD CUR CNTRCT	USD, 37,975, RATE 1.0000, EX 5/6/09	37,975	37,975
	U.S. DOLLAR FRWRD CUR CNTRCT	USD, 4,803, RATE 1.0000, EX 5/19/09	4,803	4,803
	SWAPTION	CALL SCTY, EX 11/06/2009 4,270,000	41,277	240,018
	MAR09 EURODOLLAR-CME-FUTURE LONG	VARTN MRGN, EX: 3/16/09, SIZE 250,000	—	(1,454,097)
	MAR09 EURODOLLAR-CME-FUTURE LONG	FTRE LONG, EX 3/16/09, CONTRACTS 243	(1,454,097)	1,454,097
	MAR09 5 YEAR T NOTES-CBT FUTURE LONG	VARTN MRGN, EX: 3/31/09, SIZE 100,000	—	(888,660)
	MAR09 5 YEAR T NOTES-CBT FUTURE LONG	FTRE LONG, EX 3/31/09, CONTRACTS 607	(888,660)	888,660
	SEP09 EURODOLLAR-CME FUTURE LONG	VARTN MRGN, EX: 9/14/09, SIZE 250,000	—	(1,043,757)
	SEP09 EURODOLLAR-CME FUTURE LONG	FTRE LONG, EX 9/14/09, CONTRACTS 218	(1,043,757)	1,043,757
	DEC09 EURODOLLAR-CME-FUTURE LONG	VARTN MRGN, EX: 12/14/09, SIZE 250,000	—	(467,550)
	DEC09 EURODOLLAR-CME-FUTURE LONG	FTRE LONG, EX 12/14/09, CONTRACTS 96	(467,550)	467,550
	JUN09 EURO FUTR — FUTURE LONG	VARTN MRGN, EX: 6/15/09, SIZE 250,000	—	(421,607)
	JUN09 EURO FUTR — FUTURE LONG	FTRE LONG, EX 6/15/09, CONTRACTS 92	(421,607)	421,607
	MAR10 EURODOLLAR-CME-FUTURE LONG	VARTN MRGN, EX: 3/15/10, SIZE 250,000	—	(320,700)
	MAR10 EURODOLLAR-CME-FUTURE LONG	FTRE LONG, EX 3/15/10, CONTRACTS 56	(320,700)	320,700
	MAR09 TREAS BONDS-CBT FUTURE LONG	VARTN MRGN, EX: 3/20/09, SIZE 100,000		(278,479)
	MAR09 TREAS BONDS-CBT FUTURE LONG	FTRE LONG, EX 3/20/09, CONTRACTS 37	(278,479)	278,479
	JUN10 90 DAY EURO FUTURE LONG	VARTN MRGN, EX: 6/14/10, SIZE 250,000	—	(133,900)
	JUN10 90 DAY EURO FUTURE LONG	FTRE LONG, EX 6/14/10, CONTRACTS 24	(133,900)	133,900
	MAR09 10 YEAR T NOTE-CBT-FUTURE LONG	VARTN MRGN, EX: 3/20/09, SIZE 100,000		(106,547)

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	DERIVATIVES RECEIVABLE — (CONTINUED):
	MAR09 10 YEAR T NOTE-CBT-FUTURE LONG	FTRE LONG, EX 3/20/09, CONTRACTS 57	(106,547)	106,547
	JUN09 90 DAY EURO — FUTURE LONG	VARTN MRGN, EX: 6/15/09, SIZE 250,000	—	(20,296)
	JUN09 90 DAY EURO — FUTURE LONG	FTRE LONG, EX 6/15/09, CONTRACTS 3	(20,296)	20,296
	MAR10 90 DAY EURO FUTURE LONG	VARTN MRGN, EX: 3/15/10, SIZE 250,000	—	(8,450)
	MAR10 90 DAY EURO FUTURE LONG	FTRE LONG, EX 3/15/10, CONTRACTS 4	(8,450)	8,450
	MAR09 2 YEAR T NOTES-CBT FUTURE LONG	VARTN MRGN, EX: 3/31/09, SIZE 200,000	—	(3,906)
	MAR09 2 YEAR T NOTES-CBT FUTURE LONG	FTRE LONG, EX 3/31/09, CONTRACTS 2	(3,906)	3,906

	TOTAL DERIVATIVES RECEIVABLE		93,202,606	92,405,401

	OTHER:
	BANCO DI SARDEGNA DI RISP/PREF STOCK	1,575 SHARES	31,735	17,515
	BARCLAYS DOMICILED MONEY MKT FUND	12 UNITS	12	12
	BUCKEYE OHIO TOB SETTLEMENT FING AU	SEMI-ANN. 5.875% 06/01/2047 100,000	97,082	54,291
	CASH COLLATERAL/MONEY MARKET	16,185,069 UNITS	16,185,069	16,185,069
	DRAEGERWERK AG & CO/PREF STOCK	2,194 SHARES	214,628	79,904
	EINHELL GERMANY/PREF STOCK	2,020 SHARES	124,636	42,119
	FIRSTSERVICE CORP/PREF STOCK	760 SHARES	0	10,640
	FRESENIUS SE/PREF STOCK	73,046 SHARES	5,577,790	4,222,948
	GEN MOTORS CORP/PREF STOCK	13,025 SHARES	240,963	45,588
	GENERAL MOTORS CORP/PREF STOCK	16,825 SHARES	383,276	53,630
	GOLDEN ST TOB SECURITIZATION CORP	SEMI-ANN. 5.750% 06/01/2047 200,000	186,504	111,278
	ISHARES INC MSCI EAFE INDEX	121,507 UNITS	5,128,739	5,452,019
	ISHARES INC MSCI STH KOR INDEX FND	131,000 UNITS	6,834,866	3,664,070
	JPM GOLDMAN SACHS		4,015,092	4,015,093
	JUNGHEINRICH/PREF STOCK	3,688 SHARES	133,990	46,395
	MIBA/PREF STOCK	158 SHARES	31,215	18,009
	MISCELLANEOUS INCOME	MONTHLY VARIABLE 12/31/2049 1	0	1
	PORSCHE AUTOMOBIL HLDNG/PREF STOCK	32,586 SHARES	5,040,954	2,549,422
	SANACORP PHARMA HLDNG/PREF STOCK	246 SHARES	10,463	4,787
	STO AG/PREF STOCK	9,879 SHARES	526,262	637,179
	TOBACCO STTLMNT FIN AUTH WEST VA	SEMI-ANN. 7.467% 06/01/2047 100,000	94,000	57,186
	UNITED MEXICAN STATES	SEMI-ANN. 6.750% 09/27/2034 2,075,000	2,103,802	2,189,125
	UNITED MEXICAN STATES	SEMI-ANN. 7.500% 04/08/2033 45,000	18,525	51,412
	UNITED MEXICAN STATES	SEMI-ANN. 5.625% 01/15/2017 34,000	32,674	34,000
	VILLEROY & BOCH/PREF STOCK	948 SHARES	14,864	6,035

	TOTAL OTHER		47,027,141	39,547,727

	TOTAL INVESTMENTS		$13,129,100,830	$11,084,632,639

	* PARTY-IN-INTEREST INVESTMENTS
	** INTEREST RATE IS NET OF ADMINISTRATIVE SERVICE FEES

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,	(D) COSTS OF	(E) PROCEEDS OF
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	ACQUISITIONS	DISPOSITION

	CORPORATE DEBT INSTRUMENTS:
	BANKAMERICA CORP	ZERO COUPON, 8/22/2008, 5,900,000	5,814,509	5,874,530
	BMW VEH OWN TR	MONTHLY, 4.28%, 2/25/2010, 2,262,878	2,265,938	2,262,878
	CAPTIAL AUTO REC’BS ASSET TRUST	MONTHLY, 5.03%, 10/15/2009, 1,102,057	1,103,017	1,102,057
	CARMAX AUTO OWNRS TRUST	MONTHLY, 3.46%, 09/15/2011, 92,221	91,990	92,221
	CARMAX AUTO OWNRS TRUST	MONTHLY, 4.81%, 03/15/2010, 556,193	557,322	556,193
	CARMAX AUTO OWNRS TRUST	MONTHLY, 4.45%, 01/15/2009, 924,438	924,438	924,438
	CATERPILLAR FIN ASSET TRUST	MONTHLY, 4.10%, 6/25/2010, 102,466	102,314	102,466
	CITIBANK CREDIT CARD ISSUANCE TRUST	SEMI-ANN, 2.90%, 5/17/2010, 2,187,000	2,181,362	2,187,000
	CLAIRES STORES INC	SEMI-ANN, 10.50%, 6/01/2017, 125,000	125,000	50,625
	CNH EQUIPMENT TRUST	MONTHLY, 4.27%, 1/15/2010, 1,226,625	1,227,104	1,226,625
	CNH EQUIPMENT TRUST	MONTHLY, 5.13%, 10/15/2009, 179,215	179,502	179,215
	COMED TRANSITIONAL FUNDING TRUST	QUATERLY, 5.74%, 12/25/2010, 249,246	251,212	249,245
	DISCOVER CARD	MONTHLY FLOATING, 05/15/2011, 6,100,000	6,047,109	6,100,000
	FORD CREDIT AUTO OWNER TR	MONTHLY, 5.42%, 7/15/2009, 1,441,906	1,444,445	1,441,688
	FORD CREDIT AUTO OWNER TR	MONTHLY, 4.02%, 2/15/2009, 976,957	976,957	976,957
	GE EQUIPMENT SMALL TICKET LLC	MONTHLY, 4.88%, 10/22/2009, 1,144,906	1,143,788	1,144,906
	HARLEY DAVIDSON	MONTHLY, 5.06%, 6/15/2010, 110,465	110,569	110,465
	HARLEY DAVIDSON MOTORCYCLE TR	MONTHLY, 4.78%, 11/15/2010, 415,129	416,458	415,129
	HONDA AUTO REC’S	MONTHLY, 4.85%, 10/19/2009, 1,938,127	1,942,382	1,938,127
	HONDA AUTO REC’S	MONTHLY, 4.61%, 8/17/2009, 74,847	74,902	74,847
	HONDA AUTO REC’S	MONTHLY, 4.46%, 5/21/2009, 1,224,437	1,245,116	1,244,437
	HOUSEHOLD AUTOMOTIVE TRUST	MONTHLY, 4.15%, 2/17/2009, 88,917	88,882	88,917
	HYNDAI AUTO REC’S TRUST	MONTHLY, 3.98%, 11/16/2009, 227,728	227,622	227,728
	ILLINOIS POWER SPECIAL PURPOSE TR	QRTRLY, 5.65%, 12/25/2010, 1,243,165	1,247,147	1,243,165
	JOHN DEERE OWNER TRUST	MONTHLY, 5.21%, 10/15/2009, 5,806,651	5,820,273	5,806,651
	KAUPTHING BANK	QRTRLY FLOATING, 4/12/2011, 1,765,000	1,765,853	1,685,469
	LEHMAN BROTHERS INC	SEMI-ANN, 5.63%, 1/24/2013, 190,000	190,931	179,822
	MNBA CREDIT CARD MASTER NOTE TR	MONTHLY, 2.75%, 10/15/2010, 2,000,000	1,995,703	2,000,000
	MNBA CREDIT CARD MASTER NOTE TR	MONTHLY FLOATING, 5/16/2011, 400,000	398,719	400,000
	MORGAN STANLEY	SEMI-ANN, 3.88%, 1/15/2009, 3,500,000	3,511,550	2,975,000
	NISSAN AUTO REC’S OWNER TRUST	MONTHLY, 3.99%, 7/15/2009, 177,989	178,031	177,989
	NISSAN AUTO REC’S OWNER TRUST	MONTHLY, 4.19%, 7/15/2009, 648,909	649,119	648,909
	PINNACLE FOODS	SEMI-ANN, 10.625%, 04/01/2017, 500,000	500,597	357,969
	PP&L TRANSITION BOND LLC	QRTRLY, 7.15%, 6/25/2009, 270,744	274,022	270,744
	PSE&G TRANSITION FUNDING LLC	SEMI-ANN, 4.18%, 12/15/2010, 1,102,573	1,102,400	1,102,573
	PUBLIC SERVICE CO OF NEW HAMPSHIRE	QRTRLY, 5.73%, 11/01/2010, 940,149	945,932	940,149
	RESIDENTIAL CAPITAL LLC	SEMI-ANN, 8.50%, 05/15/2010, 649,000	678,410	155,105
	RESIDENTIAL CAPITAL LLC	SEMI-ANN, 9.63%, 05/15/2015, 416,000	470,660	49,712
	RITE AID CORP	SEMI-ANN, 7.50%, 01/15/2015, 250,000	224,375	268,950
	SEDNA FIN INC	QRTRLY FLOATING, 9/02/2008, 8,600,000	8,598,116	8,600,000
	WAL-MART STORES INC	SEMI-ANN, 5.80%, 02/15/2018, 160,000	168,165	169,321
	WEST PENN FDG	QRTRLY, 6.98%, 12/26/2008, 553,317	558,137	553,317

	TOTAL CORPORATE DEBT INSTRUMENTS		57,820,078	56,155,539

	COMMON STOCK:
	AB SAGAX	2,720 SHARES	29,012	13,551
	ABACUS GROUP	44,571 SHARES	89,490	29,148
	ABACUS PROPERTY GROUP	83,136 SHARES	34,915	12,288
	ABITIBIBOWATER INC	17,400 SHARES	868,484	285,465

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,	(D) COSTS OF	(E) PROCEEDS OF
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	ACQUISITIONS	DISPOSITION

	COMMON STOCK (CONTINUED):
	AERIA INC	6 SHARES	8,361	8,384
	AGRIUM INC	37,590 SHARES	2,650,787	2,642,749
	AIR LIQUIDE	15,872 SHARES	2,076,325	1,526,058
	AIR NEW ZEALAND	147,900 SHARES	239,160	103,131
	AIXTRON AG	106,347 SHARES	1,328,142	1,040,258
	ALEXON GROUP	57,600 SHARES	183,155	69,662
	ALLIED IRISH BANKS	188,200 SHARES	4,541,490	2,019,556
	ALPS ELECTRIC CO	6,300 SHARES	81,941	55,795
	ATLANTA AG	30,800 SHARES	2,049,520	509,776
	ALTRAN TECHNOLOGIES	71,275 SHARES	—	1,118
	AMADA CO	52,000 SHARES	360,051	230,759
	AMAGERBANKEN	4,550 SHARES	174,747	46,979
	AMANO CORP	40,200 SHARES	369,638	299,257
	AMCOR	6,900 SHARES	28,694	30,704
	AMEC PLC	192,429 SHARES	3,276,405	2,870,257
	AMERICA MOVIL SAB DE CV	12,900 SHARES	779,054	732,481
	AMERICAN INT’L GROUP INC	53,200 SHARES	3,299,288	782,506
	ANGLO AMERICAN	30,178 SHARES	2,003,778	657,427
	ANGLO PACIFIC	60,033 SHARES	253,193	162,529
	ARAYA INDUSTRIAL CO	2,000 SHARES	4,678	2,850
	ARCH COAL INC	25,060 SHARES	1,571,792	812,414
	ASHTEAD GROUP	247,961 SHARES	295,057	112,836
	ASSYA CAPITAL	585 SHARES	9,395	5,565
	ASX LTD	38,606 SHARES	1,646,446	1,331,307
	AVON RUBBER	51,000 SHARES	158,967	98,555
	A2A SPA	227,338 SHARES	824,063	700,770
	BANCA POPOLARE DELL’ETRURIA LAZIO	64,967 SHARES	1,407,035	796,569
	BANCO DE SABADELL SA	43,424 SHARES	344,221	292,832
	BANCO SANTANDER	450,040 SHARES	—	126,891
	BARRATT DEVELOPMENTS PLC	110,932 SHARES	1,743,539	870,351
	BASF SE	85,723 SHARES	5,607,091	2,832,638
	BERKAERT SA	8,867 SHARES	1,535,963	572,803
	BELLWAY	54,810 SHARES	1,186,930	827,108
	BENETEAU	7,290 SHARES	184,798	93,623
	BERNER KANTONALBANK	219 SHARES	—	1,008
	BOLLORE	897 SHARES	193,114	170,386
	BOSCH CORP	72,000 SHARES	354,535	410,999
	BOSTON PRIVATE FINC’L HLDGS INC	71,900 SHARES	1,904,668	510,326
	BOUSTEAD SINGAPORE	5,000 SHARES	8,148	7,081
	BROADWAY INDUSTRIAL GROUP	276,000 SHARES	173,725	29,953
	COMPANY MARITIME BELGE	1,245 SHARES	58,612	53,242
	CADBURY SCHWEPPES	22,940 SHARES	1,132,548	1,137,605
	CADENCE DESIGN SYSTEMS INC	80,860 SHARES	1,302,069	873,815
	CALTEX AUSTRALIA	1,700 SHARES	34,511	24,930
	CANACCORD CAP INC	440 SHARES	8,180	5,437
	CANADIAN UTILITIES	880 SHARES	28,414	27,799
	CANON ELECTRONICS INC	4,400 SHARES	94,475	59,939
	CANON MARKETING JAPAN INC	700 SHARES	8,885	11,016
	CAPITAL & REGIONAL	37,252 SHARES	1,086,441	312,235

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,	(D) COSTS OF	(E) PROCEEDS OF
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	ACQUISITIONS	DISPOSITION

	COMMON STOCK (CONTINUED):
	CARILLION PLC	74,469 SHARES	516,188	367,079
	CARLSBERG	48,575 SHARES	4,562,139	3,920,058
	CARNARVON PETROLEUM	150,600 SHARES	77,012	53,526
	CGG VERITAS	33,610 SHARES	1,754,271	1,287,752
	CH OFFSHORE	21,000 SHARES	3,620	3,663
	CHEMRING GROUP	30,955 SHARES	1,416,142	1,510,759
	CHINA HONGKONG PHOTO PRODUCTS	80,000 SHARES	10,561	3,350
	CHINA TING GROUP HLDGS LTD	317,000 SHARES	81,405	23,631
	CHUAN HUP HLDGS	62,000 SHARES	7,988	8,056
	CHUN WO DEV HLDGS	254,000 SHARES	58,908	43,287
	CIBA HOLDING	22,200 SHARES	1,249,649	965,994
	CINTRA CONCESSIONES INFRAESTR TR	29,524 SHARES	358,666	253,840
	CLEANUP CORP	18,000 SHARES	124,401	97,800
	CME GROUP INC	2,880 SHARES	1,944,170	1,391,203
	COACH INC	44,180 SHARES	1,374,640	946,755
	COAL OF AFRICA LTD	291,000 SHARES	528,665	548,855
	COASTAL GREENLAND	574,000 SHARES	78,017	97,139
	COGNIZANT TECH SOLUTIONS CORP	27,780 SHARES	877,749	933,695
	COHEN & STEERS INC	52,800 SHARES	1,574,042	1,409,691
	COLFAX CORP	23,200 SHARES	417,600	534,293
	COMPANHIA VALE DO RIO DOCE	71,030 SHARES	2,120,584	1,223,256
	CONSOLIDATED RUTILE LTD	37,600 SHARES	19,247	17,177
	COUNTRYWIDE FINC’L CORP	75,500 SHARES	2,684,689	414,458
	CREDITO EMILIANO	1,329 SHARES	7,985	6,757
	CRESCENT POINT ENERGY TRUST	11,710 SHARES	430,383	264,561
	CRESTON	39,295 SHARES	59,600	19,163
	CRODA INT’L PLC	107,838 SHARES	1,439,312	1,374,388
	CROSS PLUS INC	1,400 SHARES	13,371	14,642
	DAINIPPON SUMITOMO PHARMA CO	40,000 SHARES	318,398	321,688
	DANA PETROLEUM PLC	51,242 SHARES	1,571,147	1,419,444
	DANAHER CORP	22,700 SHARES	1,919,248	1,780,322
	DATACRAFT ASIA	66,000 SHARES	49,759	71,940
	DEUTSCHE BOERSE	25,185 SHARES	4,252,766	2,647,876
	DEXUS PROPERTY GROUP	1,706,061 SHARES	2,570,736	1,027,474
	DIAMOND OFFSHORE DRILLING INC	5,301 SHARES	9,867	5,530
	DIMENSION DATA HLDGS	4,120 SHARES	572,155	475,455
	EHIME BANK	1,349,748 SHARES	1,420,638	1,250,031
	ELAN CROP	2,000 SHARES	6,007	6,139
	ENERGY SAVINGS INCOME	71,890 SHARES	1,660,870	833,553
	ENEPLUS RESOURCES	36,600 SHARES	484,126	223,156
	ENSIGN ENERGY SERVICES INC	4,900 SHARES	113,303	103,922
	ERGO PREVIDENZA	8,300 SHARES	166,389	95,429
	ERGY CAPITAL	20,970 SHARES	131,060	129,479
	ERSTE GROUP	3,301 SHARES	—	33
	ESRVGLOBAL	24,013 SHARES	1,804,051	485,475
	ERONAV	1,316 SHARES	919	534
	DYNEGY INC	12,101 SHARES	446,129	168,072
	EUROZ	1,234 SHARES	2,792	5,383
	EXELON CROP	7,940 SHARES	667,770	424,194

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,	(D) COSTS OF	(E) PROCEEDS OF
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	ACQUISITIONS	DISPOSITION

	COMMON STOCK (CONTINUED):
	FANNIE MAE	140,294 SHARES	5,562,289	3,997,223
	FAR EAST CONSORTIUM INT’L	667,000 SHARES	115,411	72,159
	FINANCIERRE MARC DE LACHARRIERE	119 SHARES	9,314	7,173
	FIRST NATURAL FOODS HLDGS	490,000 SHARES	59,103	27,072
	FIRST QUANTUM MINERALS	3,970 SHARES	309,992	301,709
	FLEETWOOD CORP	2,535 SHARES	19,326	9,961
	FOREST ENTERRPISES AUSTRALIA	22,700 SHARES	6,071	3,668
	FORTESCUE METALS GROUP	7,000 SHARES	30,347	68,717
	FOSTERS GROUP	76,300 SHARES	348,446	274,809
	FRANKLIN RESOURCES INC	10,350 SHARES	1,168,080	970,617
	FREEPORT-MCMORAN COPPER	26,980 SHARES	2,476,922	1,459,388
	FRIENDS PROVIDENT	942,000 SHARES	3,002,256	2,344,555
	FUKUOKA FINC’L GROUP INC	58,000 SHARES	207,152	222,340
	G.K. GOH HLDGNGS	73,000 SHARES	59,189	21,444
	GEVEKO	471 SHARES	9,742	7,733
	GLOUCESTER COAL	33,000 SHARES	313,290	274,454
	GREAT EAGLE HLDGS	5,000 SHARES	12,648	8,196
	GREAT SOUTHERN	189,100 SHARES	269,408	55,074
	GUOCO GROUP	26,000 SHARES	313,625	221,453
	HALLENSTAIN GLASSONS HLDGS	58,108 SHARES	177,232	73,991
	HBOS	1,252,334 SHARES	13,711,351	4,394,681
	HENDERSON LAND DEV CO	264,837 SHARES	1,616,035	1,270,754
	HITACHI CABLE	66,000 SHARES	381,476	243,992
	HOCHSCHILD MINING PLC	10,590 SHARES	83,692	55,977
	HOKKAIDO ELECTRIC POWER CO INC	100 SHARES	1,929	2,082
	HOLLY CORP	20,000 SHARES	885,674	855,668
	HOLOGIC INC	58,820 SHARES	1,984,949	1,370,569
	HONG LEONG ASIA	161,000 SHARES	219,226	81,762
	HONGKONG CHINESE	52,500 SHARES	—	668
	HOPEWELL HIGHWAY INFRASTRUCTURE	188,000 SHARES	135,505	99,652
	HUAN HSIN HLDGS	16,000 SHARES	6,478	3,041
	HUTING	67,114 SHARES	1,104,774	795,412
	I-CABLE COMMUNICATIONS	49,000 SHARES	9,167	2,639
	IBS	87,000 SHARES	—	286
	IDEMITSU KOSAN CO	2,600 SHARES	264,131	201,064
	IMERYS	15,255 SHARES	1,332,157	1,052,924
	IMI	186,100 SHARES	1,251,846	1,706,872
	INCITEC PIVOT	163,500 SHARES	443,542	891,125
	INDO INTERNACATIONAL	5,808 SHARES	39,815	15,759
	INFINITY PROPERTY & CASUALTY CORP	3,400 SHARES	129,313	160,274
	ING INDUSTRIAL FUND	144,000 SHARES	95,473	24,522
	INTREPID POTASH INC	2,400 SHARES	76,800	122,192
	INVESCO LTD	77,750 SHARES	2,348,039	1,924,071
	ISUZU MOTORS	455,000 SHARES	2,428,811	920,066
	ITOCHU SHOKUHIN CO	100 SHARES	3,068	3,230
	JER INVESTMENT	97,500 SHARES	1,584,852	164,857
	JJB SPORTS PLC	210,594 SHARES	1,106,800	489,369
	JOHNSON MATTHEY	107,685 SHARES	3,736,395	3,018,450
	JUBILEE MINES	35,000 SHARES	445,198	729,868

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,	(D) COSTS OF	(E) PROCEEDS OF
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	ACQUISITIONS	DISPOSITION

	COMMON STOCK (CONTINUED):
	K&S	42,330 SHARES	3,770,771	2,482,987
	KAGA ELECTRONICS CO	6,300 SHARES	63,112	73,556
	KANEMATSU CORP	77,000 SHARES	113,539	73,850
	KANSAI PAINT CO	11,000 SHARES	66,661	54,926
	KILN LTD	111,873 SHARES	264,134	324,389
	KINROSS GOLD CORP	8,860 SHARES	199,626	174,964
	KORITZ CORP	2,000 SHARES	3,393	2,908
	KOMATSU	273,300 SHARES	8,123,113	4,946,820
	KRONES AG	1,400 SHARES	106,309	59,441
	KURARAY CO	153,000 SHARES	1,940,895	1,762,524
	KYOEI STEEL LTD	300 SHARES	4,957	5,415
	LABRADOR IRON ORE ROYALTY TR	3,600 SHARES	175,313	55,850
	LAND OF LEATHER HLDGS	82,637 SHARES	293,473	94,912
	LAURENT-PERRIER	189 SHARES	28,602	26,539
	LIECHTENSTEIN LANDESBANK	1,465 SHARES	120,768	113,621
	LIHIR GOLD	124,732 SHARES	363,294	337,701
	LINEAR TECH CORP	50,840 SHARES	1,554,883	1,636,527
	LIPPO	7,750 SHARES	—	37
	LOGWIN	30,680 SHARES	74,621	59,427
	LONDON & ASSOCIATED PROPERTIES	4,348 SHARES	9,653	2,272
	LUNDIN PETROLEUM	72,000 SHARES	1,049,545	757,657
	LYCOS EUROPE	28,860 SHARES	18,522	7,628
	MACARTHUR COAL LTD	15,941 SHARES	188,987	70,837
	MAPFRE	944,171 SHARES	—	12,173
	MAPLE LEAF FOODS	34,090 SHARES	459,939	436,952
	MARCHPOLE HLDGS	43,960 SHARES	156,952	15,167
	MAUREL & PROM	21,246 SHARES	506,105	425,492
	MAZDA MOTOR CORP	663,000 SHARES	3,672,864	1,245,104
	MEDICEO PALTAC HOLDGINS CO	116,200 SHARES	2,142,702	1,255,826
	MEMC ELECTRONICS MATERIALS INC	12,520 SHARES	1,091,255	911,914
	METCASH LTD	9,300 SHARES	33,415	25,950
	METRO HLDGS	428,800 SHARES	274,786	201,068
	MF GLOBAL	58,440 SHARES	1,713,034	407,684
	MINEBEA CO	76,000 SHARES	333,453	224,459
	MITSUBISHI RAYON CO	25,000 SHARES	100,693	54,077
	MIYANO MACHINERY INC	10,000 SHARES	22,180	22,595
	MODERN TIMES GROUP	25,325 SHARES	1,619,749	459,003
	MONEYGRAM INT’L INC	220,000 SHARES	6,319,657	505,251
	MORGAN SINDALL	8,616 SHARES	172,623	93,051
	MORRISON SUPERMARKETS	666,338 SHARES	3,970,823	2,938,770
	MORSE	75,176 SHARES	86,791	8,587
	MORY INDUSTRIES	28,000 SHARES	86,746	54,960
	MOSS BROTHERS GROUP	12,055 SHARES	11,878	10,075
	MOUNT GIBSON IRON	186,000 SHARES	507,227	67,816
	MTL INSTRUMENTS GROUP	5,628 SHARES	65,993	78,465
	NATIONAL BANK OF CANADA	400 SHARES	15,643	15,657
	NATIONAL CAN INDUSTRIES	14,440 SHARES	25,203	8,944
	NATIONWIDE FIN’CL SOLUTIONS INC	104,500 SHARES	6,320,477	4,991,388
	NATIXIS	91,800 SHARES	2,503,986	1,323,008

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,	(D) COSTS OF	(E) PROCEEDS OF
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	ACQUISITIONS	DISPOSITION

	COMMON STOCK (CONTINUED):
	NEC MOBILING	1,000 SHARES	14,502	13,816
	NETWORK APPLIANCE INC	5,790 SHARES	140,742	125,999
	NHK SPRING CO	14,000 SHARES	92,806	54,697
	NIDO PETROLEUM LTD	50,800 SHARES	22,254	18,283
	NIPPON LIGHT METAL CO	210,000 SHARES	537,589	225,537
	NIPPON METAL INDUSTRY CO	26,000 SHARES	74,333	37,071
	NIPPON PAPER GROUP INC	5,000 SHARES	13,280	13,400
	NIPPON YAKIN KOGYO CO	3,500 SHARES	22,589	26,109
	NIPRO CORP	31,000 SHARES	578,751	580,325
	NISSIN HEALTHCARE FOOD SERVICE CO	3,400 SHARES	33,147	37,599
	NITTO DENKO CORP	39,600 SHARES	1,876,727	1,245,720
	NOBLE GROUP	229,200 SHARES	207,490	104,087
	NOMURA HLDGS INC	147,300 SHARES	2,470,458	2,126,804
	NORTHROP GRUMMAN CORP	16,400 SHARES	1,294,261	1,311,991
	NORTHUMBRIAN WATER GROUP	1,812 SHARES	7,473	6,899
	NOVA CHEMICALS CORP	3,940 SHARES	108,330	121,176
	NSB RETAIL SYSTEMS	170,842 SHARES	96,570	125,353
	NSK	200,000 SHARES	1,932,987	854,816
	NUCOR CORP	7,900 SHARES	307,518	602,632
	NUPLEX INDUSTRIES	11,200 SHARES	36,752	18,785
	NWS HOLDINGS	3,000 SHARES	6,276	3,009
	OBERTHUR TECHNOLOGIES	4,371 SHARES	32,193	40,312
	OIL SEARCH	81,746 SHARES	344,391	209,427
	OILEXCO INC	16,400 SHARES	304,452	203,195
	OKK CORP	30,000 SHARES	95,442	62,075
	OLYMPUS CORP	97,000 SHARES	4,031,528	2,658,288
	OMRIX BIOPHARMACEUTICALS	20,900 SHARES	361,285	233,627
	OMRON CORP	4,300 SHARES	65,717	63,430
	ONO SOKKI CO	1,000 SHARES	5,179	4,244
	ORIGIN ENERGY LTD	14,300 SHARES	118,988	119,568
	OSIM INTERNATIONAL	28,000 SHARES	7,206	6,037
	PA RESOURCES	120,669 SHARES	—	155
	PACIFIC METALS CO	51,000 SHARES	390,738	307,016
	PANASONIC CORP	217,000 SHARES	4,595,755	2,990,392
	PEAB	77,702 SHARES	191,285	196,091
	PEABODY ENERGY CORP	24,540 SHARES	1,822,767	983,572
	PENDRAGON	9,518 SHARES	11,101	5,818
	PERSIMMON	142,247 SHARES	2,736,894	2,083,842
	PIONEER CORP	25,200 SHARES	325,321	198,047
	PLATINUM AUSTRALIA LTD	18,300 SHARES	49,559	41,150
	PNC FINANCIAL SERVICES GROUP	2,300 SHARES	151,971	93,064
	POCHIN’S	6,652 SHARES	44,653	23,466
	POKFULAM DEV CO	6,000 SHARES	5,909	2,670
	POPULAR HLDGS	4,000 SHARES	884	525
	POTASH CORP	15,840 SHARES	2,311,336	2,597,268
	PREMIER OIL	52,000 SHARES	1,421,412	1,293,304
	PYI CORPORATION	328,000 SHARES	105,748	75,639
	QUEENSLAND GAS CO	56,000 SHARES	29,713	9,474
	RAUTE	475 SHARES	9,406	4,028

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,	(D) COSTS OF	(E) PROCEEDS OF
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	ACQUISITIONS	DISPOSITION

	COMMON STOCK (CONTINUED):
	RECYLEX	28,064 SHARES	585,396	203,470
	RENTA CORP REAL ESTATE	7,371 SHARES	107,436	134,292
	REXEL PROMESSES	111,482 SHARES	1,846,476	980,693
	RIKEN KEIKI CO	900 SHARES	6,062	5,527
	RINGKJOBING BANK	125 SHARES	8,808	6,511
	ROLAND	1,200 SHARES	22,250	14,963
	ROTH & RAU	4,782 SHARES	579,153	615,848
	ROHMANS INC	27,400 SHARES	557,446	772,032
	ROYAL BANK OF SCOTLAND GROUP	775,580 SHARES	—	474,281
	ROLYAL DUTCH SHELL	54,500 SHARES	2,226,575	2,021,567
	RTI BIOLOGICS INC	24,924 SHARES	865,289	992,373
	RUSSEL METALS INC	57,700 SHARES	562,646	467,587
	RYOBI	25,100 SHARES	688,706	587,405
	RYOSAN	9,000 SHARES	28,975	18,676
	SABMILLER	200 SHARES	4,077	4,251
	SAIZERIYA CO	124,161 SHARES	3,043,816	2,104,845
	SAKAI MOVING SERVICE	20,600 SHARES	206,554	186,623
	SALAMANDER ENERGY	2,500 SHARES	50,283	52,856
	SAMSUNG ELECTRONICS CO	16,000 SHARES	48,789	44,303
	SAPUTO INC	18,650 SHARES	6,103,172	4,382,474
	SAN THE	3,000 SHARES	1,116	573
	SANDEN CORP	82,000 SHARES	362,230	249,218
	SANSHA ELECTRIC MFG	4,000 SHARES	39,341	44,961
	SCHMOLZ & BICKENBACH	900 SHARES	66,536	46,012
	SCHOELLER BLECKMANN OILFIELD	9,082 SHARES	765,233	716,549
	SEARS CANADA INC	4,600 SHARES	106,066	89,998
	SEEK LIMITED	2,900 SHARES	5,693	5,313
	SEGA SAMMY HLDGS INC	4,900 SHARES	70,502	58,525
	SEMBCORP MARINE	8,400 SHARES	18,869	24,299
	SFCG CO	2,540 SHARES	206,999	20,396
	SHAWCOR MARINE	600 SHARES	20,842	17,557
	SHERWIN-WILLIAMS CO	8,200 SHARES	445,381	470,489
	SHIGA BANK	2,000 SHARES	12,519	13,836
	SHIMAMURA CO	21,700 SHARES	2,020,394	1,232,171
	SHINHAN FINC’L GROUP	20,300 SHARES	2,027,069	1,863,677
	SHINKAWA	10,900 SHARES	256,367	154,700
	SHOWA DENKO KK	118,000 SHARES	385,770	377,259
	SIA ENGINEERING CO	23,000 SHARES	62,794	38,293
	SIIX CORP	200 SHARES	1,225	760
	SIMS METAL MNGT LTD	33,400 SHARES	557,250	972,470
	SING TAO NEWS CORP	726,000 SHARES	119,168	29,890
	SINGAPORE COMPUTER SYSTEMS	237,000 SHARES	155,362	238,786
	SINGAPORE REINSURANCE	1,240,900 SHARES	264,772	211,305
	SKF	93,600 SHARES	1,569,599	884,258
	SKY PERFECT JSAT HOLDINGS INC	59 SHARES	17,550	23,248
	SL GREEN REALTY CORP	45,900 SHARES	5,178,231	3,315,729
	SMC CORP	3,900 SHARES	362,456	358,726
	SMIT INT’L	1,380 SHARES	145,418	108,567
	SMITH INT’L INC	5,690 SHARES	297,819	368,162

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,	(D) COSTS OF	(E) PROCEEDS OF
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	ACQUISITIONS	DISPOSITION

	COMMON STOCK (CONTINUED):
	SNP CORP	106,500 SHARES	118,223	134,646
	SNS REAAL GROEP	43,896 SHARES	886,277	909,627
	SOCO INTERNATIONAL	27,851 SHARES	1,111,931	930,261
	SOJITZ CORP	366,000 SHARES	1,183,251	958,013
	SONIC HEALTHCARE	9,000 SHARES	117,406	111,280
	STANDARD CHARTERED	41,985 SHARES	—	222,390
	STAR CRUISE	125,000 SHARES	20,916	8,619
	STATOILHYDRO	58,150 SHARES	1,991,829	1,226,475
	STRAITS RESOURCES	113,700 SHARES	670,706	345,125
	STX EUROPE	26,000 SHARES	315,608	348,045
	SUEZ ENVIRONMENT CO	75,154 SHARES	—	489,804
	SUMITOMO ELECTRIC CO	134,800 SHARES	2,065,375	1,658,064
	SUMITOMO FORESTRY	63,000 SHARES	579,928	485,804
	SUMITOMO METAL MINING CO	101,000 SHARES	2,050,675	1,688,191
	SUMITOMO PRECISION PRODUCTS CO	21,000 SHARES	125,624	69,840
	SUN HING VISION GROUP	6,000 SHARES	3,275	1,265
	SUNPOWER CORP	11,490 SHARES	1,295,273	819,415
	SUNSHINE GAS	3,500 SHARES	7,144	6,090
	SUNTECH POWRE HOLDINGS CO	17,560 SHARES	1,347,277	637,139
	SUPER DE BOER	40,928 SHARES	256,955	281,840
	SUPERIOR PLUS INC TRUST	18,010 SHARES	159,381	143,507
	TAISHO PHARMACEUTICAL CO	116,000 SHARES	2,366,142	2,004,998
	TAKATA CORP	7,800 SHARES	171,825	161,872
	TAKIHYO CO	1,000 SHARES	2,264	4,136
	TAKKT	1,749 SHARES	18,463	18,009
	TAP OIL	126,900 SHARES	240,240	173,309
	TAVEX ALGODONERA	30,723 SHARES	—	1,918
	TAYLOR WIMPEY	370,507 SHARES	2,054,585	1,306,388
	TECNOCOM TELECOM Y ENERGIA	18,451 SHARES	—	8,116
	TEIKOKU TSUSHIN KOGYO CO	7,000 SHARES	30,519	15,575
	TESCO	828,040 SHARES	7,591,562	5,772,585
	THE NISSHIN OILLIO GROUP LTD	82,000 SHARES	350,581	350,259
	TIMBERCORP	199,068 SHARES	81,264	33,831
	TOENEC CORP	1,000 SHARES	4,672	4,612
	TOKAI RIKA CO	82,600 SHARES	2,343,801	1,902,486
	TOKUYAMA CORP	3,000 SHARES	18,922	18,659
	TOKYU LAND CORP	345,000 SHARES	2,394,622	2,475,776
	TOPDANMARK	11,750 SHARES	1,702,231	1,970,784
	TOROMONT INDUSTRIES	9,060 SHARES	272,610	217,990
	TOSOH CORP	127,000 SHARES	514,783	282,487
	TOYO SEIKAN KAISHA	25,100 SHARES	453,275	448,054
	TRANSALTA CORP	800 SHARES	25,072	25,910
	TRANSOCEAN INC	14,110 SHARES	1,997,037	1,349,419
	TROY RESOURCES	13,500 SHARES	36,657	10,833
	TSUGAMI CORP	6,000 SHARES	28,686	17,014
	TUI	88,800 SHARES	1,849,381	1,215,559
	TULLOW OIL	37,687 SHARES	669,466	581,027
	TURNERS & GROWERS LTD	790 SHARES	9,866	11,389
	UBISOFT ENTERTAIN	10,080 SHARES	19,921	8,397

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,	(D) COSTS OF	(E) PROCEEDS OF
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	ACQUISITIONS	DISPOSITION

	COMMON STOCK (CONTINUED):
	URALITA	24,330 SHARES	2,270,389	2,138,012
	UK COAL	153,483 SHARES	1,681,543	1,141,907
	UMICORE	57,840 SHARES	2,226,310	1,275,753
	UNIDEN CORP	28,000 SHARES	166,276	150,394
	UNILEVER	77,256 SHARES	2,062,056	2,299,732
	UNION FENOSA	198,000 SHARES	4,249,373	5,191,526
	UNITED ENGINEERS	80,000 SHARES	204,121	175,932
	UNITED FOOD HOLDINGS	781,000 SHARES	92,872	34,192
	UNITED STATES STEEL CORP	5,970 SHARES	882,051	479,347
	VALEO	46,000 SHARES	1,812,744	668,308
	VEDANTA RESOURCES	11,010 SHARES	383,596	306,529
	VEGA GROUP	32,000 SHARES	169,287	172,786
	VENTURE PRODUCTION	76,457 SHARES	1,100,246	396,404
	VIAGGI DEL VENTAGLIO	18,023 SHARES	11,430	6,320
	VICTORY CITY INT’L HLDGS	92,000 SHARES	29,120	6,585
	VILMORIN ET CIE	4,767 SHARES	771,712	857,452
	WELLPOINT INC	27,940 SHARES	1,994,706	1,495,219
	WESFARMERS	63,932 SHARES	2,294,281	1,037,512
	WESTERN AREAS	2,300 SHARES	15,652	7,706
	WHOLE FOODS MARKET INC	15,900 SHARES	505,342	179,766
	WING HANG HOLDINGS	5,000 SHARES	67,519	71,610
	WING TAI HOLDINGS	38,000 SHARES	86,307	58,978
	WOOD GROUP	222,000 SHARES	1,743,096	1,520,209
	WPP GROUP	9,127 SHARES	111,084	44,004
	XL CAPITAL	23,800 SHARES	416,255	235,933
	YAMAGUCHI FINANCIAL GROUP	57,000 SHARES	680,824	756,238
	YAMANA GOLD INC	34,866 SHARES	263,117	542,945
	YAMAZEN CO	100 SHARES	517	359
	YHI INTERNATIONAL	109,000 SHARES	21,390	10,198
	YOKOHAMA RUBBER CO	49,000 SHARES	285,351	229,119
	YONDENKO CORP	1,000 SHARES	5,529	4,738
	YURAKU REAL ESTATE CO	30,000 SHARES	176,015	43,834
	ZEON CORP	58,000 SHARES	285,807	175,344
	ZIMMER HOLDINGS INC	58,000 SHARES	1,373,611	1,233,012

	TOTAL CORPORATE STOCK — COMMON		320,762,926	219,375,335

	DERIVATIVES:
	BEACH PETROLEUM OPTION	30,139 SHARES	—	1,588
	BERKELEY GROUP HOLDINGS	3,298 SHARES	67,276	67,044
	BOBST AG	9,836 SHARES	—	44,024
	CHAMPION TECH HOLDINGS	205,987 SHARES	—	1,187
	GOODMAN GROUP	1,072,477 SHARES	3,186,143	727,231
	OTC USD ECAL	CALL SOCIETY, EX. 9/15/2008, 2,300,000	(57,730)	—
	OTC USD ECAL	CALL SOCIETY, EX. 8/07/2008, 300,000	(12,540)	(25,275)
	P/CALL US TREASURY NOTES	CALL SOCIETY, EX. 2/22/2008, 38	23,940	—
	P/PUT US TREASURY NOTES	PUT SOCIETY, EX. 2/22/2008, 24	14,073	—
	BC INTEREST RATE SWAP	SEMI-ANN, 3.93%, EX. 5/19/2013, 5,600,000	5,600,000	5,965,555
	CDS BARCLAYS	1,700,000 SHARES	1,700,000	1,700,000
	CDS BARCLAYS	QRTRLY, 1.40%, EX. 12/20/2012, 4,600,000	4,208,140	4,191,803

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,	(D) COSTS OF	(E) PROCEEDS OF
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	ACQUISITIONS	DISPOSITION

	DERIVATIVES — (CONTINUED):
	CDS BARCLAYS	127,040 SHARES	(127,040)	(127,057)
	CDS BRC	QRTRLY, 1.40%, EX. 12/20/2012, 5,200,000	4,590,689	4,275,326
	CDS CREDIT SUISSE	QRTRLY, 3.5%, EX. 6/20/2013, 73,326	(76,764)	(41,796)
	CDS GLM	QRTRLY, 1.55%, EX. 6/20/2013, 1,350,000	(1,375,560)	(1,353,918)
	CDS GOLDMAN	92,800 SHARES	(92,800)	(92,812)
	CDS GREENWICH	QRTRLY, 1.40%, EX. 12/20/2012, 1,200,000	1,151,098	1,083,987
	CDS GREENWICH	QRTRLY, 3.5%, EX. 6/20/2013, 700,000	719,166	702,789
	CDS GST	QRTRLY, 0.75%, EX. 6/20/2012, 5,600,000	4,989,898	4,792,299
	CDS LEHMAN	MONTHLY, 0.11%, EX. 5/25/2046, 1,300,000	962,000	857,738
	CDS	EX. 6/20/2012, 42,400	(42,400)	(42,402)
	CDS	EX. 12/20/2012, 7,000	(7,000)	(7,009)
	CDS	QRTRLY, 0.60%, EX. 12/20/2012, 5,600,000	5,494,413	5,420,361
	CDS	QRTRLY, 1.40%, EX. 12/20/2012, 3,800,000	3,586,270	3,568,084
	CDS	QRTRLY, 3.75%, EX. 12/20/2012, 700,000	624,750	630,438
	CDS	EX. 12/20/2017, 120,240	(120,240)	(120,257)
	CDS-CDX	EX. 6/20/2012, 148,080	(148,080)	(148,090)
	CDS-CDX	QRTRLY, 1.40%, EX. 12/20/2012, 19,500,000	18,094,953	16,214,413
	CDX	11,200,000 SHARES	6,045,250	6,181,712
	CDX	CALL SOCIETY, EX. 5/20/2008, 1,700,000	(12,620)	—
	CDX	QRTRLY, 1.40%, EX. 12/20/2012, 1,100,000	1,060,046	1,007,022
	CITIGROUP INC	400,000 SHARES	—	33,820
	CDX	EX. 4/21/2008, 1,900,000	(9,500)	—
	ECAL RECEIVER	CALL SOCIETY, EX. 03/20/2008, 1,200,000	(4,080)	—
	CDX	PUT SOCIETY, EX. 9/22/2008, 6,000,000	75,600	—
	GLM	PUT SOCIETY, EX. 9/22/2008, 12,000,000	(76,500)	—
	GOLDMAN SACHS GROUP INC	2,400,000 SHARES	53,007	53,007
	INTEREST RATE SWAP	QRTRLY, 2.8%, EX. 3/19/2018	—	62,102
	INTEREST RATE SWAP	SEMI-ANN, 3.75%, EX. 9/17/2013, 16,710,000	16,593,345	16,732,232
	INTEREST RATE SWAP	SEMI-ANN, 4.50%, EX. 9/17/2018, 1,840,000	1,849,513	1,868,522
	INTEREST RATE SWAP	SEMI-ANN, 5.00%, EX. 9/17/2038, 6,630,000	6,610,849	6,733,829
	INTEREST RATE SWAP	QRTRLY, 0.0%, EX. 6/17/2020, 1,600,000	1,600,000	1,531,309
	INTEREST RATE SWAP BARCLAYS	ANNUAL, 4.28%, EX. 4/11/2010, 12,100,000	19,090,170	16,501,439
	INTEREST RATE SWAP BARCLAYS	SEMI-ANN, 4.747%, EX. 4/11/2018, 2,500,000	3,944,250	3,411,412
	INTEREST RATE SWAP BARCLAYS	ANNUAL, 4.44%, EX. 5/12/2010, 1,700,000	2,621,485	2,199,052
	* INTEREST RATE SWAP BEAR STEARNS	QRTRLY, 2.92%, EX. 4/23/2018, 1,920,000	1,920,000	1,925,279
	INTEREST RATE SWAP CSFB	SEMI-ANN, 4.79%, EX. 6/2/2012, 16,500,000	16,500,000	16,015,125
	INTEREST RATE SWAP CSFB	QRTRLY, 2.681%, EX. 06/02/2020, 3,900,000	3,900,000	3,726,813
	INTESTEST RATE SWAP DEUTSCHE	ANNUAL, 4.25%, EX. 4/14/2010	—	(16,569)
	INTESTEST RATE SWAP DEUTSCHE	SEMI-ANN, 4.50%, EX. 9/17/2018, 10,710,000	10,740,668	10,890,151
	INTESTEST RATE SWAP DEUTSCHE	ANNUAL, 4.44%, EX. 4/14/2018	—	(5,007)
	INTESTEST RATE SWAP DEUTSCHE	SEMI-ANN, 3.75%, EX. 09/17/2013, 3,560,000	3,511,839	3,551,415
	INTESTEST RATE SWAP DUB	SEMI-ANN, 4.25%, EX. 03/18/2019, 11,130,000	10,820,576	12,013,133
	INTESTEST RATE SWAP EUR	400,000 SHARES	—	2,274
	INTESTEST RATE SWAP GBP	4,800,000 SHARES	43,073	—
	INTESTEST RATE SWAP GOLDMAN	SEMI-ANN, 4.50%, EX. 9/17/2018, 11,830,000	11,576,837	11,795,846
	INTESTEST RATE SWAP GREENWICH	QRTRLY, 2.92%, EX. 4/23/2018, 1,920,000	1,920,000	1,920,867
	INTESTEST RATE SWAP GST	SEMI-ANN, 4.00%, EX. 3/18/2014, 17,010,000	16,854,741	18,110,882
	INTESTEST RATE SWAP LEHMAN	QRTRLY, 0.00%, EX. 06/16/2012	—	228,768
	INTESTEST RATE SWAP LEHMAN	QRTRLY, 0.00%, EX. 06/16/2020	—	(150,264)

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,	(D) COSTS OF	(E) PROCEEDS OF
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	ACQUISITIONS	DISPOSITION

	DERIVATIVES — (CONTINUED):
	INTESTEST RATE SWAP LEHMAN	QRTRLY, 0.00%, EX. 06/17/2012	—	136,986
	INTESTEST RATE SWAP LEHMAN	SEMI-ANN, 5.32%, EX. 6/17/2020, 1,600,000	(1,600,000)	(1,616,479)
	INTESTEST RATE SWAP USD	QRTRLY, 3.22%, EX. 9/27/2020, 3,940,000	3,677,494	3,748,595
	INTESTEST RATE SWAP USD	SEMI-ANN, 4.00%, EX. 3/18/2014, 3,620,000	3,572,865	3,841,377
	INTESTEST RATE SWAP USD	QRTRLY, 0.00%, EX. 03/18/2019, 7,510,000	(7,401,698)	(7,394,220)
	INTESTEST RATE SWAP USD	48,900,000 SHARES	408,751	392,512
	INTESTEST RATE SWAP USD	SEMI-ANN, 0.00%, EX. 3/18/2016, 800,000	788,800	795,511
	INTESTEST RATE SWAP USD	QRTRLY, 0.00%, EX. 3/18/2016, 3,100,000	3,056,600	3,082,280
	INTESTEST RATE SWAP USD	800,000 SHARES	64,040	118,392
	INTESTEST RATE SWAP USD	SEMI-ANN, 4.52%, EX. 9/27/2012, 16,600,000	15,494,008	15,826,228
	INTESTEST RATE SWAP USD	SEMI-ANN, 4.25%, EX. 3/18/2019, 7,510,000	7,297,253	7,441,001
	P/PUT US TREASURY NOTES	PUT SOCIETY, EX. 11/21/2008, 1	36	—
	PAYER SWAPTION BRC	PUT SOCIETY, EX. 12/22/2008, 7,400,000	(46,620)	(113,654)
	PAYER SWAPTION CDX	PUT SOCIETY, EX. 12/22/2008, 3,700,000	46,620	131,362
	PAYER SWAPTION CDX	PUT SOCIETY, EX. 3/20/2008, 12,900,000	(68,710)	(306)
	PAYER SWAPTION CDX	PUT SOCIETY, EX. 2/20/2008, 5,000,000	(20,945)	—
	PAYER SWAPTION CDX	PUT SOCIETY, EX. 12/22/2008, 24,900,000	(415)	39,723
	RECEIVER SWAPTION CDX	CALL SOCIETY, EX. 4/21/2008, 3,700,000	(17,480)	—
	RECEIVER SWAPTION CDX	CALL SOCIETY, EX. 11/26/2007, 2,000,000	(8,400)	—
	RECEIVER SWAPTION CDX	CALL SOCIETY, EX. 3/20/2008, 6,400,000	(23,228)	—
	RECEIVER SWAPTION CDX	CALL SOCIETY, EX. 4/21/2008, 7,800,000	(40,820)	—
	RECEIVER SWAPTION CDX	PUT SOCIETY, EX. 03/20/2008, 1,900,000	(8,835)	—
	SWAPTION	PUT SOCIETY, EX. 1/22/2008, 2,300,000	(11,845)	—
	SWAPTION BARCLAYS	CALL SOCIETY, EX. 3/20/2008, 1,800,000	(4,658)	—
	SWAPTION BARCLAYS	CALL SOCIETY, EX. 4/21/2008, 2,900,000	(13,910)	—
	SWAPTION BARCLAYS	PUT SOCIETY, EX. 1/22/2008, 900,000	(4,320)	—
	SWAPTION BARCLAYS	CALL SOCIETY, EX. 6/20/2008, 4,200,000	46,080	—
	* SWAPTION BEAR	CALL SOCIETY, EX. 11/26/2007, 900,000	(4,230)	—
	SWAPTION CREDIT	PUT SOCIETY, EX. 8/22/2008, 2,800,000	(28,644)	—
	SWAPTION GOLDMAN	PUT SOCIETY, EX. 8/22/2008, 1,500,000	(22,800)	—
	SWAPTION GOLDMAN	PUT SOCIETY, EX. 8/15/2008, 3,700,000	(45,050)	—
	SWAPTION PAYER	PUT SOCIETY, EX. 2/20/2008, 6,100,000	(23,260)	—
	SWAPTION PAYER	PUT SOCIETY, EX. 1/22/2008, 6,400,000	(31,590)	—
	SWAPTION PAYER	PUT SOCIETY, EX. 1/20/2008, 2,700,000	(12,386)	—
	SWAPTION PAYER	PUT SOCIETY, EX. 2/22/2008, 1,200,000	(6,120)	—
	SWAPTION PAYER	PUT SOCIETY, EX. 5/15/2008, 5,600,000	(62,860)	—
	SWAPTION PAYER	PUT SOCIETY, EX. 2/21/2008, 8,200,000	(72,980)	—
	SWAPTION PAYER	PUT SOCIETY, EX. 4/21/2008, 3,840,000	(43,920)	—
	SWAPTION RECEIVER	CALL SOCIETY, EX. 4/21/2008, 15,820,000	99,124	—
	SWAPTION RECEIVER	CALL SOCIETY, EX. 5/20/2008, 7,400,000	58,715	—
	SWAPTION RECEIVER	CALL SOCIETY, EX. 6/20/2008, 5,500,000	47,165	—
	SWAPTION RECEIVER	CALL SOCIETY, EX. 9/14/2009, 3,422,000	(66,045)	(128,922)
	SWAPTION RECEIVER	CALL SOCIETY, EX. 11/02/2009, 2,770,000	(97,670)	(158,416)
	SWAPTION	PUT SOCIETY, EX. 1/22/2008, 6,000,000	(30,270)	—
	SWAPTION	CALL SOCIETY, EX. 3/20/2008, 2,500,000	(9,070)	(967)
	SWAPTION	CALL SOCIETY, EX. 4/21/2008, 1,920,000	(20,256)
	SWAPTION	PUT SOCIETY, EX. 11/28/2012, 1,800,000	(58,410)	(49,140)
	SWAPTION	CALL SOCIETY, EX. 11/28,2012, 1,800,000	(58,410)	(60,480)
	SWAPTION	CALL SOCIETY, EX. 11/06/2008, 1,700,000	(59,611)	(102,492)

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,	(D) COSTS OF	(E) PROCEEDS OF
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	ACQUISITIONS	DISPOSITION

	DERIVATIVES — (CONTINUED):
	SWAPTION LEHMAN	CALL SOCIETY, EX. 5/20/2008, 3,000,000	75,000	—
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 11/21/2008, 65	(50,332)	(5,619)
	W/CALL US TREASURY NOTES	PUT SOCIETY, EX. 3/16/2009, 28	(11,935)	(2,065)
	W/CALL US TREASURY NOTES	PUT SOCIETY, EX. 11/21/2008, 166	(97,139)	—
	W/CALL US TREASURY NOTES	PUT SOCIETY, EX. 12/23/2008, 40	(38,019)	—
	W/CALL US TREASURY NOTES	PUT SOCIETY, EX. 2/22/2008, 5	(4,376)
	W/CALL US TREASURY NOTES	PUT SOCIETY, EX. 2/20/2008, 23	(40,236)	(10,896)
	DEC08 10 YEAR TREASURY NOTE FUTURE	EX. 12/19/2008, SIZE 100,000, 758	—	(3,286,921)
	DEC08 EURO BUND FUTURE	EX. 12/08/2008, SIZE 100,000, 29	—	(352,047)
	JUN08 EURO BOBL FUTURE	EX. 6/06/2008, SIZE 100,000, 8	—	5,179
	SEP08 EURO BOBL FUTURE	EX. 9/08/2008, SIZE 100,000 8	—	10,616
	MAR09 EURO BUND FUTURE	EX. 3/06/2009, SIZE 100,000 29	—	5,623
	SEP08 EURO BUND FUTURE	EX. 9/08/2008, SIZE 100,000 4	—	7,330
	SEP08 EURO BUND FUTURE	EX. 9/08/2008, SIZE 100,000 107	—	53,466
	JUN08 EURO BUND FUTURE	EX. 6/06/2008, SIZE 100,000, 3	—	3,180
	JUN08 EURO BUND FUTURE	EX. 6/06/2008, SIZE 100,000, 41	—	246,083
	JUN08 EURO SCHATZ FUTURE	EX. 6/06/2008, SIZE 100,000, 37	—	39,842
	SEP08 EURO SCHATZ FUTURE	EX. 9/08/2008, SIZE 100,000, 37	—	38,567
	MAR08 EURO BUND FUTURE	EX. 3/06/2008, SIZE 100,000, 4	—	(1,302)
	DEC08 JPN 10YR BOND FUTURE	EX. 12/11/2008, SIZE 100,000, 6	—	(128,635)
	JUN08 JPN 10YR BOND FUTURE	EX. 6/11/2008, SIZE 100,000, 1	—	10,760
	MAR09 JPN 10YR BOND FUTURE	EX. 3/11/2009, SIZE 100,000, 5	—	8,296
	DEC08 TREASURY BOND FUTURE	EX. 12/19/2008, SIZE 100,000, 135	—	527,316
	SEP08 TREASURY BOND FUTURE	EX. 9/19/2008, SIZE 100,000, 199	—	292,368
	DEC08 TREASURY BOND FUTURE	EX. 12/19/2008, SIZE 100,000, 6	—	(32,624)
	SEPT08 TREASURY BOND FUTURE	EX. 9/19/2008, SIZE 100,000, 123	—	275,166
	JUN08 US LONG BOND FUTURE	EX. 6/19/2008, SIZE 100,000, 338	—	208,917
	JUN08 US LONG BOND FUTURE	EX. 6/19/2008, SIZE 100,000, 204	—	(2,908)
	JUN08 US 10YR NOTE FUTURE	EX. 6/19/2008, SIZE 100,000, 42	—	(81,795)
	JUN08 US 10YR NOTE FUTURE	EX. 6/19/2008, SIZE 100,000, 980	—	(1,856,386)
	JUN08 US 10YR NOTE FUTURE	EX. 6/19/2008, SIZE 100,000, 22	—	(31,845)
	JUN08 US 10YR NOTE FUTURE	EX. 6/19/2008, SIZE 100,000, 514	—	(253,923)
	MAR08 US 10YR NOTE FUTURE	EX. 3/19/2008, SIZE 100,000, 11	—	9,109
	MAR08 US 10YR NOTE FUTURE	EX. 3/19/2008, SIZE 100,000, 266	—	15,651
	SEP08 US 10YR NOTE FUTURE	EX. 9/19/2008, SIZE 100,000, 123	—	(336,668)
	SEP08 US 10YR NOTE FUTURE	EX. 9/19/2008, SIZE 100,000, 393	—	348,434
	JUN08 US 5 YR NOTE FUTURE	EX. 6/30/2008, SIZE 100,000, 234	—	46,062
	JUN08 US 5 YR NOTE FUTURE	EX. 6/30/2008, SIZE 100,000, 167	—	(147,592)
	SEP08 US 5 YR NOTE FUTURE	EX. 9/30/2008, SIZE 100,000, 164	—	(18,849)
	DEC08 US 10YR NOTE FUTURE	EX. 12/19/2008, SIZE 100,000, 319	—	(883,659)
	DEC08 US 2YR NOTE FUTURE	EX. 12/31/2008, SIZE 200,000, 2	—	10,334
	SEP08 US 2YR NOTE FUTURE	EX. 9/30/2008, SIZE 200,000, 2	—	6,771
	DEC08 US 2YR NOTE FUTURE	EX. 12/31/2008, SIZE 200,000, 5	—	(27,238)
	JUN08 US 2YR NOTE FUTURE	EX. 6/29/2008, SIZE 200,000, 123	—	128,195
	SEP08 US 2YR NOTE FUTURE	EX. 9/30/2008, SIZE 200,000, 110,000	—	83,925
	DEC09 2MO EURO FUTURE	EX. 12/14/2009, SIZE 250,000, 10	—	39,509
	MAR09 2MO EURO FUTURE	EX. 3/16/2009, SIZE 250,000, 6	—	(36,093)
	DEC08 5YR T NOTES FUTURE	EX. 12/31/2008, SIZE 100,000, 51	—	337,412
	DEC08 5YR T NOTES FUTURE	EX. 12/31/2008, SIZE 100,000, 33	—	(133,611)

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,	(D) COSTS OF	(E) PROCEEDS OF
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	ACQUISITIONS	DISPOSITION

	DERIVATIVES — (CONTINUED):
	MAR09 5 YR T NOTES FUTURE	EX. 3/31/2009, SIZE 100,000, 20	—	(20,216)
	SEP08 5 YR T NOTES FUTURE	EX. 9/30/2008, SIZE 100,000, 80	—	6,239
	MAR09 90DAY STERLING FUTURE	EX. 3/18/2009, SIZE 125,000, 18	—	3,225
	W/CALL EURO DOLLAR	CALL SOCIETY, EX. 03/15/2008, 30	(5,100)	—
	W/CALL EURO DOLLAR	CALL SOCIETY, EX. 03/17/2008, 60	(13,575)	—
	W/CALL EURO DOLLAR	CALL SOCIETY, EX. 02/15/2008, 45	(14,963)	—
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 06/20/2008, 18	(13,098)	—
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 08/22/2008, 88	(71,097)	(15,793)
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 05/23/2008, 41	(51,195)	—
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 05/23/2008, 71	(85,016)	—
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 11/21/2008, 45	(30,029)	—
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 05/23/2008, 55	(67,959)	—
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 11/21/2008, 2	(1,339)	—
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 05/23/2008, 19	(21,565)	(641)
	W/CALL US TREASURY BONDS	CALL SOCIETY, EX. 11/21/2008, 19	(15,639)	—
	W/CALL US TREASURY BONDS	CALL SOCIETY, EX. 2/22/2008, 15	(6,363)	(5,665)
	W/CALL US TREASURY BONDS	CALL SOCIETY, EX. 3/20/2008, 22	(23,453)	—
	W/CALL US TREASURY BONDS	CALL SOCIETY, EX. 8/22/2008, 8	(5,480)	(6,745)
	W/CALL US TREASURY BONDS	CALL SOCIETY, EX. 8/22/2008, 17	(17,940)	(6,015)
	W/CALL US TREASURY BONDS	CALL SOCIETY, EX. 3/20/2008, 23	(18,744)	(4,140)
	W/CALL US TREASURY BONDS	CALL SOCIETY, EX. 5/23/2008, 23	(39,807)	(21,766)
	W/CALL US TREASURY BONDS	CALL SOCIETY, EX. 8/22/2008, 31	(36,658)	—
	W/CALL US TREASURY BONDS	CALL SOCIETY, EX. 2/22/2008, 16	(2,795)	—
	W/CALL US TREASURY BONDS	CALL SOCIETY, EX. 3/20/2008, 15	(13,644)	—
	W/CALL US TREASURY BONDS	CALL SOCIETY, EX. 3/20/2008, 8	(7,460)	—
	W/CALL US TREASURY BONDS	CALL SOCIETY, EX. 8/22/2008, 17	(20,660)	—
	W/CALL US TREASURY BONDS	CALL SOCIETY, EX. 1/25/2008, 8	(1,710)	—
	W/CALL US TREASURY BONDS	CALL SOCIETY, EX. 2/22/2008, 8	(3,085)	—
	W/CALL US TREASURY BONDS	CALL SOCIETY, EX. 8/22/2008, 17	(19,375)	—
	W/CALL US TREASURY BONDS	CALL SOCIETY, EX. 11/21/2008, 5	(4,128)	—
	W/CALL US TREASURY BONDS	CALL SOCIETY, EX. 2/22/2008, 16	(10,460)	—
	W/CALL US TREASURY BONDS	CALL SOCIETY, EX. 11/21/2008, 65	(5,329)	—
	W/CALL US TREASURY BONDS	CALL SOCIETY, EX. 5/23/2008, 12	(18,983)	—
	W/CALL US TREASURY BONDS	CALL SOCIETY, EX. 11/21/2008, 36	(37,226)	—
	W/CALL US TREASURY BONDS	CALL SOCIETY, EX. 11/21/2008, 36	(36,383)	—
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 11/21/2008, 473	(532,541)	—
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 8/22/2008, 29	(22,511)	—
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 8/22/2008, 80	(68,600)	(32,813)
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 8/22/2008, 28	(20,204)	—
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 11/21/2008, 37	(35,940)	—
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 8/22/2008, 11	(10,429)	—
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 8/22/2008, 14	(9,336)	—
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 11/21/2008, 36	(32,773)	—
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 8/22/2008, 94	(66,796)	(11,016)
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 2/22/2008, 47	(10,624)	—
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 8/22/2008, 90	(73,738)	(653)
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 1/25/2008, 15	(2,144)	—
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 2/22/2008, 110	(59,513)	(5,951)
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 3/20/2008, 38	(23,091)	—

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,	(D) COSTS OF	(E) PROCEEDS OF
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	ACQUISITIONS	DISPOSITION

	DERIVATIVES — (CONTINUED):
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 5/23/2008, 52	(45,990)	(4,763)
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 8/22/2008, 19	(15,343)	(473)
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 11/21/2008, 52	(33,709)	—
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 11/21/2008, 71	(63,411)	—
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 2/22/2008, 61	(44,242)	—
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 3/20/2008, 23	(12,479)	(11,325)
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 5/23/2008, 302	(350,974)	(76,080)
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 8/22/2008, 144	(137,155)	(9,945)
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 2/22/2008, 8	(4,960)	—
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 5/23/2008, 22	(14,328)	—
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 8/22/2008, 20	(6,775)	—
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 11/21/2008, 59	(41,908)	—
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 11/21/2008, 29	(13,902)	—
	W/CALL US TREASURY NOTES	CALL SOCIETY, EX. 5/23/2008, 30	(17,428)	(5,231)
	W/CALL US TRESURY NOTE 5 YR	CALL SOCIETY, EX. 8/22/2008, 28	(8,641)	—
	W/CALL US TRESURY NOTE 5 YR	CALL SOCIETY, EX. 3/20/2008, 36	(16,258)	—
	W/CALL US TRESURY NOTE 5 YR	CALL SOCIETY, EX. 10/24/2008, 36	(19,508)	—
	W/PUT EURO DOLLAR OPTION	PUT SOCIETY, EX. 3/17/2008, 7	(1,365)	—
	W/PUT EURO DOLLAR OPTION	PUT SOCIETY, EX. 3/17/2008, 19	(3,518)	—
	W/PUT EURO DOLLAR OPTION	PUT SOCIETY, EX. 6/16/2008, 65	(10,575)	—
	W/PUT EURO DOLLAR OPTION	PUT SOCIETY, EX. 3/17/2008, 71	(12,208)	—
	W/PUT EURO DOLLAR OPTION	PUT SOCIETY, EX. 6/16/2008, 45	(22,838)	—
	W/PUT EURO DOLLAR OPTION	PUT SOCIETY, EX. 3/17/2008, 45	(11,025)	—
	W/PUT EURO DOLLAR OPTION	PUT SOCIETY, EX. 3/17/2008, 45	(7,075)	—
	W/PUT EURO DOLLAR OPTION	PUT SOCIETY, EX. 6/16/2008, 15	(3,488)	—
	W/PUT EURO DOLLAR OPTION	PUT SOCIETY, EX. 3/17/2008, 182	(51,715)	—
	W/PUT EURO DOLLAR OPTION	PUT SOCIETY, EX. 6/16/2008, 59	(17,793)	—
	W/PUT EURO DOLLAR OPTION	PUT SOCIETY, EX. 6/16/2008, 30	(10,525)	—
	W/PUT EURO DOLLAR OPTION	PUT SOCIETY, EX. 9/15/2008, 75	(30,563)	—
	W/PUT US TREASURY NOTE	PUT SOCIETY, EX. 8/22/2008, 34	(25,634)	—
	W/PUT US TREASURY NOTE	PUT SOCIETY, EX. 5/23/2008, 20	(21,494)	—
	W/PUT US TREASURY NOTE	PUT SOCIETY, EX. 6/20/2008, 18	(6,143)	—
	W/PUT US TREASURY NOTE	PUT SOCIETY, EX. 8/22/2008, 36	(25,785)	—
	W/PUT US TREASURY NOTE	PUT SOCIETY, EX. 11/21/2008, 28	(15,755)	(9,367)
	W/PUT US TREASURY NOTE	PUT SOCIETY, EX. 5/23/2008, 41	(46,663)	—
	W/PUT US TREASURY NOTE	PUT SOCIETY, EX. 5/23/2008, 72	(60,889)	—
	W/PUT US TREASURY NOTE	PUT SOCIETY, EX. 11/21/2008, 51	(26,948)	—
	W/PUT US TREASURY NOTE	PUT SOCIETY, EX. 5/23/2008, 24	(30,989)	(25,725)
	W/PUT US TREASURY NOTE	PUT SOCIETY, EX. 2/22/2008, 15	(9,769)	—
	W/PUT US TREASURY BOND	PUT SOCIETY, EX. 8/22/2008, 8	(4,230)	—
	W/PUT US TREASURY BOND	PUT SOCIETY, EX. 5/23/2008, 15	(7,425)	—
	W/PUT US TREASURY BOND	PUT SOCIETY, EX. 1/25/2008, 14	(6,274)	—
	W/PUT US TREASURY BOND	PUT SOCIETY, EX. 5/23/2008, 31	(46,267)	(4,828)
	W/PUT US TREASURY BOND	PUT SOCIETY, EX. 5/23/2008, 31	(53,579)	(474)
	W/PUT US TREASURY BOND	PUT SOCIETY, EX. 1/25/2008, 22	(7,671)	—
	W/PUT US TREASURY BOND	PUT SOCIETY, EX. 1/25/2008, 30	(13,100)	—
	W/PUT US TREASURY BOND	PUT SOCIETY, EX. 2/22/2008, 60	(41,278)	(20,490)
	W/PUT US TREASURY BOND	PUT SOCIETY, EX. 2/22/2008, 50	(38,000)	(32,033)
	W/PUT US TREASURY BOND	PUT SOCIETY, EX. 2/22/2008, 16	(2,920)	(2,080)

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,	(D) COSTS OF	(E) PROCEEDS OF
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	ACQUISITIONS	DISPOSITION

	DERIVATIVES — (CONTINUED):
	W/PUT US TREASURY BOND	PUT SOCIETY, EX. 5/23/2008, 15	(18,206)	—
	W/PUT US TREASURY BOND	PUT SOCIETY, EX. 1/25/2008, 12	(9,112)	—
	W/PUT US TREASURY BOND	PUT SOCIETY, EX. 1/25/2008, 8	(1,960)	—
	W/PUT US TREASURY BOND	PUT SOCIETY, EX. 2/22/2008, 8	(8,460)	—
	W/PUT US TREASURY NOTES	PUT SOCIETY, EX. 8/22/2008, 31	(20,251)	—
	W/PUT US TREASURY NOTES	PUT SOCIETY, EX. 8/22/2008, 28	(26,110)	—
	W/PUT US TREASURY NOTES	PUT SOCIETY, EX. 8/22/2008, 63	(40,060)	(9,765)
	W/PUT US TREASURY NOTES	PUT SOCIETY, EX. 5/24/2008, 15	(18,550)	—
	W/PUT US TREASURY NOTES	PUT SOCIETY, EX. 11/21/2008, 36	(30,758)	—
	W/PUT US TREASURY NOTES	PUT SOCIETY, EX. 2/22/2008, 8	(5,960)	—
	W/PUT US TREASURY NOTES	PUT SOCIETY, EX. 5/23/2008, 192	(183,118)	(12,671)
	W/PUT US TREASURY NOTES	PUT SOCIETY, EX. 2/22/2008, 38	(9,310)	—
	W/PUT US TREASURY NOTES	PUT SOCIETY, EX. 1/25/2008, 8	(5,882)	—
	W/PUT US TREASURY NOTES	PUT SOCIETY, EX. 2/22/2008, 99	(40,974)	—
	W/PUT US TREASURY NOTES	PUT SOCIETY, EX. 10/24/2008, 36	(31,383)	—
	W/PUT US TREASURY NOTES	PUT SOCIETY, EX. 11/21/2008, 76	(61,573)	—
	W/PUT US TREASURY NOTES	PUT SOCIETY, EX. 1/25/2008, 71	(30,442)	—
	W/PUT US TREASURY NOTES	PUT SOCIETY, EX. 2/22/2008, 152	(72,568)	—
	W/PUT US TREASURY NOTES	PUT SOCIETY, EX. 1/25/2008, 15	(7,425)	—
	W/PUT US TREASURY NOTES	PUT SOCIETY, EX. 2/22/2008, 46	(23,489)	—
	W/PUT US TREASURY NOTES	PUT SOCIETY, EX. 5/23/2008, 77	(52,865)	(12,903)
	W/PUT US TREASURY NOTES	PUT SOCIETY, EX. 11/21/2008, 130	(121,131)	—
	W/PUT US TREASURY NOTES	PUT SOCIETY, EX. 1/25/2008, 23	(6,713)	—
	W/PUT US TREASURY NOTES	PUT SOCIETY, EX. 2/22/2008, 27	(8,053)	(6,243)
	W/PUT US TREASURY NOTES	PUT SOCIETY, EX. 3/20/2008, 24	(8,005)	—
	W/PUT US TREASURY NOTES	PUT SOCIETY, EX. 10/24/2008, 36	(23,164)	—
	W/PUT US TREASURY NOTES	PUT SOCIETY, EX. 1/25/2008, 8	(1,210)	—
	W/PUT US TREASURY NOTES	PUT SOCIETY, EX. 11/21/2008, 33	(36,741)	(930)
	W/PUT US TREASURY NOTES	PUT SOCIETY, EX. 2/22/2008, 23	(15,338)	(14,333)
	W/PUT US TREASURY NOTES	PUT SOCIETY, EX. 3/20/2008, 46	(20,614)	—
	W/PUT US TREASURY NOTES	PUT SOCIETY, EX. 4/25/2008, 95	(68,963)	—
	W/PUT US TREASURY NOTES	PUT SOCIETY, EX. 3/20/2008, 8	(2,710)	—
	W/PUT US TREASURY NOTE 5 YR	PUT SOCIETY, EX. 8/22/2008, 28	(8,610)	—
	W/PUT US TREASURY NOTE 5 YR	PUT SOCIETY, EX. 1/25/2008, 8	(1,834)	—
	W/PUT US TREASURY NOTE 5 YR	PUT SOCIETY, EX. 8/22/2008, 14	(7,367)	—
	W/PUT US TREASURY NOTE 5 YR	PUT SOCIETY, EX. 1/25/2008, 15	(4,018)	—
	W/PUT US TREASURY NOTE 5 YR	PUT SOCIETY, EX. 10/24/2008, 36	(11,069)	—
	W/PUT US TREASURY NOTE 5 YR	PUT SOCIETY, EX. 11/21/2008, 33	(19,037)	—
	W/PUT US TREASURY NOTE 5 YR	PUT SOCIETY, EX. 2/22/2008, 8	(2,584)	—
	W/PUT US TREASURY NOTE 5 YR	PUT SOCIETY, EX. 3/20/2008, 32	(8,058)	—
	W/PUT US TREASURY NOTE 5 YR	PUT SOCIETY, EX. 5/23/2008, 4	(2,729)	—
	W/PUT US TREASURY NOTE 5 YR	PUT SOCIETY, EX. 3/20/2008, 38	(11,059)	—

	TOTAL DERIVATIVES		210,349,779	205,284,139

	SECURITIES SOLD SHORT:
	INTEREST RATE SWAP	QRTRLY, 2.72%, EX. 5/19/2013, 5,600,000	(5,600,000)	(5,604,220)
	CDS BARCLAYS	QRTRLY, 3.5%, EX. 6/20/2013, 1,700,000	(1,759,036)	(1,728,755)
	CDS BARCLAYS	EX. 12/2/0/2012, 4,600,000	(4,600,000)	(4,600,000)
	CDS CREDIT SUISSE FIRST BOSTON INC	900,000 SHARES	(900,000)	(900,000)

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

		(C) DESCRIPTION OF INVESTMENT INCLUDING
	(B) IDENTITY OF ISSUE, BORROWER,	MATURITY DATE, RATE OF INTEREST,	(D) COSTS OF	(E) PROCEEDS OF
(A)	LESSOR, OR SIMILAR PARTY	COLLATERAL, PAR, OR MATURITY VALUE	ACQUISITIONS	DISPOSITION

	SECURITIES SOLD SHORT — (CONTINUED):
	CDS GLM	QRTRLY, 1.55%, EX. 6/20/2013, 4,650,000	(4,738,039)	(4,668,918)
	CDS GREENWHICH CAPITAL	EX. 6/20/2012, 1,400,000	(1,400,000)	(1,400,000)
	CDS GREENWHICH CAPITAL	EX. 6/20/2013, 700,000	(700,000)	(700,000)
	CDS GREENWHICH CAPITAL	EX. 12/20/2012, 1,200,000	(1,200,000)	(1,200,000)
	CDS LEHMAN	EX. 5/25/2045, 1,300,000	(1,300,000)	(1,300,000)
	CDS	EX. 1/25/2038, 100,000	(100,000)	(100,000)
	CDS	EX. 6/20/2012, 6,838,600	(6,838,600)	(6,838,600)
	CDS	EX. 12/20/2012, 7,400,000	(7,400,000)	(7,400,000)
	CDS	EX. 12/20/2017, 2,700,000	(2,700,000)	(2,700,000)
	CDS ABX	EX. 6/25/2038, 500,000	(500,000)	(500,000)
	CDS CDX	EX. 12/20/2012, 31,596,000	(31,596,000)	(31,596,000)
	INTEREST RATE SWAP	QRTRLY, 0.00%, EX. 9/17/2018, 10,710,000	(10,588,602)	(10,709,304)
	FEDERAL NATIONAL MORTGAGE ASSOC	5.50%, EX. 6/25/2039, 61,300,000	(61,565,594)	(61,565,594)
	FEDERAL NATIONAL MORTGAGE ASSOC	5.50%, EX. 8/25/2039, 61,300,000	(60,015,334)	(60,015,334)
	FEDERAL NATIONAL MORTGAGE ASSOC	6.00%, EX. 8/25/2039, 7,900,000	(7,931,508)	(7,983,938)
	INTEREST RATE SWAP	QRTRLY, 0.00%, EX. 9/17/2013, 16,710,000	(16,517,434)	(16,707,825)
	FEDERAL NATIONAL MORTGAGE ASSOC	QRTRLY, 0.00%, EX. 9/17/2038, 6,630,000	(6,545,633)	(6,553,922)
	INTEREST RATE SWAP BARCLAYS	SEMI ANN, 4.74%, EX. 4/11/2010, 12,100,000	(19,090,170)	(16,511,232)
	INTEREST RATE SWAP BARCLAYS	ANNUAL, 4.46%, EX. 4/11/2018, 2,500,000	(3,944,250)	(3,417,527)
	INTEREST RATE SWAP BARCLAYS	SEMI ANN, 4.74%, EX. 4/11/2010, 12,100,000	(2,621,485)	(2,173,535)
	* INTEREST RATE SWAP BEAR STEARNS	SEMI ANN, 4.80%, EX. 4/23/2018, 1,920,000	(1,920,000)	(2,231,146)
	INT RT SWP CREDIT SUISSE FRST BSTN INC	QRTRLY, 2.68%, EX. 6/2/2012, 16,500,000	(16,500,000)	(15,766,691)
	INT RT SWP CREDIT SUISSE FRST BSTN INC	SEMI ANN, 5.22%, EX. 6/02/2020, 3,900,000	(3,900,000)	(3,908,861)
	INTEREST RATE SWAP DEUTSCHE	QRTRLY, 0.00%, 9/17/2013, 3,560,000	(3,517,796)	(3,558,840)
	INTEREST RATE SWAP DUB	QRTRLY, 0.00%, 3/18/2019, 11,130,000	(10,969,628)	(11,068,603)
	INTEREST RATE SWAP GOLDMAN SACHS	QRTRLY, 0.00%, 9/17/2018, 13,670,000	(13,515,442)	(13,610,005)
	INTEREST RATE SWAP GREENWICH	SEMI ANN, 4.85%, EX. 4/23/2018, 1,920,000	(1,920,000)	(1,940,034)
	INTEREST RATE SWAP GST	QRTRLY, 0.00%, 3/18/2014, 17,010,000	(16,767,182)	(16,922,349)
	INTEREST RATE SWAP USD BRC	SEMI ANN, 4.91%, EX. 9/27/2020, 3,940,000	(3,677,494)	(3,736,925)
	INTEREST RATE SWAP USD DUB	QRTRLY, 0.00%, 3/18/2014, 3,620,000	(3,567,358)	(3,601,346)
	INTEREST RATE SWAP USD	SEMI ANN, 4.40%, EX. 3/18/2016, 3,900,000	(3,842,350)	(4,274,157)
	INTEREST RATE SWAP USD BRC	QRTRLY, 0.00%, 9/27/2012, 16,600,000	(15,494,008)	(15,791,165)
	FEDERAL HOME LOAN MTG CORP	6.00%, EX. 1/15/2039, 500,000	(511,836)	(515,469)
	FEDERAL HOME LOAN MTG CORP	5.50%, EX. 6/15/2039, 7,800,000	(7,871,906)	(7,871,906)
	US TREASURY NOTES	SEMI ANN, 4.25%, EX. 8/15/2014, 1,800,000	(2,008,720)	(2,057,906)
	US TREASURY NOTES	SEMI ANN, 2.50%, EX. 3/31/2013, 200,000	(205,036)	(212,555)
	US TREASURY NOTES	SEMI ANN, 4.75%, EX. 8/15/2017, 900,000	(1,045,083)	(1,044,746)
	US TREASURY NOTES	SEMI ANN, 4.125%, EX. 8/31/2012, 700,000	(765,822)	(775,030)

	TOTAL SECURITIES SOLD SHORT		(368,151,346)	(365,762,438)

	OTHER:
	CASH COLLATERAL/MONEY MARKET	4,700,000 SHARES	4,700,000	4,700,000
	BANCO ITAU HOLDING FINANCEIRA	55,198 SHARES	1,239,495	1,158,878

	TOTAL SECURITIES SOLD SHORT		5,939,495	5,858,878

	TOTAL INVESTMENTS		$226,720,932	$120,911,453

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF REPORTABLE TRANSACTIONS
FOR THE YEAR ENDED DECEMBER 31, 2008
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4J)

						(H) CURRENT
				(F) EXPENSE		VALUE OF
(A) IDENTITY	(B) DESCRIPTION OF ASSET (INCLUDE			INCURRED		ASSET ON
OF PARTY	INTEREST RATE AND MATURITY IN	(C) PURCHASE	(D) SELLING	WITH	(G) COST OF	TRANSACTION	(I) NET GAIN
INVOLVED	CASE OF A LOAN)	PRICE	PRICE	TRANSACTION	ASSET	DATE	OR (LOSS)

	SERIES OF TRANSACTIONS — SCHEDULE H, PART IV, LINE 4J
*	JPMORGAN CHASE & CO COM STOCK, 116 BUYS	VARIOUS		435,796	967,992,411	967,556,627	435,784
*	JPMORGAN CHASE & CO COM STOCK, 107 SELLS		VARIOUS	445,473	977,992,562	1,028,638,185	(50,645,623)
*	JPMORGAN DOM LIQUIDITY FUND, 1,319 BUYS	1.00		—	3,242,447,074	3,242,447,074	—
*	JPMORGAN DOM LIQUIDITY FUND, 1,490 SELLS		1.00	—	3,506,325,170	3,506,325,170	—
*	JPMORGAN U.S. GOV’T CAPITAL, 445 BUYS	1.00		—	1,594,111,843	1,594,111,843	—
*	JPMORGAN U.S. GOV’T CAPITAL, 495 SELLS		1.00	—	1,138,062,236	1,138,062,236	—
	BGI EQUITY INDEX FUND , 79 BUYS	VARIOUS		—	401,241,116	401,241,116	—
	BGI EQUITY INDEX FUND , 194 SELLS		VARIOUS	—	263,719,246	254,898,971	8,820,275

NOTE 1: THE THRESHOLD FOR REPORTING TRANSACTIONS UNDER DEPARTMENT OF LABOR PROVISIONS IS FIVE PERCENT OF THE FAIR VALUE OF THE PLAN’S NET ASSETS AT THE BEGINNING OF THE YEAR OF $13,145,754,803. FIVE PERCENT OF THIS AMOUNT IS $657,287,740.

	NOTE 2: COLUMN ‘(E) LEASE RENTAL’ HAS BEEN OMITTED, AS THERE IS NO DATA TO REPORT IN THIS COLUMN.

	* PARTY-IN-INTEREST INVESTMENTS

INDEX TO EXHIBITS
SEQUENTIALLY NUMBERED

Exhibit No.	Exhibits	Page At Which Located

23.1	Consent of Independent Registered Public Accounting Firm	80

SIGNATURE
The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Annual Report on Form 11-K to be signed on its behalf by the undersigned hereunto duly authorized.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
By:	/s/ Louis Rauchenberger
Louis Rauchenberger
JPMorgan Chase & Co. Managing Director and Controller (Principal Accounting Officer)

Date: June 23, 2009